UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Sizeler Property Investors, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share, and 9.75% Series B Cumulative Redeemable

Preferred Stock, par value $0.0001 per share.

(2)	Aggregate number of securities to which transaction applies:

22,044,615 shares of Sizeler capital stock, comprised of (i) 21,469,074 shares of common stock outstanding as of August 29, 2006; (ii) 329,001 shares of common stock underlying options with an exercise price of less than $15.10 and (iii) 246,540 shares of Sizeler 9.75% Series B

Cumulative Redeemable Preferred Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$15.10 per share of common stock; $15.10 minus the weighted average exercise price of

$11.50 per share underlying options with an exercise price of less than $15.10; $25.00 per share of 9.75% Series B Cumulative Redeemable Preferred Stock.

(4)	Proposed maximum aggregate value of transaction:

$331,530,921

(5)	Total fee paid:

$35,473.81

☒    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SIZELER PROPERTY INVESTORS, INC.

2542 WILLIAMS BOULEVARD

KENNER, LOUISIANA 70062

[                     ], 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Sizeler Property Investors, Inc., which will be held at [Location and Address] on [Day], [Date] at [Time] local time. Only holders of Sizeler’s common stock and 9.75% Series B Cumulative Redeemable Preferred Stock at the close of business on September 19, 2006 will be entitled to notice of and to vote at the special meeting.

At the special meeting, our common stockholders will be asked to consider and vote on a proposal to approve the merger of Sizeler with and into Revenue Properties (Sizeler) Inc., a subsidiary of Revenue Properties Company Limited, as contemplated by the Agreement and Plan of Merger, dated as of August 18, 2006, by and among Sizeler, Revenue Properties Company Limited and Revenue Properties (Sizeler) Inc. If the holders of a majority of the outstanding shares of Sizeler common stock approve the merger and the merger is subsequently completed, Sizeler will become an indirect wholly-owned subsidiary of Revenue Properties Company Limited and you will receive $15.10 in cash plus applicable dividends, without interest and less any applicable withholding taxes, in exchange for each share of Sizeler common stock that you own. In addition, the holders of Sizeler’s Series B preferred stock will be asked to consider and vote on a proposal to approve the exchange of Sizeler’s 9.75% Series B Cumulative Redeemable Preferred Stock for cash. Holders of Sizeler’s Series B preferred stock are not entitled to vote on the merger and approval of the Sizeler Series B preferred stock exchange is not a condition to completion of the merger.

After careful consideration, our board of directors has determined that the merger and the Sizeler Series B preferred stock exchange are advisable and fair to, and in the best interests of, Sizeler and its stockholders and recommends that our common stockholders vote FOR the approval of the merger and that our Series B preferred stockholders vote FOR the approval of the exchange of the Sizeler Series B preferred stock exchange.

The accompanying document provides a detailed description of the proposed merger and the merger agreement and the Sizeler Series B preferred stock exchange. We urge you to read the enclosed materials carefully. If you have any questions or need assistance, please call our proxy solicitor, Morrow & Co., Inc., toll-free at (800) 607-0088 or (203) 658-9400 (collect). In addition, you may obtain information about us from the documents that we have filed with the Securities and Exchange Commission.

Your vote is very important. Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Sizeler common stock entitled to vote on the merger. Approval of the Sizeler Series B preferred stock exchange requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Sizeler Series B preferred stock entitled to vote on the exchange. A failure to vote will have the same effect as a vote against the merger and the exchange, respectively.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed white proxy card and return it in the postage prepaid envelope provided as soon as possible. You will be able to vote by internet or by toll-free telephone by following the instructions that are included on the proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting.

Thank you for your cooperation and your continued support.

Sincerely,

Thomas A. Masilla, Jr. President, Principal Executive Officer and Chief Operating Officer

This proxy statement is dated [            ], 2006 and is first being mailed to stockholders on or about [            ], 2006

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement, the merger or the Sizeler Series B preferred stock exchange or determined if the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

SIZELER PROPERTY INVESTORS, INC.

2542 WILLIAMS BOULEVARD KENNER, LOUISIANA 70062

NOTICE OF SPECIAL MEETING OF SIZELER STOCKHOLDERS To Be Held on [            ], 2006

To the stockholders of SIZELER PROPERTY INVESTORS, INC.:

Notice is hereby given that a special meeting of stockholders of Sizeler Property Investors, Inc. will be held at [Location and Address] on [Day], [Date] at [Time] local time for the following purposes:

1. With respect to holders of Sizeler common stock, to approve the merger of Sizeler with and into Revenue Properties (Sizeler) Inc., a subsidiary of Revenue Properties Company Limited, as contemplated by the Agreement and Plan of Merger, dated as of August 18, 2006, by and among Sizeler, Revenue Properties Company Limited and Revenue Properties (Sizeler) Inc. If our common stockholders approve the merger and the merger is subsequently completed, Sizeler will become a subsidiary of Revenue Properties Company Limited and you will receive $15.10 in cash plus applicable dividends, without interest and less any applicable withholding taxes, for each share of Sizeler common stock that you own.

2. With respect to holders of Sizeler’s 9.75% Series B Cumulative Redeemable Preferred Stock, to approve the exchange of Sizeler’s 9.75% Series B Cumulative Redeemable Preferred Stock for cash. If holders of our Series B preferred stock approve the Sizeler Series B preferred stock exchange and the merger is completed, you will receive for each share of Sizeler Series B preferred stock that you own an amount in cash equal to $25.00 plus any accrued and unpaid dividends plus an amount equal to the aggregate amount of dividends that would have accrued on each share of Sizeler’s Series B preferred stock between the effective time of the merger and May 10, 2007 had you continued to hold such share of Sizeler Series B preferred stock.

3. To consider and vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to permit further soliciting of additional proxies.

Sizeler’s board of directors set September 19, 2006 as the record date for the special meeting. As a result, holders of record of Sizeler’s common stock and Sizeler’s Series B preferred stock at the close of business on September 19, 2006 shall be entitled to notice of, and to vote with respect to, all matters applicable to such class of securities to be acted upon at the special meeting or any adjournment or postponement thereof. Holders of Sizeler’s Series B preferred stock are not entitled to vote on the merger. The affirmative vote of the holders of a majority of the outstanding shares of Sizeler’s common stock entitled to vote on the merger is required to approve the merger. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Sizeler’s Series B preferred stock entitled to vote on the Sizeler Series B preferred stock exchange is required to approve the exchange. The closing of the merger is not contingent upon the approval of the Sizeler Series B preferred stock exchange. If holders of at least two-thirds of our Series B preferred stock do not approve the Sizeler Series B preferred stock exchange prior to the effective time of the merger, then each issued and outstanding share of Sizeler’s Series B preferred stock will be converted into one share of Series B preferred stock of Revenue Properties (Sizeler) Inc., a subsidiary of Revenue Properties Company Limited and the surviving corporation. The exchange of Sizeler’s Series B preferred stock is subject to both Sizeler obtaining the required vote of the Sizeler Series B preferred stock and the closing of the merger.

Sizeler’s board of directors recommends that common stockholders vote FOR the approval of the merger and that holders of Sizeler Series B preferred stock vote FOR the exchange of Sizeler’s Series B preferred stock for cash.

By Order of the Board of Directors,

Thomas A. Masilla, Jr. Secretary

Kenner, Louisiana

[            ], 2006

YOUR VOTE IS IMPORTANT.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed white proxy card and return it in the postage prepaid envelope provided as soon as possible. You will be able to vote by internet or by toll-free telephone by following the instructions that are included on the proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting.

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SUMMARY TERM SHEET

This summary, together with the question and answer section immediately following, highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the documents to which we refer in this proxy statement. In addition, this proxy statement incorporates by reference important business and financial information about Sizeler Property Investors, Inc. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 76. In this proxy statement, the terms “we,” “us,” “our,” “Company” and “Sizeler” refer to Sizeler Property Investors, Inc. The term “Revenue Properties” refers to Revenue Properties Company Limited. The term “Revenue Properties (Sizeler)” refers to Revenue Properties (Sizeler) Inc., an indirect wholly owned subsidiary of Revenue Properties.

The Parties to the Merger

Description of Sizeler Property Investors, Inc.

2542 Williams Boulevard

Kenner, Louisiana 70062

(504) 471-6271

www.sizeler.net

Headquartered in Kenner, Louisiana, Sizeler Property Investors, Inc. was founded in 1986 and became a public company in 1987. Sizeler is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. Sizeler currently owns thirty properties — sixteen in Louisiana, ten in Florida and four in Alabama. Sizeler’s properties consist of two regional enclosed malls, thirteen retail shopping centers and fifteen apartment communities. Shares of Sizeler’s common stock are listed on the New York Stock Exchange (the “NYSE”) (ticker symbol: SIZ). Shares of Sizeler’s Series B preferred stock are also listed on the NYSE (ticker symbol: SIZ-PB).

Description of Revenue Properties Company Limited

55 City Centre Drive

Suite 800

Mississauga, Ontario

L5B 1M3

(905) 281-3800

www.revprop.com

Headquartered in Ontario, Canada, Revenue Properties Company Limited develops and owns retail, residential and office properties. Its primary emphasis is on the acquisition, development and management of income-producing properties. Revenue Properties’ objective is to realize continued growth in these areas, and to achieve substantial capital appreciation through careful management of its investment portfolio. Shares of Revenue Properties are listed on the Toronto Stock Exchange (TSX: RPC).

Description of Revenue Properties (Sizeler) Inc.

55 City Centre Drive

Suite 800

Mississauga, Ontario

L5B 1M3

(905) 281-3800

Revenue Properties (Sizeler) Inc. is an indirect wholly owned subsidiary of Revenue Properties, organized under the laws of the State of Maryland. It was formed on August 16, 2006 solely for the purposes of the merger and is engaged in no other business.

Description of Morguard Corporation

55 City Centre Drive

Suite 1000

Mississauga, Ontario

L5B 1M3

(905) 281-3800

www.morguard.com

Headquartered in Ontario, Canada, Morguard Corporation (“Morguard”) is focused on ownership, management and development of commercial and multi-residential properties through three core investments: Morguard Real Estate Investment Trust, Revenue Properties and Morguard Residential Inc. Through Morguard’s wholly owned subsidiaries, Morguard Investments Limited and Morguard Residential, Morguard provides real estate management services to Canadian institutional investors and private individuals. Services include acquisitions, developments, dispositions, leasing, performance measurement and asset and property management. Morguard has CDN$6 billion of assets under ownership, control or management and owns 68% of the common equity of Revenue Properties. Shares of Morguard are listed on the Toronto Stock Exchange (TSX:MRC).

Matters to be Considered

Holders of Sizeler common stock will be asked to approve the merger pursuant to the merger agreement. Holders of Sizeler Series B preferred stock will be asked to approve the exchange of their shares of Sizeler Series B preferred stock for cash. Holders of both Sizeler common stock and Sizeler Series B preferred stock will be asked to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger or the Sizeler Series B preferred stock exchange, as applicable, and any other matters that may properly come before the special meeting. The approval of the Sizeler Series B preferred stock exchange is not a condition to the merger.

Consideration to be Received (pages 52 and 65)

Upon completion of the merger, you will receive $15.10 in cash plus applicable dividends as set forth below, without interest and less any applicable withholding taxes, for each share of Sizeler common stock that you own.

Upon completion of the Sizeler Series B preferred stock exchange, you will receive an amount, which we refer to as the “exchange consideration,” for each share of Sizeler Series B preferred stock that you own in cash equal to $25.00 plus any accrued and unpaid dividends plus an amount equal to the aggregate amount of dividends that would have accrued on each share of Sizeler’s Series B preferred stock between the effective time of the merger and May 10, 2007 had you continued to hold such share of Sizeler Series B preferred stock.

Assuming the effective time of the merger is November 1, 2006, you will receive approximately $26.79 per share for each share of Sizeler Series B preferred stock that you own. If the Sizeler Series B preferred stock exchange is not approved, then the Sizeler Series B preferred stock will be converted into a class of preferred stock of Revenue Properties (Sizeler) having substantially identical characteristics.

Dividends (pages 60 and 65)

If you continue to hold shares of Sizeler common stock through the applicable record date, you will receive a regular quarterly dividend of up to $0.10 per share of Sizeler common stock for each additional calendar quarter ending prior to the effective time of the merger, if any. If the merger is completed, assuming you hold shares of Sizeler common stock through the business day prior to the effective time of the merger, you will also receive an additional closing dividend equal to a proportionate amount of our regular quarterly dividend based on the number of days elapsed in the quarter in which the closing of the merger occurs. We refer to this dividend in this proxy statement as the “closing dividend.” This closing dividend is in addition to any regular dividend and will not reduce your merger consideration. See “The Merger Agreement — Dividends” for a further discussion of the closing dividend. If you continue to hold shares of Sizeler Series B preferred stock through the applicable record date, you will receive a regular quarterly dividend of $0.609375 for each additional calendar quarter ending prior to the effective time of the merger, if any.

Our Board’s Recommendation (pages 34 and 66)

Our board of directors has approved the merger, the merger agreement and the Sizeler Series B preferred stock exchange and declared that the merger, the merger agreement and the Sizeler Series B preferred stock exchange are advisable. Our board of directors believes that the merger and the Sizeler Series B preferred stock exchange are advisable and fair to, and in the best interests of, our Company and our stockholders. Our board of directors recommends that Sizeler common stockholders vote FOR the approval of the merger and that holders of Sizeler Series B preferred stock vote FOR the approval of the Sizeler Series B preferred stock exchange at the special meeting.

Background (page 23)

A description of the process we undertook with respect to seeking a potential buyer of Sizeler is included in the “The Merger — Background of the Merger” section. That section also includes a description of our discussions with Revenue Properties that led to the determination by our board of directors that the merger was advisable, and the approval of the merger and the merger agreement by our board of directors.

The Compson Proposal (page 28)

On September 3, 2006, we received a letter from Michael A. Comparato, the President of Compson Holding Corporation (“Compson”), indicating that Compson would be willing to offer the equivalent of $16.10 per share in cash for all of our real estate assets in a real estate transaction, and not as a purchase of the entire Company. As described below, during the next three weeks, the Company and its representatives sought clarification from Compson of the terms of its proposal and received two non-binding term sheets. Ultimately, our board of directors unanimously determined that the value of the Compson proposal to our stockholders was not $16.10 per share, and that the Compson proposal was not a company superior proposal under the merger agreement and was less favorable to our stockholders than the merger with Revenue Properties. See “Proposal No. 1: The Merger — The Compson Proposal.”

Our Reasons for the Merger (page 30)

Our board of directors carefully considered the terms of the proposed transaction and our strategic alternatives in deciding to declare the merger advisable, authorize the execution of the merger agreement and to recommend that our common stockholders vote FOR the approval of the merger. Among the factors considered by our board of directors were:

•	the fact that the merger consideration consists solely of cash, which provides certainty of value to our common stockholders;

•	the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to consummate the merger as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the merger agreement and our board of director’s evaluation of the likely time period necessary to close the transaction;

•	the fact that the merger agreement, subject to the limitations and requirements contained in the merger agreement, allows our board of directors to furnish information to and conduct negotiations with a third party if there is a reasonable likelihood that such actions could lead to a company superior proposal, as defined in the merger agreement, and to terminate the merger agreement to accept a company superior proposal upon the payment to Revenue Properties of an expense reimbursement amount equal to the lesser of (a) $6.5 million and (b) all of the costs and expenses incurred by Revenue Properties or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement. See “The Merger Agreement — Revenue Properties Expense Reimbursement and other Expenses.” In addition, the merger agreement provides for expense reimbursement to Revenue Properties of up to $1 million if the merger agreement is terminated by us or Revenue Properties because our common stockholders fail to approve the merger at the special meeting or any adjournment or postponement thereof. The merger agreement also provides for expense reimbursement to Revenue Properties of up to $250,000 in the event our board of directors withdraws, modifies or changes in an adverse manner to Revenue Properties its approval or recommendation of the merger agreement or the merger or shall have recommended to Sizeler common stockholders a company acquisition proposal other than the merger. Based upon discussions with its financial and legal advisors, our board of directors concluded that the expense reimbursement provisions should not preclude another party from making a competing proposal;

•	the lack of any financing condition to the consummation of the merger in the merger agreement and the existence of an unsecured financing commitment to provide a subsidiary of Revenue Properties with $250 million for the purpose of consummating the merger;

•	the fact that the merger agreement provides reasonable certainty of consummation, because it includes limited conditions to Revenue Properties’ obligation to complete the merger, including:

•	Revenue Properties is generally obligated to close the merger notwithstanding any breaches of Sizeler’s representations and warranties, unless those breaches would in the aggregate have a company material adverse effect, as defined in the merger agreement;

•	although Revenue Properties has the right not to complete the merger if developments occur that have a company material adverse effect, the effects of changes in the general real estate market and industry conditions, changes in law and accounting principles and, to a certain extent, acts of god, are excluded in determining whether any company material adverse effect has occurred;

•	the fact that the merger must be approved by our common stockholders, by a vote of the holders of a majority of our outstanding shares of common stock. Accordingly, the merger will not be consummated unless the transaction is supported by the holders of a majority of our common stock;

•	the fact that our common stockholders will continue to receive regular quarterly dividends up to the closing of the merger, including a proportionate distribution in respect of any partial dividend period;

•	the results of, and information learned from, the process followed by Sizeler in considering its strategic alternatives;

•	the opinion, analysis and presentation of Cohen & Steers Capital Advisors, LLC (“Cohen & Steers”) on August 18, 2006 and its opinion that, as of August 18, 2006, and based upon and subject to the factors and assumptions set forth in its opinion, the $15.10 in cash per share of Sizeler common stock to be received by our common stockholders pursuant to the merger agreement is fair from a financial point of view to our common stockholders. The full text of the written opinion of Cohen & Steers, dated August 18, 2006, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement;

•	the presentation of Wachovia Capital Markets, LLC (“Wachovia Securities”) on August 18, 2006 and its opinion that, as of August 18, 2006, and based upon and subject to the factors and assumptions set forth in its opinion, the $15.10 in cash per share of Sizeler common stock to be received by our common stockholders (other than Revenue Properties) pursuant to the merger agreement is fair from a financial point of view to our common stockholders (other than Revenue Properties). The full text of the written opinion of Wachovia Securities, dated August 18, 2006, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement;

•	information concerning our business, future prospects and financial performance;

•	current industry, economic and market conditions and trends in the markets in which we and our subsidiaries operate;

•	the effects of the merger on employees, customers and communities to the extent those effects will have an impact on the Company;

•	the fact that 87 potential bidders were contacted regarding a potential sale and that Revenue Properties was the only remaining proposal at the time our board of directors approved the transaction;

•	the other strategic alternatives available to Sizeler, including a merger or other business combination with another entity, a recapitalization, reorganization, restructuring or liquidation of the company or to continue to operate as an independent public company;

•	our board of directors believed that in view of the other tax, operational and structural factors discussed under “The Merger—Background of the Merger,” a sale of Sizeler as a whole at the price offered by Revenue Properties was preferable to remaining an independent public company and to other alternatives. Moreover, in terms of maximizing stockholder value, our board of directors considered that there were risks and uncertainties associated with remaining an independent public company or liquidating the Company; and

•	the lack of any proposals after August 8, 2006 and before the signing of the merger agreement at a price higher than the price indicated in the merger agreement.

Our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the relationship of the $15.10 per share merger consideration to historical trading prices of our common stock, including that it was a discount of approximately 2% to our most recent closing price of $15.41 per share on August 7, 2006, the day before we announced the signing of the letter of intent with Revenue Properties. However, our board of directors believed that the historical stock price before the announcement of the letter of intent was the result of speculation and not consistent with the valuation of the Company based on the sale process. In this regard, 87 potential bidders were contacted regarding a potential sale of the Company after which we received only two bids, one for $14.00 (which was increased to $15.00 and ultimately to $15.10) and one for $15.25 (which the bidder indicated it would increase to $15.50 but which the bidder withdrew);

•	the unfavorable reaction of certain of our stockholders to the announcement of the letter of intent with Revenue Properties on August 8, 2006. In this regard, our board of directors observed that, prior to the filing of this preliminary proxy statement, these stockholders did not have sufficient information about the competitive bidding process and the prices that third party bidders offered in this process for the entire Company. The background of the proposed merger and circumstances leading up to the proposed merger have been disclosed to stockholders in this proxy statement. Based on recent public statements and filings, the Company believes that its stockholders will accept the highest price offered for the Company that results from a fair and comprehensive process. The Company believes that the merger consideration of $15.10 per share reflects the highest price offered and is the result of a fair and comprehensive process;

•	the fact that if the merger is consummated, our common stock will no longer be publicly traded and will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the effective time of the merger, our common stockholders of record on the record date will be entitled only to the merger consideration in exchange for their shares of our common stock. Thus, if the merger is completed, holders of shares of our common stock will not have an opportunity to continue to hold an equity interest in the surviving company as an ongoing corporation and therefore will not have the opportunity to share in the future earnings, dividends or growth, if any, of the surviving corporation;

•	the fact that the merger agreement precludes us from actively soliciting alternative proposals, although, subject to the limitations and restrictions contained in the merger agreement, our board of directors is permitted to furnish information to and conduct negotiations with a third party who submits an alternative proposal if there is a reasonable likelihood that such actions could lead to a company superior proposal and to terminate the merger agreement if we receive a company superior proposal;

•	the fact that if we terminate the merger agreement under certain circumstances, we are obligated to reimburse Revenue Properties, subject to specified dollar limits, for costs and expenses incurred by Revenue Properties or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement. This includes an expense reimbursement amount equal to the lesser of (a) $6.5 million and (b) all of the costs and expenses incurred by Revenue Properties or its affiliates if we terminate the merger agreement to accept a company superior proposal. See “The Merger Agreement — Revenue Properties Reimbursement Expense and other Expenses.” It is possible that these provisions could discourage a competing proposal to acquire us or reduce the price in an alternative transaction. As described above, based upon discussions with our financial and legal advisors, our board of directors concluded that these expense reimbursement provisions should not preclude another party from making a competing proposal;

•	the fact that the merger consideration consists solely of cash and will therefore be taxable to our common stockholders for U.S. federal income tax purposes;

•	the fact that although the consummation of the merger is not subject to a financing contingency, Revenue Properties does plan to finance the merger through a combination of committed third party bank financing and the use of internal resources. The financing commitment includes conditions to closing. However, based on the commitment letter and representations by Revenue Properties, the Company’s board of directors concluded that Revenue Properties should have sufficient internal or external resources to consummate the merger;

•	the fact that certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See “The Merger — Interests of Certain Persons in the Merger;”

•

the fact that we may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations.

In that regard, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent public company;

•	the fact that there can be no assurance that we will be able to consummate the merger. The consummation of the merger is subject to various conditions under the merger agreement, including certain consents, filings, approvals, orders or authorizations from any governmental authorities, the obtaining of which may be out of our control. See “The Merger Agreement — Conditions to the Merger;” and

•	letters written by and discussions held with certain of our stockholders regarding their views of the proposed merger.

Opinions of Our Financial Advisors (pages 35 and 42)

On August 18, 2006, Cohen & Steers rendered its oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of August 18, 2006, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Cohen & Steers, the merger consideration was fair, from a financial point of view, to the holders of Sizeler common stock.

On August 18, 2006, Wachovia Securities rendered its oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of August 18, 2006, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Wachovia Securities, the merger consideration was fair, from a financial point of view, to the holders of Sizeler common stock (other than Revenue Properties).

Interests of Certain Persons in the Merger (page 47)

Our executive officers and directors have interests in the merger that are different from, or are in addition to, the interests of our common stockholders, including:

•	vesting and cash-out of all restricted stock and cash-out all stock options (all of which are vested) that, based on equity compensation holdings as of September 26, 2006, would result in estimated cash payments (which have not been adjusted for the effect of the dividend adjustment) to our executive officers and directors of approximately $1,316,265 ($302,000 with respect to unvested awards);

•	receiving severance benefits under agreements with our executive officers which will result in cash severance payments to our executive officers of approximately $2,908,000 in the aggregate, which includes estimated additional payments to indemnify our executive officers for excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	the receipt by Mark M. Tanz of $165,000 in cash, immediately prior to the closing of the merger, in lieu of 150,000 options to purchase shares of our common stock previously granted to Mr. Tanz in January 2006 with an exercise price of $14.00 per share, which options were subject to approval by our stockholders.

Certain Material United States Federal Income Tax Consequences (page 67)

For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock and our Series B preferred stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and the exchange and your adjusted tax basis in your shares. You should consult with your own tax advisor for a full understanding of the tax consequences of the merger and the exchange to you.

The Special Meeting (page 20)

•	Date, Time and Place (page 20)

The special meeting will be held on [Date], 2006 at [Time] a.m., local time at [Location], [Address], [City, State, Zip Code].

•	Record Date and Voting (page 20)

If you owned shares of Sizeler common stock at the close of business on September 19, 2006, the record date for the special meeting, you are entitled to notice of and to vote on the merger at the special meeting. If you owned shares of Sizeler Series B preferred stock at the close of business on September 19, 2006, the record date for the special meeting, you are entitled to notice of and to vote on the Sizeler Series B preferred stock exchange at the special meeting. Holders of Sizeler Series B preferred stock are not entitled to vote on the merger. As of the close of business on September 19, 2006, there were 21,469,074 shares of Sizeler common stock outstanding and entitled to be voted at the special meeting and 246,540 shares of Sizeler Series B preferred stock outstanding and entitled to be voted at the special meeting.

•	Required Vote (page 20)

Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Sizeler common stock entitled to vote. Approval of the exchange requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Sizeler Series B preferred stock entitled to vote. Failure to vote by proxy or in person will have the same effect as a vote AGAINST the approval of the merger and AGAINST the approval of the Sizeler Series B preferred stock exchange. The closing of the merger is not contingent upon the approval of the Sizeler Series B preferred stock exchange. The exchange of Sizeler’s Series B preferred stock is subject to both Sizeler obtaining the required vote of the Sizeler Series B preferred stock and the closing of the merger.

As of September 26, 2006, Revenue Properties held 9.89% of our issued and outstanding common stock and had the right to vote 2,123,600 shares of our common stock on the merger. Revenue Properties has agreed to vote their shares of Sizeler common stock in favor of the merger. Each member of our board of directors and each of our executive officers has indicated that they intend to vote any shares of Sizeler common stock over which they have the power to vote in favor of the merger. See “Security Ownership of Management and Certain Beneficial Owners.”

•	Voting by Proxy (page 21)

You may authorize your shares to be voted by proxy by returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you must follow the procedures provided by your broker.

•	Revocability of Proxy (page 22)

You may revoke your proxy at any time before it is voted. If you have not authorized your shares to be voted through your broker, you may revoke your proxy by:

•	writing to our Secretary;

•	sending a later-dated proxy; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares of Sizeler common stock are held in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies.

Delisting and Deregistration (pages 51 and 65)

If the merger is completed, holders of shares of Sizeler common stock will not have the opportunity to share in our future earnings, dividends or growth, if any. In addition, Sizeler common stock will no longer be listed on the NYSE, and will cease to be registered with the Securities and Exchange Commission (the “SEC”). Once the merger is completed and whether or not the Sizeler Series B preferred stock is exchange is approved, shares of Sizeler Series B preferred stock will no longer be listed on the NYSE and will cease to be registered with the SEC.

Structure of the Merger (page 52)

Subject to the terms and conditions of the merger agreement, we will merge with and into Revenue Properties (Sizeler). Revenue Properties (Sizeler) will be the surviving corporation. As a result of the merger, we will become a subsidiary of Revenue Properties.

When the Merger Will be Completed (page 52)

We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the fourth quarter of 2006, as soon as possible after the special meeting and after all the conditions precedent to the consummation of the merger are satisfied or waived.

Treatment of Stock Options (page 52)

At the effective time of the merger, our outstanding stock options will become fully vested and option holders will be entitled to receive, for each option held, a cash payment (less withholding taxes and without interest) equal to the excess of the merger consideration over the exercise price per share of the option, multiplied by the number of shares of Sizeler common stock subject to the option.

Treatment of Restricted Stock (page 52)

At the effective time of the merger, each share of our common stock subject to a restriction will become fully vested, and holders will be entitled to receive, for each share of restricted stock, $15.10 per share in cash, without interest and less any applicable withholding taxes.

Exchange of Certificates (page 52)

As soon as practicable after the completion of the merger, you will receive from the paying agent a letter of transmittal and instructions advising you how to surrender your stock certificates in exchange for your merger consideration, and if the Sizeler Series B preferred stock exchange is approved, in exchange for your exchange consideration. At that time, you must send to the paying agent your stock certificates with your completed letter of transmittal. You will receive your merger consideration or exchange consideration, as the case may be, promptly after you deliver to the paying agent your stock certificates and other documents required by the paying agent.

No Solicitation of Other Offers (page 57)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Sizeler. Notwithstanding, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a company superior proposal. See “The Merger Agreement — No Solicitation of Other Offers” for a further description of these restrictions.

Conditions to Completing the Merger (page 61)

The obligations of the parties to complete the merger depend upon a number of conditions being satisfied or waived, including the following:

•	receipt of approval by our common stockholders of the merger;

•	the absence of, among other things, any statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) having been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restrains or enjoins the consummation of the merger or makes the closing of the merger illegal; and

•	the obtaining of all consents, filings, approvals, orders or authorization from any governmental authority required to consummate the merger or any of the transactions contemplated by the merger agreement, other than those that would not, individually or in the aggregate, have a company material adverse effect or provide a reasonable basis to conclude that the parties or their respective directors or officers would be subject to the risk of criminal prosecution.

In addition, Revenue Properties’ obligation to complete the merger depends upon a number of conditions being satisfied or waived, including the following:

•	as of the date of the merger agreement and as of the closing date of the merger, our representations and warranties must be true and correct in all respects except where the failure of our representations and warranties to be true and correct would not reasonably be expected to have a company material adverse effect;

•	we must have performed in all material respects all of our covenants and agreements in the merger agreement; and

•	the absence of any company material adverse effect.

In addition, our obligation to complete the merger depends upon a number of conditions being satisfied or waived, including the following:

•	as of the date of the merger agreement and as of the closing date of the merger, the representations and warranties of Revenue Properties and Revenue Properties (Sizeler) must be true and correct in all respects except where the failure would not, individually or in the aggregate, prevent or materially delay or impair the ability of Revenue Properties or Revenue Properties (Sizeler) to consummate the transactions contemplated by the merger agreement; and

•	Revenue Properties and Revenue Properties (Sizeler) must have performed in all material respects all of their respective covenants and agreements in the merger agreement.

Termination of the Merger Agreement (page 61)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	if both we and Revenue Properties agree to do so in writing;

•	by either us or Revenue Properties, if:

•	there is any final and nonappealable governmental order, decree or ruling that prohibits completion of the merger provided that the terminating party shall have used its reasonable efforts to lift such order, decree or ruling;

•	the merger is not completed on or before December 31, 2006 through no action nor inaction of the terminating party; or

•	a majority of our common stockholders fail to approve the merger.

•	by us:

•	if Revenue Properties or Revenue Properties (Sizeler) materially breaches any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not cured prior to the earlier of 30 days after Revenue Properties receives written notice of the breach and December 31, 2006; or

•	in order to enter into an agreement with respect to a company superior proposal if we have complied with our obligations described under “The Merger Agreement — No Solicitation of Other Offers,” as they relate to the company superior proposal and if we have paid the expense reimbursement amount and other expenses described below under “The Merger Agreement — Revenue Properties Expense Reimbursement and other Expenses;” or

•	by Revenue Properties if:

•	we materially breach any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not cured prior to the earlier of 30 days after we receive written notice of the breach and December 31, 2006; or

•	our board of directors withdraws, modifies or changes, in a manner adverse to Revenue Properties, its approval or recommendation of the merger agreement or the merger or recommends to our common stockholders an acquisition proposal other than the merger, or resolves to do any of the foregoing.

Revenue Properties Expense Reimbursement Amount and Other Expenses (page 62)

We agreed to pay to Revenue Properties an expense reimbursement amount equal to the lesser of (i) $6.5 million and (ii) all of the costs and expenses incurred by Revenue Properties or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement if the merger agreement is terminated:

•	by us in order to enter into an agreement with respect to a company superior proposal; or

•	by either us or Revenue Properties because our common stockholders fail to approve the merger, and:

•	prior to the termination of the merger agreement, a company acquisition proposal other than the merger is publicly announced and not withdrawn prior to the special meeting; and

•	within nine months following termination of the merger agreement, we either consummate a company acquisition proposal or enter into an agreement providing for a company acquisition proposal which is subsequently closed.

•	by Revenue Properties because our board of directors withdraws, modifies or changes, in a manner adverse to Revenue Properties, its approval or recommendation of the merger agreement or the merger or recommends to our common stockholders a company acquisition proposal other than the merger, or resolves to do any of the foregoing and within nine months following termination of the merger agreement, we either consummate a company acquisition proposal or enter into an agreement providing for a company acquisition proposal which is subsequently closed.

We also agreed to pay Revenue Properties all costs and expenses incurred by Revenue Properties or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to $1 million if the merger agreement is terminated by us or Revenue Properties because our common stockholders fail to approve the merger at the special meeting or any adjournment or postponement thereof.

We also agreed to pay Revenue Properties all costs and expenses incurred by Revenue Properties or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to $250,000 if the merger agreement is terminated by Revenue Properties because our board of directors withdraws, modifies or changes, in a manner adverse to Revenue Properties, its approval or recommendation of the merger agreement or the merger or recommends to our common stockholders a company acquisition proposal other than the merger, or resolves to do any of the foregoing.

Dissenters’ Rights of Appraisal (page 63)

Under Maryland law, because Sizeler’s common stock is listed on the NYSE, you are not entitled to any dissenters’ or appraisal rights in connection with the merger or any of the other transactions contemplated by the merger agreement. Under Maryland law, you are not entitled to any dissenters’ or appraisal rights in connection with the Sizeler Series B preferred stock exchange.

Who Can Help Answer Other Questions (page 78)

If you have questions about this proxy statement, the special meeting, the merger, the Sizeler Series B preferred stock exchange or need assistance with the voting procedures, you should contact:

Morrow & Co., Inc.

(203) 658-9400 (Call Collect)

(800) 607-0088 (Call Toll-Free)

E-mail: proxy.info@morrowco.com

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE MERGER

AND THE SIZELER SERIES B PREFERRED STOCK EXCHANGE

The Special Meeting

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by our board of directors.

Q:	When and where is the special meeting?

A:	The special meeting will take place at [Location], [Address], [City, State, Zip Code], on [Date], 2006 at [Time] a.m. local time.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our common stock as of the close of business on September 19, 2006, the record date for the special meeting, are entitled to receive notice of the special meeting and vote their shares of Sizeler common stock at the special meeting and any adjournments or postponements of the special meeting on the merger proposal.

Holders of record of our Series B preferred stock as of the close of business on September 19, 2006, the record date for the special meeting, are entitled to receive notice of the special meeting and vote their shares of Sizeler Series B preferred stock at the special meeting and any adjournments or postponements of the special meeting on the Sizeler Series B preferred stock exchange proposal.

Q:	What matters will be voted on at the special meeting?

A.	If you hold Sizeler common stock, you will be asked to vote on the adoption of the merger agreement that we have entered into with Revenue Properties and Revenue Properties (Sizeler). If the merger is consummated, we will cease to be a publicly traded company and will instead become a subsidiary of Revenue Properties. If you hold Sizeler Series B preferred stock, you will be asked to vote on the exchange of Sizeler Series B preferred stock for cash. The closing of the merger is not contingent upon the approval of the Sizeler Series B preferred stock exchange. The exchange of Sizeler’s Series B preferred stock for cash is subject to both Sizeler obtaining the required vote of the Sizeler Series B preferred stock and the closing of the merger.

Q:	What other matters am I being asked to vote on?

A:	In addition to the approval of the merger and the Sizeler Series B preferred stock exchange, we are seeking your approval of a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger, the Sizeler Series B preferred stock exchange and any other matters that may properly come before the special meeting.

Q:	What vote of our stockholders is required to approve the merger?

A:	Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Sizeler common stock entitled to vote on the merger.

Q:	What vote of our stockholders is required to approve the Sizeler Series B preferred stock exchange?

A:	Approval of the Sizeler Series B preferred stock exchange requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Sizeler Series B preferred stock entitled to vote on the Sizeler Series B preferred stock exchange.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, including its annexes, please authorize your shares of Sizeler common stock and Sizeler Series B preferred stock to be voted by returning your completed, dated and signed proxy card in the postage prepaid envelope provided as soon as possible. You are also able to vote by internet or telephone by following the instructions that are included on the proxy card. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of Sizeler’s stockholders and vote your shares in person rather than by signing and returning your proxy card or by voting on the internet or by telephone. If you wish to vote in person and your shares are held by a broker or other nominee, you need to obtain a proxy from the broker authorizing you to vote your shares held in the broker’s name.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided to you by your broker regarding how to instruct your broker to vote your shares.

Q:	What happens if I do not vote?

A:	Because the required vote of our common stockholders is based upon the number of outstanding shares of Sizeler common stock, rather than upon the number of shares actually voted, the failure to return your proxy card or to vote in person at the special meeting will have the same effect as a vote AGAINST the merger. Because the required vote of our Series B preferred stockholders is based upon the number of outstanding shares of Sizeler Series B preferred stock, rather than upon the number of shares actually voted, the failure to return your proxy card or to vote in person at the special meeting will have the same effect as a vote AGAINST the Sizeler Series B preferred stock exchange. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR the approval of the merger, FOR the approval of the Sizeler Series B preferred stock exchange and FOR the approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of the merger and the Sizeler Series B preferred stock exchange.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of Sizeler in writing or by submitting a new proxy, in each case dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker to change your vote.

The Merger

Q:	What is the proposed transaction?

A:	Revenue Properties will acquire Sizeler by Sizeler merging into Revenue Properties (Sizeler). Revenue Properties (Sizeler) will be the surviving corporation. As a result, we will cease to be a publicly traded company and will instead become a subsidiary of Revenue Properties.

Q:	If the merger is completed, what will I be entitled to receive for my shares of Sizeler common stock and when will I receive it?

A.	Upon completion of the merger, you will be entitled to receive $15.10 in cash plus applicable dividends, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $1,510 in cash plus any applicable dividends (less any applicable withholding taxes) in exchange for your Sizeler shares. If the shares of our common stock that you hold are restricted, immediately prior to the effective time of the merger all such shares of restricted stock shall fully vest.

In addition, if you hold options to acquire shares of our common stock immediately prior to the effective time of the merger, all such options will become fully vested and immediately exercisable. Upon consummation of the merger, all such options not exercised prior to the merger will be cancelled and you will be entitled to receive a cash payment equal to the amount, if any, by which $15.10 exceeds the exercise price for each share of our common stock underlying the options (less any applicable withholding taxes).

After the merger closes, Revenue Properties will arrange for a letter of transmittal to be sent to each stockholder and optionholder. The merger consideration will be paid to each common stockholder and optionholder once that common stockholder and/or optionholder submits the letter of transmittal, properly endorsed stock certificates, if applicable, and any other required documentation.

Q:	Am I entitled to appraisal rights?

A:	No. Under Maryland law, you are not entitled to appraisal rights.

Q:	What will happen to my shares of Sizeler common stock after completion of the merger?

A:	Following the completion of the merger, your shares of Sizeler common stock will be cancelled and will represent only the right to receive your portion of the merger consideration and any declared but unpaid dividends that you may be owed. In addition, trading in shares of Sizeler common stock on the NYSE will cease and price quotations for shares of Sizeler common stock will no longer be available.

Q:	Will I continue to receive my regular quarterly dividends?

A:	Yes. If you continue to hold shares of Sizeler common stock through the applicable record date, you will receive a regular quarterly dividend of up to $0.10 for each additional calendar quarter ending prior to the effective time of the merger, if any.

Q:	Will I be receiving other dividends in addition to my regular quarterly dividends?

A:	Yes. If you hold shares of Sizeler common stock through the business day prior to the effective time of the merger, you will also receive a dividend that we refer to as a closing dividend. This closing dividend will be equal to a proportionate amount of our regular quarterly dividend based on the number of days elapsed in the quarter in which the closing of the merger occurs. This closing dividend will be paid shortly after completion of the merger.

Q:	Will our regular quarterly dividend or the closing dividend reduce my $15.10 per share merger consideration?

A:	No.

Q:	How does Sizeler’s board of directors recommend that I vote?

A:	All of the directors present at the board meeting held on August 18, 2006 agreed that our stockholders should vote FOR the proposal to approve the merger. Our board of directors believes that the merger is advisable and fair to, and in the best interests of, our Company and our common stockholders. Each member of our board of directors and each of our executive officers has indicated that they intend to vote any shares of Sizeler common stock over which they have the power to vote in favor of the merger. See “Security Ownership of Management and Certain Beneficial Owners.”

Q:	Why did Sizeler’s board of directors reject the offer from Compson?

A:	The Compson bid was structured as a purchase of our real estate holdings and not as an acquisition of the shares of our company, thereby requiring the Company to be responsible for a substantial amount of liabilities and expenses that must be paid as a result of a liquidation and wind down of the Company. Under the Compson proposal, the risks and uncertainties with respect to these liabilities and expenses would be borne by our stockholders. Under the Compson proposal, the consideration to be received by our stockholders would be reduced by the liabilities and expenses ultimately incurred. As a result, our board of directors unanimously determined that the revised Compson bid was not a company superior proposal under the merger agreement and was less favorable to our stockholders than the merger with Revenue Properties. This determination was made by the board of directors after taking into account all legal, financial, regulatory, timing and similar aspects of the Compson bid and after consultation with its outside legal counsel and financial advisors. See “Proposal No. 1: The Merger — The Compson Proposal.”

Q:	What happens if I sell my shares of Sizeler common stock before the special meeting?

A:	The record date for the special meeting is September 19, 2006, which is earlier than the date of the special meeting. If you held your shares of Sizeler common stock on the record date for the special meeting, you will retain your right to vote at the special meeting. If you transfer your shares of Sizeler common stock after the record date for the special meeting but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for shares of Sizeler common stock and any applicable dividends that have a record date after the date on which you transfer your shares. The right to receive the merger consideration will pass to the person who owns your shares of Sizeler common stock when the merger is completed.

Q:	Will I owe taxes as a result of the receipt of the merger consideration?

A:	Yes, however there may be certain circumstances in which you will not owe taxes. Your receipt of the merger consideration for each share of Sizeler common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss as a result of the merger equal to the difference, if any, between the merger consideration that you receive for each of your shares of Sizeler common stock and the adjusted tax basis of your shares of Sizeler common stock. See “Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. You should consult your tax advisor about the specific tax consequences to you of the merger.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the fourth quarter of 2006, as soon as possible after the special meeting and after all the conditions precedent to the consummation of the merger are satisfied or waived. In order to complete the merger, we must obtain common stockholder approval and satisfy the other closing conditions under the merger agreement. See “The Merger Agreement — Conditions to the Merger.” If the merger occurs, we will promptly make a public announcement of this fact.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates in order to receive the merger consideration. You will receive your cash payment as soon as practicable after receipt of your Sizeler common stock certificates, together with the completed documents required in the instructions. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

The	Sizeler Series B Preferred Stock Exchange

Q:	If the Sizeler Series B preferred stock exchange is approved and the merger is completed, what will I be entitled to receive for my shares of Sizeler Series B preferred stock and when will I receive it?

A:	If the approval of the holders of at least two-thirds our Series B preferred stock is obtained and the merger is completed, then each outstanding share of our Series B preferred stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive from Revenue Properties for each share of our Series B preferred stock that you own an amount in cash, which we refer to as the exchange consideration, equal to $25.00 plus any accrued and unpaid dividends plus an amount equal to the aggregate amount of dividends that would have accrued on each share of our Series B preferred stock between the effective time of the merger and May 10, 2007 had you continued to hold such share of Sizeler Series B preferred stock. Assuming the effective time of the merger is November 1, 2006, you will receive approximately $26.79 per share for each share of our Series B preferred stock that you own. Because our Series B preferred stock is redeemable on May 10, 2007, the exchange consideration will equal the value that would have been received through May 10, 2007 but will be paid at the closing of the merger.

After the merger closes, Revenue Properties will arrange for a letter of transmittal to be sent to each holder of Sizeler Series B preferred stock. The exchange consideration will be paid to each holder of Sizeler Series B preferred stock once that stockholder submits the letter of transmittal, properly endorsed Sizeler Series B preferred stock certificates and any other required documentation.

Q:	Am I entitled to appraisal rights if the exchange is approved but I do not want to tender my shares?

A:	No. Under Maryland law, you are not entitled to appraisal rights.

Q:	What will happen to my shares of Sizeler Series B preferred stock after completion of the Sizeler Series B preferred stock exchange?

A:	If the Sizeler Series B preferred stock exchange is approved by holders of at least two-thirds of Sizeler Series B preferred stock and the merger is completed, your shares of Sizeler Series B preferred stock will be cancelled and will represent only the right to receive your portion of the exchange consideration. Trading in shares of Sizeler Series B preferred stock on the NYSE will cease and price quotations for shares of Sizeler Series B preferred stock will no longer be available whether or not the Sizeler Series B preferred stock exchange is approved.

Q:	Will I continue to receive my regular quarterly dividends on my shares of Sizeler Series B preferred stock?

A:	Yes. If you continue to hold shares of Sizeler Series B preferred stock through the applicable record date, you will receive a regular quarterly dividend of $0.609375 for each additional calendar quarter ending prior to the effective time of the merger, if any.

Q:	How does Sizeler’s board of directors recommend that I vote?

A:	All of the directors present at the board meeting held on August 18, 2006 agreed that our Series B preferred stockholders should vote FOR the proposal to approve the Sizeler Series B preferred stock exchange. Our board of directors believes that the Sizeler Series B preferred stock exchange is advisable and fair to, and in the best interests of, our Company and our Series B preferred stockholders.

Q:	What happens if I sell my shares of Sizeler Series B preferred stock before the special meeting?

A:	The record date for the special meeting is September 19, 2006, which is earlier than the date of the special meeting. If you held your shares of Sizeler Series B preferred stock on the record date for the special meeting, you will retain your right to vote on the Sizeler Series B preferred stock exchange at the special meeting. If you transfer your shares of Sizeler Series B preferred stock after the record date for the special meeting but prior to the date on which the Sizeler Series B preferred stock exchange is approved and the merger is completed, you will lose the right to receive the exchange consideration for shares of Sizeler Series B preferred stock and any dividends that have a record date after the date on which you transfer your shares. The right to receive the exchange consideration will pass to the person who owns your shares of Sizeler Series B preferred stock after the Sizeler Series B preferred stock exchange is approved and the merger is completed.

Q:	Will I owe taxes as a result of the receipt of the exchange consideration?

A:	Yes, however there may be certain circumstances in which you will not owe taxes. Your receipt of the exchange consideration for each share of Sizeler Series B preferred stock pursuant to the Sizeler Series B preferred stock exchange will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss as a result of the Sizeler Series B preferred stock exchange equal to the difference, if any, between the exchange consideration that you receive for each of your shares of Sizeler Series B preferred stock and the adjusted tax basis of your shares of Sizeler Series B preferred stock. See “Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the Sizeler Series B preferred stock exchange. You should consult your tax advisor about the specific tax consequences to you of the Sizeler Series B preferred stock exchange.

Q:	What happens if the Sizeler Series B preferred stock exchange is not approved?

A:	If the Sizeler Series B preferred stock exchange is not approved, then each outstanding share of Sizeler Series B preferred stock will not be converted into the right to receive the exchange consideration and instead shall be converted into one validly issued, fully paid and nonassessable share of Sizeler Series B preferred stock of Revenue Properties (Sizeler), which shall have terms consistent with the Sizeler Series B preferred stock until thereafter redeemed or cancelled, whether upon liquidation of Revenue Properties (Sizeler) or otherwise, in accordance with Revenue Properties (Sizeler)’s charter. However, trading in shares of Sizeler Series B preferred stock on the NYSE will cease and price quotations for shares of Sizeler Series B preferred stock will no longer be available.

Q:	Should I send in my Series B stock certificates now?

A:	No. After the Sizeler Series B preferred stock exchange is approved and the merger is completed, you will receive written instructions informing you how to send in your Series B stock certificates in order to receive the exchange consideration. You will receive your cash payment as soon as practicable after receipt of your Sizeler Series B preferred stock certificates, together with the completed documents required in the instructions. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	What should I do if I have questions?

A:	If you have more questions about the special meeting, the merger, the Sizeler Series B preferred stock exchange or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitation agent, Morrow & Co., Inc. toll-free at (800) 607-0088 or (203) 658-9400 (collect). If your broker holds your shares, you can also call your broker for additional information.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those anticipated, estimated, expected or projected. There are forward-looking statements throughout this proxy statement in statements containing the words “will,” “plan,” “believe,” “expect,” “anticipate,” “should,” “target,” “intend” and similar expressions. These statements are based on our management’s current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those results anticipated, estimated, expected, intended or projected.

The following factors, among others, could cause actual results to differ materially from those results described in the forward-looking statements, including:

•	our financial performance through the completion of the merger;

•	failure to obtain the requisite consent of our common stockholders to approve the merger;

•	costs related to the merger;

•	impacts of potential litigation relating to the merger;

•	other uncertainties relating to the proposed merger;

•	intensified competitive pressures in the markets in which we compete;

•	uncertainty from terrorist attacks and volatility in the financial markets;

•	changes in tax laws or regulations;

•	general economic conditions;

•	other economic, business, competitive and/or regulatory factors and/or acts of god affecting our business generally; and

•	other factors and risks that are described in our annual report on Form 10-K, as amended, for the year ended December 31, 2005.

Due to these inherent uncertainties, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made. We assume no obligation to update publicly or revise any forward-looking statements in this proxy statement to reflect changes in assumptions, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING OF SIZELER STOCKHOLDERS

We are furnishing this proxy statement to you, as a stockholder of Sizeler, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held on [Date], 2006 at [Time] local time at [Location], [Address], [City, State, Zip Code]. The purpose of the special meeting is to:

•	with respect to holders of our common stock, consider and vote on the proposal to approve the merger contemplated by the Agreement and Plan of Merger, dated as of August 18, 2006, by and among Sizeler, Revenue Properties and Revenue Properties (Sizeler);

•	with respect to holders of our Series B preferred stock, consider and vote on the proposal to approve the exchange of our 9.75% Series B Cumulative Redeemable Preferred Stock for cash; and

•	consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger and the Sizeler Series B preferred stock exchange.

Our board of directors has declared that the merger and the merger agreement and the Sizeler Series B preferred stock exchange are advisable. Our board of directors believes that the merger and the Sizeler Series B preferred stock exchange are advisable and fair to, and in the best interests of, our Company and our stockholders, has approved the merger, the merger agreement and the transactions contemplated by the merger agreement and the Sizeler Series B preferred stock exchange and has directed that the merger and the Sizeler Series B preferred stock exchange be submitted for consideration at the special meeting. Our board of directors recommends that our common stockholders vote FOR the approval of the merger. Our board of directors recommends that our Series B preferred stockholders vote FOR the approval of the Sizeler Series B preferred stock exchange.

Stock Entitled to Vote

The holders of record of shares of Sizeler common stock as of the close of business on September 19, 2006, which is the record date for the special meeting, are entitled to vote on the merger at the special meeting. The holders of record of shares of Sizeler Series B preferred stock as of the close of business on September 19, 2006, which is the record date for the special meeting, are entitled to vote on the Sizeler Series B preferred stock exchange at the special meeting. On the record date, there were 21,469,074 shares of Sizeler common stock outstanding held by approximately 668 stockholders of record and 246,540 shares of Sizeler Series B preferred stock outstanding held by approximately 6 stockholders of record. Holders of Sizeler Series B preferred stock are not entitled to vote on the merger.

Vote Required; Quorum

Approval of the merger requires the affirmative vote of the holders of a majority of the shares of Sizeler common stock outstanding on the record date and entitled to vote at the special meeting. Approval of the Sizeler Series B preferred stock exchange requires the affirmative vote of the holders of at least a two-thirds of the shares of Sizeler Series B preferred stock outstanding on the record date and entitled to vote at the special meeting. Each holder of a share of Sizeler common stock and Sizeler Series B preferred stock is entitled to one vote per share on the matters on which they are entitled to vote. Because the required vote for the merger is based on the number of shares of Sizeler common stock outstanding and entitled to vote rather than on the number of votes cast, failure to return your completed proxy card or to vote in person will have the same effect as a vote AGAINST the approval of the merger. Because the required vote for the Sizeler Series B preferred stock exchange is based on the number of shares of Sizeler Series B preferred stock outstanding and entitled to vote rather than on the number of votes cast, failure to return your completed proxy card or to vote in person will have the same effect as a vote AGAINST the approval of the Sizeler Series B preferred stock exchange.

Holders of a majority of the shares of Sizeler common stock and Sizeler Series B preferred stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to vote on the merger and conduct business at the special meeting. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.

As of September 26, 2006, Revenue Properties held 9.89% of our issued and outstanding common stock and has the right to vote 2,123,600 shares of our common stock. Revenue Properties has agreed to vote their shares of Sizeler common stock in favor of the merger. Each member of our board of directors and each of our executive officers has indicated that they intend to vote any shares of Sizeler common stock over which they have the power to vote in favor of the merger. See “Security Ownership of Management and Certain Beneficial Owners.”

Abstentions and Broker Non-Votes

Shares of Sizeler common stock held by brokers for customers who have not provided voting instructions on a matter as to which the broker lacks discretion to vote the customer’s shares are referred to generally as “broker non-votes.” Under NYSE rules, brokers do not have discretion to vote your shares for or against the merger. A properly executed proxy marked “ABSTAIN” and broker non-votes will be treated as shares of common stock that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes AGAINST the approval of the merger.

Shares of Sizeler Series B preferred stock held by brokers for customers who have not provided voting instructions on a matter as to which the broker lacks discretion to vote the customer’s shares are referred to generally as “broker non-votes.” Under NYSE rules, brokers do not have discretion to vote your shares of Sizeler Series B preferred stock for or against the Sizeler Series B preferred stock exchange. A properly executed proxy marked “ABSTAIN” and broker non-votes will be treated as shares of stock that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes AGAINST the approval of the Sizeler Series B preferred stock exchange.

Voting; Voting by Proxy

Stockholders may vote their shares by attending the special meeting and voting their shares of Sizeler common stock and Sizeler Series B preferred stock in person, by internet or telephone by following the instructions that are included on the proxy card or authorizing their shares to be voted by proxy by completing the enclosed proxy card, signing and dating it and mailing it in the postage prepaid envelope provided. Instructions for internet and telephone voting are included on the proxy card. All shares of Sizeler common stock and Sizeler Series B preferred stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of Sizeler common stock represented by the proxy card will be voted FOR the approval of the merger, the shares of Sizeler Series B preferred stock represented by the proxy card will be voted FOR the approval of the Sizeler Series B preferred stock exchange, and shares of both Sizeler common stock and Sizeler Series B preferred stock will be voted FOR the approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of the merger and the Sizeler Series B preferred stock exchange.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Morrow & Co., Inc., our proxy solicitor, at the following telephone numbers: (203) 658-9400 (collect) or (800) 607-0088 (toll-free).

Stockholders who hold their shares of Sizeler common stock or shares of Sizeler Series B preferred stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to Sizeler, addressed to the Secretary (Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, Louisiana 70062); or

•	attending the special meeting and voting by paper ballot in person (simply attending the meeting, without voting, will not constitute a revocation of a proxy).

If your shares are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, we may use our directors, officers and employees to solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Sizeler common stock and Sizeler Series B preferred stock and in obtaining voting instructions from those owners. We will pay all costs and expenses relating to filing, printing and mailing this proxy statement and relating to the solicitation of proxies.

The Company has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for the special meeting and will pay Morrow & Co., Inc. a fee of not to exceed $30,000, plus reimbursement of out-of-pocket expenses. The address of Morrow & Co., Inc. is 470 West Avenue, Stamford, CT 06902. Morrow & Co., Inc. toll-free telephone number is (800) 607-0088 or (203) 658-9400 (collect). Pursuant to our agreement with Morrow & Co., Inc., we have agreed to indemnify Morrow & Co. against any losses arising out of or relating to Morrow & Co.’s performance of the agreement.

Other Business

Sizeler does not expect that any matter other than the proposal to approve the merger, the proposal to approve the Sizeler Series B preferred stock exchange and the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to permit further soliciting of additional proxies will be brought before the special meeting. If, however, any other matter properly comes before the special meeting, or in the event of any adjournment or postponement of the special meeting, proxy holders will vote thereon in accordance with their discretion.

Adjournments and Postponements

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Sizeler common stock and Sizeler Series B preferred stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Sizeler stockholders who have already sent in their proxies to revoke them at any time prior to their use.

PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING

PROPOSAL NO. 1: THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement. This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference herein. You should read the entire merger agreement carefully as it is the legal document that governs the merger. You are also encouraged to read the opinions of Cohen & Steers and Wachovia Securities, our financial advisors, which are attached as Annex B and Annex C, respectively, and incorporated by reference herein.

Background of the Merger

On August 6, 2004, our board of directors announced a strategic plan to increase stockholder value that focused on reducing debt, positioning us for strong funds from operations, increasing occupancy, achieving a relative balance between retail and apartment assets, selling fully-appreciated assets and focusing development and acquisition activity in fast growing markets in the southeastern United States.

On September 8, 2004, First Union Realty Trust (now Winthrop Realty Trust) reported that it had acquired approximately 5.07% of our outstanding common stock. Winthrop stated that it had acquired the shares with a view to making a profit on its investment and that it intended to consider appropriate methods of maximizing the value of the shares and, to the extent consistent with its investment objectives, shareholder value in general.

On December 21, 2004, after increasing its ownership of our common stock to approximately 8.46%, Winthrop issued a letter notifying Sizeler that Winthrop intended to nominate an alternate slate of directors at our next annual meeting. Subsequently, Winthrop filed proxy materials with the SEC to elect the alternative slate of directors with the purpose of liquidating Sizeler.

In December 2004, we sold Lakeview Club Apartments for $43.8 million, which resulted in a net gain of approximately $17.9 million. The cash proceeds of approximately $41.2 million were used to reduce mortgage debt and floating rate bank debt and for general corporate purposes.

In March 2005, we sold 2,649,000 shares of our common stock to investors at $10.75 per share, raising approximately $27.2 million in new equity.

In early May 2005, we redeemed approximately $56.6 million of our 9% Convertible Subordinated Debentures, resulting in the conversion of approximately $54.0 million of Debentures into 4.9 million newly issued shares of our common stock at $11.00 per share.

On May 10, 2005, we sold Bryn Mawr Apartments for $25.7 million, which resulted in a gain of $15.7 million. The cash proceeds of approximately $23.7 million were used to repay mortgage debt and floating rate bank debt.

Between April 21 and May 6, 2005, Mark M. Tanz acquired approximately 1,100,000 shares of our common stock. On May 11, 2005, Mr. Tanz was elected to our board of directors.

In July 2005, we repaid approximately $12.5 million of mortgage debt bearing an interest rate of 8.25% and we hired CB Richard Ellis to market our three regional malls.

On August 29, 2005, Hurricane Katrina struck the Louisiana and the Mississippi Gulf Coast, which caused the Company to postpone the process of CB Richard Ellis marketing the mall portfolio.

On August 31, 2005, members of the board met with Michael L. Ashner of Winthrop to discuss the proxy contest and to formulate a settlement to the matter. On September 9, 2005, we and Winthrop entered into an agreement with Winthrop settling the proxy contest and related matters. Pursuant to the settlement agreement, Winthrop agreed to cease its solicitation of proxies for our 2005 annual meeting of stockholders, to support the re-election of two of our directors to the board of directors and to withdraw its stockholder proposal. In return, we agreed to take certain actions, including the election of Mr. Ashner to our board of directors and his appointment to our Compensation Committee and Strategic Direction and Acquisition Committee.

On October 27, 2005, we held our 2005 annual meeting of stockholders and a meeting of our board of directors and reviewed at the board meeting the progress made on our strategic plan.

On November 21, 2005, at a meeting of our board of directors, Mr. Sidney W. Lassen resigned as the chief executive officer of Sizeler and as chairman of our board of directors (but remained as a member of the board of directors). Mr. Tanz was elected as non-executive chairman of the board of directors and Mr. Thomas A. Masilla, Jr., our president, was appointed to the additional role of principal executive officer of Sizeler.

On December 19, 2005, Revenue Properties and Morguard filed a Schedule 13D with the SEC reporting that they beneficially owned 1,192,800 shares of our common stock. On December 30, 2005, we engaged Wachovia Securities as our financial advisor to assist us with respect to a possible sale of the Company accomplished in one or a series of transactions involving the sale of all or a portion of our assets or stock, a merger or other business combination, or a restructuring or other similar transaction. On January 10, 2006, we publicly announced our engagement of Wachovia Securities.

On February 13, 2006, at a meeting of our board of directors, representatives of Wachovia Securities made a presentation regarding the competitive landscape, pricing parameters, and tactical issues to consider in exploring potential strategic alternatives. After lengthy discussions among our board of directors and management and Wachovia Securities, our board of directors elected to offer the Company for sale and authorized Wachovia Securities to begin the process of marketing the Company for sale. At a continuation of the board meeting on February 14, 2006, a representative of CB Richard Ellis made a presentation to the board of directors on the marketing of our three regional malls.

On February 24, 2006, a representative of CB Richard Ellis presented to our board of directors the proposals received on the sale of the regional malls. After a thorough discussion, our board decided that all offers should be rejected because the offers did not reach an acceptable threshold price. Accordingly, the board decided that the malls should be taken off the market and that they should be included in the package of materials being prepared by Wachovia Securities for the sale of the entire Company. However, given that Hammond Mall represented a significant redevelopment project, management was authorized to continue to pursue a possible sale transaction for that property if one could be found on acceptable terms.

On March 14, 2006, Winthrop entered into agreements to sell in private transactions 1,385,000 shares of our common stock, including the sale of 275,000 shares to Mr. Tanz and 910,000 shares to Revenue Properties. The remainder of these shares were sold to a third party. As a result, our covenants and agreements under the settlement agreement were terminated and Mr. Ashner resigned as a director of our Company. On March 14, 2006, Revenue Properties and Morguard filed a Schedule 13D/A with the SEC reporting that they beneficially owned 2,123,600 shares of our common stock.

On March 29, 2006, at a meeting of our board of directors, it was reported that an offer had been received from Sterling Properties to purchase Hammond Mall in an all cash transaction. After a lengthy discussion, the board authorized management to negotiate a purchase and sale agreement for the sale of Hammond Mall to Sterling Properties at a sale price of $14 million with an expected closing in May 2006.

On April 6, 2006, Revenue Properties requested that we waive the application of the ownership limitations in our charter to permit them to acquire up to 19.9% of our common stock in one or more privately negotiated transactions, and to exempt them from the application of the Maryland Business Combination Act. On April 18, 2006, at a meeting of the board of directors, the board considered Revenue Properties’ request. Mr. Tanz recused himself from the meeting due to his membership at the time on the boards of both Revenue Properties and Morguard. Mr. Tanz also reported that he has consistently recused himself from meetings of the boards of directors of Revenue Properties and Morguard when any discussion of actions with respect to Sizeler had occurred. After a thorough discussion of the request, including consideration of the current marketing of the Company by Wachovia Securities, the possibility that Revenue Properties would participate as a bidder and possible impact of Revenue Properties’ request on the sale process, the board declined the request.

On April 18, 2006, at a meeting of our board, our board received a report on the status of Wachovia Securities’ marketing of the Company. Wachovia Securities subsequently circulated the proposed marketing materials to all of the directors for their review and comment.

On April 19, 2006, Mr. Tanz resigned from both the Revenue Properties and Morguard boards and informed our board that he had done so in order to avoid any possible conflict of interest given Revenue Properties’ ownership interest in the Company and possible participation in the bidding process.

Commencing April 19, 2006, Wachovia Securities contacted eighty-seven potential bidders on our behalf, of which forty-four executed confidentiality agreements.

On May 16, 2006, the sale of Hammond Mall was completed. Net proceeds of this sale were used to reduce floating rate bank debt.

On May 22, 2006, at a meeting of our board, Wachovia Securities discussed the indications of interest that had been received. Of the forty-four parties that received materials, ten submitted proposals - five for 100% of our stock, three for a purchase of assets, and two for the multi-family portfolio. Wachovia Securities reported that the indicated price ranges for transactions for the entire company were between $12.37 and $15.75 per share. Wachovia Securities recommended that seven parties be invited to make a bid for the stock of the Company. The board of directors instructed Wachovia Securities to proceed on that basis and to have further discussions with the parties for the second round and to report back to the board. Additionally, our board instructed DLA Piper US LLP, the Company’s counsel, to prepare an initial draft of the merger agreement for second round parties to review and provide comments.

On May 30, 2006, at a meeting of our board of directors, Wachovia Securities updated the board with respect to the sale process. Among other things, it advised that a number of the second round bidders might not continue in the process. June 20, 2006 was set as the deadline for receiving second round bids. During this period, certain of the second round bidders conducted due diligence at both the property level and with management at our corporate offices. The deadline for receiving bids subsequently was extended by the board to June 22, 2006 at which time only one bidder, Revenue Properties, presented a bid. In addition, another entity who was not one of the original second round bidders but who had recently entered the process presented a bid. We refer to this bidder as Company A.

On June 22, 2006, at a meeting of our board of directors, representatives of Wachovia Securities discussed the status of the bidding process. Our board was advised that a bid was received from Company A to acquire all of our outstanding common stock for $15.25 per share in cash and that Revenue Properties had submitted a bid to acquire all of our outstanding common stock for $14.00 per share, to be paid $7.00 in cash and $7.00 in five-year promissory notes bearing interest at 5% per annum. Both bidders also provided a mark-up of the draft merger agreement that was provided to them as part of their bid packages.

After a lengthy discussion, our board authorized Wachovia Securities to respond to Company A that it was prepared to immediately negotiate a definitive agreement for a transaction assuming that the cash price was increased to $15.50 per share and that various conditions contained in the offer relating to due diligence matters were removed. Company A indicated a willingness to increase its offer to $15.50 per share but stated that it would need time in which to do financial and environmental due diligence and structural reviews in order to remove any due diligence conditions from its offer. Because the board believed the bid from Company A was the best alternative available to the Company, the board agreed to an extension of the due diligence period. Over the next three weeks, Company A proceeded with due diligence and discussed the terms of the definitive agreement with the Company and our representatives. In addition, Company A made it clear that it would only pay $15.50 per share if it was able to structure the transaction to provide it with a “stepped up” basis for tax purposes upon completion of the transaction. The Company indicated that the structure proposed by Company A was acceptable to it.

At the June 22, 2006 board meeting, Wachovia Securities advised the board that it was likely to provide financing to Company A in order to fund the acquisition. Accordingly, management was authorized to contact Cohen & Steers regarding the provision of a fairness opinion with respect to the transaction, and Cohen & Steers was contacted to render such an opinion.

At this meeting, the board of directors also instructed Wachovia Securities to contact certain bidders to inform them of the availability of a “step up” in the tax basis of the Company’s assets. The structure proposed by Company A provided Company A with a “stepped up” basis for tax purposes upon completion of the proposed transaction. The Company believed that other bidders might be willing to pay an increased price as a result of this structure. As a result, Wachovia Securities contacted Revenue Properties and the other remaining bidder previously involved in the process. The other bidder indicated the availability of a “step up” did not cause it to have any additional interest in acquiring the Company.

On July 21, 2006, we received a revised bid from Revenue Properties of $15.00 per share, in a combination of cash and notes, with the amount of notes versus cash unspecified.

On July 31, 2006, after having conducted further due diligence and resolved substantially all material issues on the definitive agreement over the preceding weeks, Company A informed Wachovia Securities that it was only interested in acquiring some (but not all) of the Company’s properties and therefore was no longer interested in pursuing the merger transaction.

On August 1, 2006, the board of directors instructed Wachovia Securities to contact Revenue Properties and ask them to make a final, best proposal. On August 3, 2006, Revenue Properties responded with an all cash offer of $15.00 per share.

On August 7, 2006, the board discussed the $15.00 cash offer from Revenue Properties and authorized further negotiations with Revenue Properties. After further negotiations that day, Revenue Properties agreed to raise its proposal to an all cash offer of $15.10 per share. After a discussion of all the options available to the Company, including a possible liquidation or continuing to operate as an independent public company, the board unanimously agreed to enter into a non-binding letter of intent with Revenue Properties providing for the purchase of all of the outstanding stock of the Company at $15.10 in cash per share. The letter of intent contemplated the execution of a definitive agreement prior to 5:00 pm on August 17, 2006 and granted to Revenue Properties exclusivity until that time to negotiate with the Company. The letter of intent did not, however, preclude other offers from being made for the Company and did not include a break-up fee.

On August 8, 2006, we publicly announced that we had entered into a letter of intent with Revenue Properties to acquire all of our outstanding common stock for $15.10 per share in cash.

On August 10, 2006, in response to Revenue Properties’ original June 22, 2006 mark-up, DLA Piper submitted a revised draft of the merger agreement to Revenue Properties. Negotiations of the merger agreement thereafter commenced and we received from Revenue Properties a proposed voting agreement pursuant to which our directors and certain of our executive officers would agree to vote for the merger.

On August 11, 2006, Stikeman Elliott LLP and Chadborne & Parke LLP, counsel for Revenue Properties, submitted a revised draft of the merger agreement in response to DLA Piper’s August 10 draft. Later in the day on August 11, 2006, DLA Piper sent the disclosure schedules to the merger agreement to Stikeman and Chadbourne for their review.

From August 12, 2006 until August 16, 2006, the parties and their counsel continued to negotiate the terms of the merger agreement and exchanged drafts and comments. Most of the material terms were agreed to by the parties, including a break up fee in the event of a termination of the merger agreement to accept a company superior proposal in the amount of $6.5 million.

From August 10, 2006 to August 16, 2006, certain of our stockholders publicly announced that they were opposed to the proposed merger and suggested that the Company instead consider a sale of assets and liquidation. On August 16, 2006, K. (Rai) Sahi, Chairman and Chief Executive Officer of Revenue Properties, discussed the proposed transaction with one of our major stockholders, who informed Mr. Sahi that it would support the transaction if the purchase price was increased and the break up fee was limited to actual costs incurred by Revenue Properties up to a maximum of $6.5 million. Mr. Sahi relayed the substance of the conversation to Mr. Tanz. Revenue Properties did not agree to raise the purchase price, but did agree to the revised break up fee provision, which was incorporated into the merger agreement.

On August 16, 2006, the board of directors convened a meeting to discuss the status of negotiations with Revenue Properties. DLA Piper made a presentation to the board, which included an overview of the terms of the merger agreement. After the discussion, the board agreed to reconvene the meeting at 3:30 p.m. eastern time on August 18, 2006.

On August 17, 2006, the parties and their counsel continued negotiations on the merger agreement. Revenue Properties also provided an initial draft of amendments to the severance and change of control agreements between the Company and Mr. Masilla and Guy M. Cheramie, our chief financial officer, respectively. Also, on August 17, 2006, Wachovia Securities informed the Company that Revenue Properties would not be seeking financing from Wachovia Securities to help fund the merger consideration. Therefore, as a result and because Company A was not acquiring the Company, we requested that Wachovia Securities also render a fairness opinion with respect to the proposed merger.

Later on August 17, 2006, DLA Piper communicated to Revenue Properties’ counsel that, after discussions with our board of directors, the members of our board of directors and executive officers determined that they would not sign voting agreements, but confirmed that, if the transaction were approved by our board of directors, they intended to vote in favor of the merger.

In the afternoon of August 18, 2006, DLA Piper sent a mark-up of the amendments to the severance and change of control agreements to Revenue Properties’ counsel for their review. All of the parties subsequently agreed to the terms of the amendments.

On August 18, 2006, our board of directors held a meeting to consider the transaction contemplated by the merger agreement. All of the members of our board of directors were present, except for J. Terrell Brown who was traveling. Representatives of Cohen & Steers delivered their oral opinion, which was subsequently confirmed in writing, as of August 18, 2006, that based upon and subject to the factors and assumptions set forth in their opinion, the merger consideration to be received by holders of shares of Sizeler common stock pursuant to the merger agreement was fair from a financial point of view. The full text of the written opinion of Cohen & Steers, dated August 18, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex B to this proxy statement. Representatives of Wachovia Securities then delivered their oral opinion, which was subsequently confirmed in writing, that, as of August 18, 2006, that based upon and subject to the factors and assumptions set forth in their opinion, the merger consideration to be received by holders of shares of Sizeler common stock

(other than Revenue Properties) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Wachovia, dated August 18, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex C to this proxy statement. A lengthy and thorough discussion then ensued among our board members, and they determined that the merger was advisable and fair to, and in the best interests of, our common stockholders. The board also approved the merger agreement and the transactions contemplated by the merger agreement and recommended that our common stockholders approve the merger. After the meeting, the parties executed the definitive merger agreement.

On August 21, 2006, prior to the opening of the markets, we issued a press release announcing the execution of the definitive merger agreement.

The Compson Proposal

On September 3, 2006, we received a letter from Michael A. Comparato, the President of Compson, indicating that Compson would be willing to offer the equivalent of $16.10 per share in cash for all of our real estate assets in a real estate purchase transaction, and not as a purchase of the entire Company. As described below, during the next three weeks, the Company and its representatives sought clarification from Compson of the terms of its proposal. Ultimately, for the reasons described below, our board of directors unanimously determined that the value of the Compson proposal to our stockholders was not $16.10 per share, and that the Compson proposal was not a company superior proposal under the merger agreement and was less favorable to our stockholders than the merger with Revenue Properties.

On September 6, 2006, our board of directors held a meeting to consider the letter received from Compson. Our board of directors determined that it did not have sufficient information regarding the Compson proposal and instructed the Company and its legal and financial advisors to seek clarification from Compson of the terms of its proposal.

On September 8, 2006, representatives of DLA Piper and Mr. Masilla discussed the terms of the Compson proposal with Mr. Comparato and representatives of Compson’s legal advisors.

On September 12, 2006, we received a non-binding term sheet from Compson for a proposed acquisition of our real estate holdings through a newly-formed entity, and the payment by Compson’s purchaser of specified liabilities only. Compson’s bid was structured as an asset purchase and not as a bid for the shares of the Company. The non-binding term sheet was subject to definitive documentation and did not provide a firm commitment in regards to financing. While the Compson term sheet indicated a price of $16.10 per share, that price did not provide for the payment of all liabilities and expenses of Sizeler, including expenses, liabilities and reserves required to wind-down and liquidate the Company, which would be borne by our stockholders and subject our stockholders to increased risk and delay. The term sheet also provided for a break-up fee of $12 million.

On September 13, 2006, representatives of DLA Piper and Wachovia Securities and Mr. Masilla discussed the terms of the Compson non-binding term sheet with representatives of Compson’s legal advisors and Mr. Comparato. The parties discussed the general types of liabilities that our stockholders would be required to assume under the Compson proposal and we sought clarification regarding other terms of the proposal. During the course of the conversation, DLA Piper indicated that certainty of price was very important and that, as a result, the Company’s board of directors strongly preferred a transaction structured as a merger. In addition, DLA Piper noted that Compson could obtain a “stepped up” tax basis under a merger transaction and that the Company did not understand the purpose of Compson’s insistence on an asset transaction, other than to shift to our stockholders the risk and expense of unassumed liabilities. Mr. Comparato indicated that Compson might be willing to assume certain of those liabilities, and said that he expected to submit a revised proposal clarifying certain matters by the next day.

Later on September 13, 2006, we received a letter from Revenue Properties indicating that, based on their review and analysis of the Compson proposal, Revenue Properties believed that the Compson proposal was not a company superior proposal under the merger agreement.

On September 14, 2006, our board of directors held a meeting to consider the non-binding term sheet received from Compson. Given the indication from Compson that a revised offer would be forthcoming, our board of directors determined to defer making a decision with respect to the Compson non-binding term sheet.

On September 15, 2006, a representative of Compson’s counsel informed DLA Piper that Compson would be submitting its revised proposal on September 19, 2006. The Company also requested any further clarification of information which Compson would wish Sizeler’s board of directors to consider, including due diligence requirements, timing to closing, the form of purchase agreement, evidence of committed financing, and all materials terms and conditions.

On September 20, 2006, our board of directors met to consider the Compson proposal. Given that Compson had not submitted a revised proposal, our board of directors considered Compson’s September 12, 2006 non-binding term sheet and other information available from the telephone calls with Compson and its advisors. Representatives of Wachovia Securities and Cohen & Steers discussed the financial aspects of the Compson proposal with our board of directors. The analyses discussed were based on financial information provided by the Company and indicated that the Compson proposal compared unfavorably to the merger with Revenue Properties. Representatives of DLA Piper described for the board of directors certain legal issues relating to the Compson proposal. Our board of directors made a preliminary determination that the Compson proposal was less favorable to our stockholders than the merger with Revenue Properties, but resolved to defer any final decision until it received a revised proposal from Compson.

On September 22, 2006, we received a revised non-binding term sheet from Compson and UBS Real Estate Investments, Inc. (“UBS REI”). The Compson bid was structured as a purchase of our real estate holdings and not as an acquisition of the shares of our company, thereby requiring the Company to be responsible for a substantial amount of liabilities and expenses that would have to be paid as a result of a liquidation and wind down of the Company. Under the Compson proposal, the consideration to be received by our stockholders would be reduced by these liabilities and expenses. The gross purchase price payable by the purchasing entity would be $440 million. While according to the non-binding term sheet, Compson and UBS REI believed the net value of the proposed transaction to be approximately $15.60 per share, for the reasons specified below, our board of directors and financial advisors believed that the value of the Compson proposal to our stockholders was less than that amount. The non-binding term sheet also contemplated a break-up fee of $12 million, which may have limited further acquisition proposals by other parties.

On September 23, 2006, our board of directors met to consider the revised Compson proposal. Representatives of Wachovia Securities and Cohen & Steers discussed the financial aspects of the Compson proposal with our board of directors. The analyses discussed were based on financial information provided by the Company and indicated that the Compson proposal compared unfavorably to the merger with Revenue Properties. Representatives of DLA Piper described for the board of directors certain legal issues relating to the Compson proposal. At the meeting, our board of directors unanimously determined that the revised Compson bid was less favorable to our stockholders than the merger with Revenue Properties. This determination was made by the board of directors after taking into account all legal, financial, regulatory, timing and similar aspects of the Compson bid and after consultation with its outside legal counsel and financial advisors.

Our board of directors noted the following about the revised Compson proposal:

•	The Compson bid was structured as a purchase of our real estate holdings and not as a bid for the outstanding stock of Sizeler, thereby requiring Sizeler to be responsible for a substantial amount of liabilities and expenses that must be paid as a result of a liquidation and wind down of Sizeler. These liabilities and expenses either would not be applicable under the merger with Revenue Properties, or would be borne by Revenue Properties as the owner of the surviving entity in the merger.

•	Compson estimated that its revised proposal provided a value to Sizeler stockholders of approximately $15.60 per share, but the board of directors believed that Compson’s estimate did not account for all liabilities, expenses and reserves that would be required to wind down and liquidate Sizeler.

•

In particular, Compson’s revised proposal indicated a purchase price of $444.0 million. We estimated that, under the Compson proposal, Sizeler would be required to pay approximately $114.2 million of known costs with respect to its existing debt and preferred stock, prepayment penalties, dividends, option expenses, severance expenses and other costs, including the expense reimbursement to Revenue

Properties. In addition, the board of directors estimated that Sizeler would be required to pay additional retained costs of between $5.8 million and $17.2 million with respect to legal, accounting and tax fees, and incremental administrative and other expenses following a transaction with Compson. As a result, the board of directors estimated that the cash potentially available for distribution to stockholders as a result of the Compson proposal is between $312.3 million and $324.0 million (or between $14.54 and $15.09 per share).

•	Many of these costs are estimates and could be higher or lower, depending on many different factors. Because the Compson proposal contemplates an asset purchase, the risks and uncertainties relating to liabilities and expenses not included in the Compson estimate (or in excess of our estimates) would be borne by Sizeler and its stockholders. Under the merger with Revenue Properties, all of these expenses would be borne by Revenue Properties as the owner of the surviving entity.

•	Because of the asset purchase structure proposed by Compson, a portion of the cash from Compson would have needed to be held in a reserve for contingencies of the Company and not distributed to stockholders for a period of up to three years. The Company estimates that it would need to retain approximately $5 million to $10 million (or $0.23 to $0.47 per share) as a reserve for such contingencies during the liquidation process. The board of directors estimated that the amount that initially could be paid to Sizeler stockholders under the Compson proposal is less than $15.00 per share.

•	The non-binding term sheet contemplated a break-up fee of $12 million, which may have limited further merger proposals by other parties.

•	The non-binding term sheet remained subject to completion of definitive documentation and other steps, including the receipt of estoppel certificates from 75% of Sizeler’s commercial tenants and possible additional due diligence requirements, which the board believed would create risk for completion and timing of the transaction.

Given all of these factors, our board of directors concluded that the Compson proposal was not a company superior proposal under the merger agreement, that the merger with Revenue Properties continues to be the best option available to our stockholders and that our stockholders therefore should be given the opportunity to consider and vote on the proposed merger with Revenue Properties.

Our Reasons for the Merger

The following discussion, while not exhaustive, includes the material information and factors considered by our board of directors in connection with its evaluation of the merger. In view of the variety of factors considered, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weight to different factors. It should be noted that parts of this explanation of our board of directors’ reasoning and other information presented in this section is Forward-Looking in nature and therefore should be read in light of the factors discussed under “Forward-Looking Statements.”

All of the directors present at the board meeting held on August 18, 2006 determined that the merger is advisable and fair to, and in the best interests of, our Company and our stockholders. Mr. J. Terrell Brown was not present at the August 18 meeting. In reaching its determination, our board of directors consulted with Sizeler’s management, as well as its legal and financial advisors, and considered the following material factors.

Factors Relating to the Specific Terms of our Merger Agreement with Revenue Properties

•	The merger consideration consists solely of cash, which provides certainty of value to our common stockholders.

•	Our board of directors considered the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to consummate the merger as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the merger agreement and our board’s evaluation of the likely time period necessary to close the transaction.

•	The lack of any financing condition to the consummation of the merger in the merger agreement and the existence of an unsecured financing commitment to provide a subsidiary of Revenue Properties with $250 million for the purpose of consummating the transaction.

•	The merger agreement, subject to the limitations and requirements contained in the merger agreement, allows our board of directors to furnish information to and conduct negotiations with a third party if there is a reasonable likelihood that such actions could lead to a company superior proposal and to terminate the merger agreement to accept a company superior proposal upon the payment to Revenue Properties of an expense reimbursement amount equal to the lesser of (a) $6.5 million and (b) all of the costs and expenses incurred by Revenue Properties or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement. See “The Merger Agreement – Revenue Properties Expense Reimbursement and other Expenses.” In addition, the merger agreement provides for expense reimbursement to Revenue Properties of up to $1 million if the merger agreement is terminated by us or Revenue Properties because our common stockholders fail to approve the merger at the special meeting or any adjournment or postponement thereof. The merger agreement also provides for expense reimbursement to Revenue Properties of up to $250,000 in the event our board of directors withdraws, modifies or changes in an adverse manner to Revenue Properties its approval or recommendation of the merger agreement or the merger or shall have recommended to Sizeler common stockholders a company acquisition proposal other than the merger. Based upon discussions with its financial and legal advisors, our board of directors concluded that the expense reimbursement provisions should not preclude another party from making a competing proposal.

•	The merger agreement provides reasonable certainty of consummation, because it includes limited conditions to Revenue Properties’s obligation to complete the merger, including:

•	Revenue Properties is generally obligated to close the merger notwithstanding any breaches of Sizeler’s representations and warranties, unless those breaches would in the aggregate have a company material adverse effect; and

•	although Revenue Properties has the right not to complete the merger if developments occur that have a company material adverse effect, the effects of changes in the general real estate market and industry conditions, changes in law and accounting principles and, to a certain extent, acts of god, are excluded in determining whether any company material adverse effect has occurred.

•	The merger must be approved by our common stockholders, by a vote of the holders of a majority of our outstanding shares of common stock. Accordingly, the merger will not be consummated unless the transaction is supported by the holders of a majority of our common stock.

•	Our common stockholders will continue to receive regular quarterly dividends up to the closing of the merger, including a proportionate distribution in respect of any partial dividend period.

•	Our board of directors considered the results of, and information learned from, the process followed by Sizeler in considering its strategic alternatives.

•	Our board of directors considered the opinion, analysis and presentation of Cohen & Steers on August 18, 2006 and its opinion that, as of August 18, 2006, and based upon and subject to the factors and assumptions set forth in its opinion, the $15.10 in cash per share of Sizeler common stock to be received by our common stockholders pursuant to the merger agreement is fair from a financial point of view to our common stockholders. The full text of the written opinion of Cohen & Steers, dated August 18, 2006, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement.

•

Our board of directors considered the presentation of Wachovia Securities on August 18, 2006 and its opinion that, as of August 18, 2006, and based upon and subject to the factors and assumptions set forth in its opinion, the $15.10 in cash per share of Sizeler common stock to be received by our common stockholders (other than Revenue Properties) pursuant to the merger agreement is fair from a financial point of view to our common stockholders (other than Revenue Properties). The full text of the written opinion of Wachovia Securities, dated August 18, 2006, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement.

Factors Relating to the Transaction Generally

•	Our board of directors considered information concerning our business, future prospects and financial performance.

•	Our board of directors considered current industry, economic and market conditions and trends in the markets in which we and our subsidiaries operate.

•	Our board of directors considered the effects of the merger on employees, customers and communities to the extent those effects will have an impact on the Company.

•	Our board of directors considered the fact that 87 potential bidders were contacted regarding a potential sale and that Revenue Properties was the only remaining proposal at the time our board of directors approved the merger.

•	Our board of directors considered other strategic alternatives available to Sizeler, including a merger or other business combination with another entity, a recapitalization, reorganization, restructuring or liquidation of the Company, or all or a portion of its assets, or continue to operate as an independent public company.

•	Our board of directors believed that, in view of the tax, operational and structural factors discussed above under “— Background of the Merger,” a sale of Sizeler as a whole at the price offered by Revenue Properties was preferable to remaining an independent public company and to other alternatives. Moreover, in terms of maximizing stockholder value, our board or directors considered that there were risks and uncertainties associated with remaining an independent public company or liquidating the Company.

•	Our board of directors considered the fact that there were no proposals made to acquire us after August 8, 2006 and before the signing of the merger agreement at a price higher than the price indicated in the merger agreement.

Potential Negative Factors Relating to the Transaction

In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including the following:

•	The Company considered the relationship of the $15.10 per share merger consideration to historical trading prices of our common stock, including that it was a discount of approximately 2% to our most recent closing price of $15.41 per share on August 7, 2006, the day before we announced the signing of the letter of intent with Revenue Properties. However, our board of directors believed that the historical stock price before the announcement of the letter of intent was the result of speculation and not consistent with the valuation of the Company based on the sale process. In this regard, the fact that 87 potential bidders were contacted regarding a potential sale of the Company after which we received only two bids, one for $14.00 (which was increased to $15.00 and ultimately to $15.10) and one for $15.25 (which the bidder indicated it would increase to $15.50 but which the bidder withdrew).

•

Our board of directors considered the unfavorable reaction of certain of our stockholders to the announcement of the letter of intent with Revenue Properties on August 8, 2006. In this regard, our board of directors observed that, prior to the filing of this preliminary proxy statement, these stockholders did not have sufficient information about the competitive bidding process and the prices that third party bidders offered in this process for the entire company. The background of the proposed merger and circumstances leading up to the proposed merger have been disclosed to stockholders in this proxy statement. Based on recent public statements and filings, the Company believes that its stockholders will accept the highest price offered for the Company that results from a fair and comprehensive process. The Company believes that the merger consideration of $15.10 per share reflects the highest price offered and is the result of a fair and comprehensive process.

•	If the merger is consummated, our common stock will no longer be publicly traded and will be delisted from the NYSE and deregistered under the Exchange Act. Following the effective time of the merger, our common stockholders of record on the record date will be entitled only to the merger consideration in exchange for their shares of our common stock. Thus, if the merger is completed, holders of shares of our common stock will not have an opportunity to continue to hold an equity interest in the surviving company as an ongoing corporation and therefore will not have the opportunity to share in the future earnings, dividends or growth, if any, of the surviving corporation.

•	The merger agreement precludes us from actively soliciting alternative proposals, although, subject to the limitations and restrictions contained in the merger agreement, our board of directors is permitted to furnish information to and conduct negotiations with a third party who submits an alternative proposal if there is a reasonable likelihood that such actions could lead to a company superior proposal and to terminate the merger agreement if we receive a company superior proposal.

•	We are obligated to reimburse Revenue Properties, subject to specified dollar limits, for costs and expenses incurred by Revenue Properties or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement subject to specified dollar limits if we terminate the merger agreement. This includes an expense reimbursement amount equal to the lesser of (a) $6.5 million and (b) all of the costs and expenses incurred by Revenue Properties or its affiliates if we terminate the merger agreement to accept a company superior proposal. See “The Merger Agreement —Revenue Properties Reimbursement Expense and other Expenses.” It is possible that these provisions could discourage a competing proposal to acquire us or reduce the price in an alternative transaction. As described above, based upon discussions with our financial and legal advisors, our board of directors concluded that these expense reimbursement provisions should not preclude another party from making a competing proposal.

•	The merger consideration consists solely of cash and will therefore be taxable to our common stockholders for U.S. federal income tax purposes.

•	That although the consummation of the merger is not subject to a financing contingency, Revenue Properties does plan to finance the merger through a combination of committed third party bank financing and the use of internal resources. The financing commitment includes conditions to closing. However, based on the commitment letter and representations by Revenue Properties, the Company’s board of directors concluded that Revenue Properties should have sufficient internal or external resources to consummate the merger;

•	Certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See “— Interests of Certain Persons in the Merger.”

•	We may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent public company.

•	There can be no assurance that we will be able to consummate the merger. The consummation of the merger is subject to various conditions under the merger agreement, including certain consents, filings, approvals, orders or authorizations of governmental authorities, the obtaining of which may be out of our control. See “— The Merger Agreement — Conditions to the Merger.”

•	Certain of our stockholders have written letters and issued them publicly regarding their negative views of the proposed merger.

The foregoing discussion of the information and factors considered by our board of directors, while not exhaustive, includes the material factors considered by our board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weight to different factors. It should be noted that this explanation of our board’s reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Recommendation of Our Board of Directors

All of the directors present at the board meeting held on August 18, 2006 evaluated the factors described above, including asking questions of our management and legal and financial advisors, and after careful consideration all of the directors present determined that the merger is advisable and fair to, and in the best interests of, our Company and our common stockholders and approved the merger agreement. The board of directors recommends that our common stockholders vote FOR the approval of the merger. Each of our directors and executive officers has indicated that they intend to vote any shares of Sizeler common stock over which they have the power to vote in favor of the merger.

Opinion of Cohen & Steers

On August 18, 2006, at a meeting of the board of directors of Sizeler, Cohen & Steers presented certain financial analyses as further described below and rendered its oral opinion, which it subsequently confirmed in writing, to the board of directors of the Company to the effect that, based upon and subject to the various considerations described in its opinion, the $15.10 per share cash consideration to be received by the holders of common stock of the Company was fair, from a financial point of view, to such holders.

The full text of Cohen & Steers’ written opinion, dated August 18, 2006, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Cohen & Steers in rendering its opinion, is attached as Appendix B to this document and is incorporated into this summary by reference. Cohen & Steers’ opinion is directed only to the fairness, as of the date of its opinion and from a financial point of view, of the cash consideration to be received by stockholders of the Company’s common stock and does not constitute a recommendation to common stockholders as to how holders of common stock should vote with respect to the merger agreement and the merger. The summary of Cohen & Steers’ opinion, set forth below, is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully in its entirety.

In connection with this opinion, Cohen & Steers reviewed and considered such financial and other matters as it deemed relevant. Among other things, it:

(i)	Reviewed certain publicly-available financial statements and other publicly available business and financial information relating to the Company;

(ii)	Reviewed certain due diligence information, including historical and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and prospects of the Company, as prepared by management of the Company;

(iii)	Reviewed certain historical unaudited property level operating statements of the Company, as prepared by the Company;

(iv)	Reviewed a draft of the Agreement and Plan of Merger distributed on August 15, 2006, provided to us by management of the Company;

(v)	Conducted discussions with the management of the Company concerning the matters described herein, as well as the business and prospects of the Company;

(vi)	Reviewed the financial terms, to the extent available, of certain unrelated acquisition transactions that Cohen & Steers deemed relevant to its analysis;

(vii)	Reviewed financial and stock market data for publicly-traded companies that Cohen & Steers deemed relevant to its analysis;

(viii)	Performed various financial analyses as Cohen & Steers deemed appropriate, using generally accepted analytical valuation methodologies; and

(ix)	Performed such other analyses and considered such other factors as Cohen & Steers deemed appropriate.

Cohen & Steers also has considered such other information, financial studies and analyses, investigations and financial, economic, market and trading criteria which it deemed relevant, including its knowledge of the real estate industry, as well as its experience in connection with similar transactions and securities valuation generally.

Cohen & Steers has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise made available to or discussed with Cohen & Steers, including, without limitation, the items listed above as reviewed by Cohen & Steers, including financial statements and financial projections provided by the management and/or representatives of the Company. With respect to financial information, financial projections and other information provided to or otherwise discussed with Cohen & Steers, Cohen & Steers has assumed and was advised by the management of the Company, that such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of the Company, as to the historical and expected future financial performance of the Company.

Cohen & Steers did not independently verify the accuracy or completeness of any of such information, nor does it express any opinion with respect thereto. Cohen & Steers has relied upon the assurances of the management of the Company that they are not aware of any information or facts that would make the information provided or otherwise made available to Cohen & Steers incomplete, materially inaccurate or misleading with regard to the Company. Cohen & Steers has not independently verified such information, performed no audit of assets or liabilities, no physical inspection of any properties, did not attempt to assess or value any of the intangible assets of the Company (including goodwill) and made no appraisal of assets or liabilities, contingent or otherwise, including contractual rights or obligations, of the Company, or been furnished with any such appraisals.

Cohen & Steers made numerous assumptions with respect to general business and economic conditions that are beyond the control of those managing and operating the Company. The analyses performed by Cohen & Steers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

Cohen & Steers was not engaged to and did not review, nor is it expressing any opinion with respect to, any alternative merger, financing transaction or other strategic alternatives that may be available to the Company. Cohen & Steers’ opinion also does not address the merits of the underlying decision by the Company to engage in the merger. Further, Cohen & Steers was not engaged to, and did not, assess or consider the tax, legal and accounting implications of the merger to the Company or any stockholder of the Company.

Cohen & Steers’ opinion is necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to it, as of the date hereof. It should be understood that subsequent developments may affect Cohen & Steers’ opinion, and Cohen & Steers does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

Cohen & Steers’ opinion does not constitute a recommendation as to any action any common stockholder of the Company should take in connection with the merger agreement, the merger or any aspect thereof, including whether to vote in favor of the merger or to purchase, sell or hold Sizeler’s common stock or take or refrain from taking any other action, and should not be relied upon as such.

The following is a summary of certain financial analyses performed by Cohen & Steers in arriving at its opinion and was provided by Cohen & Steers for inclusion herein. In support of several of its analyses, Cohen & Steers used financial projections (the “Financial Projections”) that were prepared by management. Cohen & Steers assumed that the Company Financial Projections were reasonably prepared on a basis reflecting the best current estimates and good faith judgments of management as to the Company’s anticipated future financial condition and operating results.

Historical Trading Analysis. Cohen & Steers reviewed the historical trading prices for Sizeler common stock for the following three periods:

•	The latest twelve month period ended August 14, 2006 (“LTM”);

•	The period commencing with the Company’s announcement on January 10, 2006 that it was exploring strategic alternatives and ending on August 14, 2006 (“Since Announcement”); and

•	The one year prior to the announcement that the Company was exploring strategic alternatives commencing on January 10, 2005 and ending on January 10, 2006) (“Prior To Announcement”).

We noted that during these periods, the Company’s common stock has traded in the following ranges during each respective period:

	LTM	Since Announcement	Prior To Announcement
High	$16.15	$16.15	$13.44
Low	11.10	13.26	10.90
Average Closing Stock Price	13.61	14.59	12.19

Comparable Companies Analysis. Cohen & Steers compared select financial and operating data of the Company to the corresponding data of certain publicly-traded companies having business and other characteristics that it deemed to be reasonably comparable to the Company on such basis. In determining the universe of comparable companies, Cohen & Steers considered a variety of factors, including, but not limited to, market capitalization, nature of business, revenues, cash flow and size. Cohen & Steers selected twelve companies (the “Comparable Companies”) including:

•	Acadia Realty Trust, Inc.

•	America First Apartment Investors, Inc.

•	Associated Estates Realty Corporation

•	BNP Residential Properties, Inc.

•	Cedar Shopping Centers, Inc.

•	Inland Real Estate Corporation

•	Investors Real Estate Trust

•	Kite Realty Group Trust

•	One Liberty Properties, Inc.

•	Ramco-Gershenson Properties Trust

•	Saul Centers, Inc.

•	Urstadt Biddle Properties Inc.

Using publicly available information and analyst estimates, Cohen & Steers analyzed certain trading multiples of the Comparable Companies including multiples based on:

(i)	the ratio of equity value to Funds from Operations (“FFO”), for latest quarter ended June 30, 2006 annualized;

(ii)	the ratio of equity value per share to 2006 FFO consensus analyst estimates;

(iii)	the ratio of equity value per share to 2007 FFO consensus analyst estimates; and

(iv)	the ratio of enterprise value to earnings before interest, taxes, depreciation and amortization (“EBITDA”), for the latest quarter ended June 30, 2006 annualized.

The financial data and consensus analyst estimates used in this analysis were obtained from publicly available sources, equity research reports or First Call.

To calculate the implied equity values, Cohen & Steers, where it deemed appropriate, subtracted outstanding debt and lease obligations, net of cash and cash equivalents.

The following table sets forth the implied high, mean, median and low values per share of the Company common stock based upon the Comparable Companies Analysis:

Implied Valuation Per Share

High	$21.16
Mean	15.06
Median	14.27
Low	11.89

Comparable Transactions Analysis. Cohen & Steers considered the terms, to the extent publicly available, of select cash transactions involving retail, multifamily and diversified REITs with an equity value less than $1 billion, including announced and completed transactions that it deemed reasonably comparable to the merger (the “Comparable Transactions”) and compared the consideration being paid pursuant to the merger with the consideration involved in such Comparable Transactions. Cohen & Steers selected seventeen Comparable Transactions as follows:

•	Morgan Stanley & Onex / Town & Country Trust

•	Colonial Properties Trust / Cornerstone Realty Income Trust, Inc.

•	PL Retail LLC / Price Legacy Corporation

•	Heritage Property Investment Trust / Bradley Real Estate, Inc.

•	Centro Properties Group / Kramont Realty Trust

•	US Retail Partners, LLC / First Washington Realty Trust, Inc.

•	General Growth Properties, Inc. / JP Realty, Inc.

•	Kimco Realty Corporation / Mid-Atlantic Realty Trust

•	Pennsylvania Real Estate Investment Trust / Crown American Realty Trust

•	Equity One, Inc. / IRT Property Company

•	Developers Diversified Realty Corporation / JDN Realty Corporation

•	Pan Pacific Retail Properties, Inc. / Western Properties Trust

•	Equity Residential Properties Trust / Grove Property Trust

•	Kimco Realty Corporation / Konover Property Trust, Inc.

•	Pan Pacific Retail Properties, Inc. / Center Trust, Inc.

•	Commercial Net Lease Realty, Inc. / Captec Net Lease Realty, Inc.

•	Cornerstone Realty Income Trust, Inc. / Merry Land Properties, Inc.

In determining the universe of Comparable Transactions, Cohen & Steers considered a variety of factors, including, but not limited to, the transaction values and the nature of the business of the target involved. Using publicly available information and analyst estimates, Cohen & Steers analyzed certain valuation multiples of the Comparable Transactions including multiples based on (i) the ratio of equity consideration paid to FFO based upon the latest available reporting period for such Comparable Transactions. The following table sets forth the implied high, mean, median and low values per share of the Company’s common stock based upon the Comparable Transactions Analysis:

Implied Valuation Per Share

High	$16.38
Mean	10.92
Median	10.24
Low	8.42

Premiums Paid Analysis. Cohen & Steers compared the premiums paid in excess of the trading share price of the Company’s common stock over the one day, one week, one month and two months periods prior to announcement of the Company seeking strategic alternatives on January 10, 2006 to the premiums paid in cash transactions announced during 2005 and 2006. The resulting range of values per share of the Company’s common stock from the Premiums Paid Analysis was from $14.48 to $17.10 per share.

Discounted Cash Flow Analysis. Cohen & Steers performed a discounted cash flow analysis of the projected free cash flows before debt financing costs of the Company for the projected calendar years 2006 through 2010 based on the Company Financial Projections.

For purposes of this analysis Cohen & Steers used a range of terminal valuation multiples ranging from 10.0x to 14.0x and discount rates of 7.5% to 10.0% and applied such multiples and discount rates to the Company’s Financial Projections.

Cohen & Steers applied the terminal value multiples to the projected calendar year 2011 EBITDA for the Company. Cohen & Steers then discounted the terminal value and the net free cash flow before debt financing costs for the Company using the discount rates shown in the table above. Net free cash flows also reflect certain required uses of capital during such period including, but not limited to, tenant improvements, capital reserve and capital expenditures. The discount rates reflect Cohen & Steers’ estimate of the weighted average cost of capital for the Company. The following table sets forth the implied high, mean, median and low values per share of the Company Common Stock based upon the Discounted Cash Flow Analysis:

Implied Valuation Per Share

High	$18.43
Mean	14.96
Median	14.95
Low	11.77

NAV Per Share Analysis. Using information provided by the Company’s management, Cohen & Steers calculated the net asset value (“NAV”). For this analysis, Cohen & Steers applied ranges of capitalization rates from 6.00% to 9.00% to the Company’s projected 2006 real estate net operating income (“NOI”) for each of its asset classes and respective markets:

Regional Malls	Shopping Centers	Multifamily Apartments
Louisiana	Louisiana	Louisiana
—	Florida	Florida
—	—	Alabama

The capitalization rates used in the NAV per share analysis were derived from historical data for comparable asset sales from an evaluation of transaction data from certain market data services.

Cohen & Steers then added the net book value of the Company’s undeveloped land, cash and cash equivalents and working capital and subtracted the Company’s total debt and the liquidation value of the Company’s preferred stock to the aggregate value of the Company’s real estate assets to calculate the NAV of the Company.

The NAV per share was then calculated by dividing NAV by the number of the shares of common stock outstanding as calculated on a fully diluted basis. The following table sets forth the implied high, mean, median and low range of NAVs per share based upon the NAV Per Share Analysis:

Implied NAV Per Share

High	$16.29
Mean	14.98
Low	13.84

Liquidation NAV Per Share Analysis. Cohen & Steers calculated the liquidation NAV by taking the present value of the NAV adjusted for estimated selling costs and assuming an average of twelve months to liquidate the Company’s assets. A range of discount rates of 10.0% to 15.0% was applied, reflecting the risk and timing associated with an orderly liquidation of the Company’s assets. The liquidation NAV per share was then calculated by dividing the liquidation NAV by the number of the shares of common stock outstanding as calculated on a fully diluted basis. The following table sets forth the implied high, mean, median and low values per share of the Company’s common stock based upon the Liquidation NAV Per Share Analysis:

Implied Liquidation NAV Per Share

High	$14.45
Mean	13.04
Median	12.99
Low	11.73

Going Private Analysis. Cohen & Steers calculated the range of hypothetical purchase prices potentially attainable in a going private transaction, reflecting the buyout of the Company’s stockholders with the funding of additional debt and equity. Cohen & Steers calculated terminal equity values of the Company based on projected 2011 EBITDA by applying a blended capitalization rates reflecting the different asset classes in the Company’s portfolio. Cohen & Steers then calculated current implied values per share of the Company’s common stock by discounting the exit terminal values and annual net free cash flows using a range of required annual returns ranging from 12.5% to 22.5% and a range of transaction leverage ratios ranging from 60.0% to 80.0% of total transaction value.

The following table sets forth the implied high, mean and low values per share of the Company’s common stock based upon the Going Private Analysis:

Implied Valuation Per Share

High	$15.94
Mean	14.49
Median	14.59
Low	12.41

Conclusion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Cohen & Steers considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it.

Subject to the matters set forth in its opinion, the judgments made by Cohen & Steers as to its analyses and the factors considered by it caused Cohen & Steers to be of the opinion, that, as of the date of its opinion, the $15.10 per share cash consideration to be received by the common stockholders of the Company is fair, from a financial point of view, to such holders. Cohen & Steers’ analyses must be considered as a whole and considering any portion of such analyses or of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Cohen & Steers’ opinion.

Any estimates contained in Cohen & Steers’ analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those contained in such analyses. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

Cohen & Steers is an investment banking firm regularly engaged in the valuation of businesses and their securities in connection with:

•	mergers, acquisitions, and leveraged buyouts;

•	public offerings and private placements of securities;

•	recapitalizations and restructurings; and

•	valuations for corporate and other purposes.

The extensive experience of Cohen & Steers’ investment bankers in providing corporate finance and financial advisory services to companies in the REIT industry, including the Company, was a significant factor in the decision of the Company’s board of directors to engage Cohen & Steers to provide a fairness opinion.

Cohen & Steers has in the past provided general financial advisory and other services to the Company, including acting as placement agent in connection with an equity offering in March 2005.

The Company agreed to pay Cohen & Steers a fairness opinion fee of $400,000 for its services in connection with the fairness opinion. No portion of Cohen & Steers’ fairness opinion fee is contingent upon the conclusions reached in its opinion nor upon the ultimate consummation of the merger. The Company also agreed to pay Cohen & Steers $100,000 for its services in helping to advise the Company in connection with the Compson proposal. No portion of this fee is contingent upon the conclusions reached by Cohen & Steers nor upon the consummation of any transaction. The Company has agreed to indemnify and hold harmless Cohen & Steers or any subsidiary, affiliate, director, officer, employee, agent or any person who controls Cohen & Steers, against and from all losses arising out of or in connection with its engagement by the Company. The Company has also agreed to reimburse Cohen & Steers for certain expenses and liabilities incurred in connection with its engagement. Except as expressly set forth above, no limitation was imposed by the Company or the board of directors on the nature or scope of, or methodologies and procedures used in, Cohen & Steers’ financial analyses.

Opinion of Wachovia Securities

Wachovia Securities rendered its opinion to the Sizeler board of directors, that as of August 18, 2006, and subject to and based on the assumptions made, procedures followed, limitations on the review undertaken, its experience as investment bankers, and other factors it deems relevant, the merger consideration to be received by holders of our common stock (other than Revenue Properties) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Wachovia Securities’ opinion, dated August 18, 2006, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Wachovia Securities in connection with the opinion, is attached as Annex C to this proxy statement. You are urged to read this opinion in its entirety. The following summary of the Wachovia Securities opinion is qualified in its entirety by reference to the full text of the opinion.

Wachovia Securities provided its opinion for the information and assistance of Sizeler’s board of directors in connection with the board’s consideration of the merger. Wachovia Securities’ opinion does not address the merits of the underlying decision by Sizeler to enter into the merger agreement and is not a recommendation as to how any common stockholder should vote with respect to the merger, the merger agreement, or any other matter related to the merger agreement.

In arriving at its opinion, Wachovia Securities, among other things:

•	Reviewed the merger agreement, including the financial terms of the merger agreement;

•	Reviewed the Annual Reports to Shareholders and Annual Reports on Form 10-K for Sizeler for the three years ended December 31, 2005;

•	Reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for Sizeler;

•	Reviewed certain business, financial and other information, including financial forecasts, regarding Sizeler, a portion of which was publicly available and a portion of which was furnished to Wachovia Securities by management of Sizeler, and discussed the business and prospects of Sizeler with its management;

•	Participated in discussions and negotiations among representatives of Sizeler and Revenue Properties and their legal advisors;

•	Reviewed the reported price and trading activity for shares of Sizeler common stock;

•	Considered certain financial data for Sizeler and compared that data with similar data regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

•	Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant; and

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed to be relevant.

In arriving at its opinion, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and it has not assumed any responsibility for any independent verification of such information and has assumed such accuracy and completeness of all such information for purposes of this opinion. With respect to Sizeler’s financial forecasts furnished to Wachovia Securities by Sizeler’s management, Wachovia Securities has assumed that they have been reasonably prepared and that they reflect the best current estimates and judgments of management of Sizeler as to the future financial performance of Sizeler. Wachovia Securities assumes no responsibility for, and expresses no view as to, the financial projections or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities has not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company or been provided with any such evaluations or appraisals.

In rendering its opinion, Wachovia Securities assumed that the merger will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the merger or other actions contemplated by the merger agreement in any way meaningful to its analysis. This opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date thereof. Wachovia Securities’ opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other business strategies or transactions that have been considered by the Company’s management, its board of directors or any committee thereof.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material analyses of Wachovia Securities in connection with its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its fairness opinion, Wachovia Securities considered the results of all its analyses as a whole and it did not attribute any particular weight to any analysis or factors considered by it. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of the analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wachovia Securities’ opinion. The analyses described below were updated through the date of the merger agreement as described below after Wachovia Securities made its presentation to Sizeler’s board of directors.

Historical Stock Trading Analysis. Wachovia Securities reviewed the closing trading prices of the shares of Sizeler common stock for various periods, including the twelve-month period ended January 9, 2006, which was the last trading day prior to the announcement by Sizeler that it had hired Wachovia Securities to seek strategic alternatives, the twelve-month period ended August 7, 2006, which was the last trading day prior to the announcement that the company had executed a letter of intent in connection with the transaction, and the twelve-month period ended August 18, 2006, which was the last trading day prior to the announcement of the execution of the merger agreement. The tables below set forth the results of that analysis.

Sizeler Common Stock Closing Price (January 9, 2006)
Time Period / Trading Days	Price per Share	Merger Consideration Premium / (Discount)
January 9, 2006	$12.92	16.9%
30-Day Closing Avg.	$12.78	18.2%

Sizeler Common Stock Closing Price (August 7, 2006)
Time Period / Trading Days	Price per Share	Merger Consideration Premium / (Discount)
August 7, 2006	$15.41	(2.0%)
10-Day Closing Avg.	$15.68	(3.7%)
30-Day Closing Avg.	$15.45	(2.3%)
60-Day Closing Avg.	$14.87	1.6%
90-Day Closing Avg.	$14.69	2.8%
180-Day Closing Avg.	$14.18	6.5%

Sizeler Common Stock Closing Price (August 18, 2006)
Time Period / Trading Days	Price per Share	Merger Consideration Premium / (Discount)
August 18, 2006	$14.69	2.8%
10-Day Closing Avg.	$14.91	1.3%
30-Day Closing Avg.	$15.28	(1.2%)
60-Day Closing Avg.	$15.03	0.5%
90-Day Closing Avg.	$14.70	2.7%
180-Day Closing Avg.	$14.32	5.4%
Last Twelve Months (“LTM”) Closing Avg.	$13.64	10.7%
LTM Closing Median	$14.13	6.9%
52-Week Closing High	$16.15	(6.5%)
52-Week Closing Low	$11.10	36.0%

Comparable Companies Analysis. Wachovia Securities analyzed certain trading multiples, as of August 18, 2006, of selected publicly traded Multifamily, Shopping Center, and Mall REITs that it believed were reasonably comparable to Sizeler’s portfolio of such properties using publicly available information, including estimated funds from operations (“FFO”) per share for 2006 published by SNL Financial LC (“SNL Financial”). These companies included the following:

Multifamily
Associated Estates Realty Corporation
Investors Real Estate Trust
Mid-America Apartment Communities, Inc.

Shopping Centers
Equity One, Inc.
Cedar Shopping Centers, Inc.
Urstadt Biddle Properties Inc.
Kite Realty Group Trust
Ramco-Gershenson Properties Trust

Malls
Glimcher Realty Trust
Pennsylvania Real Estate Investment Trust

Wachovia Securities calculated the high, mean, median, and low trading multiples for the comparable companies and applied these multiples to Sizeler management’s 2006 FFO per share estimate of $1.07 which resulted in the following implied per share prices for each share of Sizeler common stock:

	2006 FFO Multiple	Implied Sizeler Common Stock Price

High:	17.7x	$18.94
Mean:	13.4x	$14.38
Median:	13.6x	$14.53
Low:	11.6x	$12.38

None of the companies in the above analysis is identical to Sizeler. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies as well as the potential trading value of Sizeler.

Selected Transactions Analysis. Wachovia Securities examined selected transactions announced since August 1997 involving publicly traded real estate companies within both the retail REIT sector and the multifamily REIT sector using publicly available information. Wachovia Securities applied the resulting high, mean, median, and low figures to Sizeler’s 2006 FFO estimate per share to arrive at the following implied per share prices for each share of Sizeler common stock:

Retail REIT Transactions
	Transaction FFO Multiple	Implied Sizeler Common Stock Price

High:	16.5x	$17.70
Mean:	10.6x	$11.33
Median:	9.5x	$10.12
Low:	6.7x	$7.17

Multifamily REIT Transactions
	Transaction FFO Multiple	Implied Sizeler Common Stock Price

High:	19.2x	$20.50
Mean:	13.3x	$14.23
Median:	12.4x	$13.25
Low:	8.7x	$9.35

Premiums Paid Analysis. Wachovia Securities reviewed the same transactions used in the Selected Transactions Analysis to determine the premium or discount paid by Revenue Properties relative to the closing market price of the target company’s common stock for the day prior to the public announcement of the respective transaction and relative to the average of the closing market prices of the target company’s common stock for the 10 trading days prior to the public announcement of the respective transaction.

Wachovia Securities calculated the high, mean, median, and low premium/(discount) paid in these selected transactions, using publicly available information, and applied these figures to the closing price of shares of Sizeler common stock on August 7, 2006, which was the last trading day prior to the announcement that the company had executed a letter of intent in connection with the transaction, and to the average closing price of shares of Sizeler common stock for the 10 trading days ended August 7, 2006. This analysis resulted in the following implied per share prices for each share of Sizeler common stock:

Retail REIT Transactions
	Implied Sizeler Common Stock Price
	Premium to Prior Close	Premium to 10-Day Average

High:	$21.34	$22.05
Mean:	$17.09	$17.54
Median:	$16.56	$16.99
Low:	$13.91	$14.04

Multifamily REIT Transactions
	Implied Sizeler Common Stock Price
	Premium to Prior Close	Premium to 10-Day Average

High:	$18.99	$19.29
Mean:	$17.29	$17.81
Median:	$17.24	$17.61
Low:	$15.93	$16.21

Dividend Discount Analysis. Wachovia Securities performed a dividend discount analysis of shares of Sizeler’s common stock using Sizeler management’s FFO per share estimates through 2011. Wachovia Securities calculated the implied present values of projected cash dividends for Sizeler for 2006 through 2010 using discount rates ranging from 9.0% to 11.0%. Dividends were calculated assuming an annual dividend payout ratio of 37.4%. Wachovia Securities then calculated implied terminal values in 2010 based on multiples ranging from 11.0x to 15.0x 2011 FFO per share. These implied terminal values were then discounted at discount rates ranging from 9.0% to 11.0% to arrive at implied present values. Wachovia Securities derived a range of implied per share values for the shares of Sizeler common stock based on the sum of the respective implied present values of Sizeler’s projected cash dividends and the implied present value of Sizeler’s terminal value in 2010. This analysis resulted in a range of implied per share prices of $10.68 to $15.19 for each share of Sizeler common stock.

Net Asset Value Analysis. Using information provided by Sizeler’s management, Wachovia Securities calculated the net asset value per share of Sizeler common stock. For this analysis, Wachovia Securities estimated Sizeler’s 2006 net operating income by multiplying by two Sizeler’s realized net income from the first half of 2006, excluding the income derived from the Southwood, LA property, and then applied nominal capitalization rates ranging from 7.5% to 8.5% to that estimated net operating income. Wachovia Securities similarly applied these capitalization rates to a range of net operating income estimates varying from 1.5% below that estimate to 1.5% above that estimate. For the Southwood property, Wachovia Securities applied a single cap rate of 8.25% to Sizeler management’s estimated 2006 net operating income. The resulting operating real estate value was added to the total value of Sizeler’s other assets, construction in progress, undeveloped land, cash and cash equivalents, accounts receivable, prepaid expenses, and notes receivable, less Sizeler’s outstanding debt and other liabilities, the estimated mortgage debt prepayment penalty, change of control cost, and other transaction costs to arrive at an estimated net asset value of shares of Sizeler common stock. In applying the range of capitalization rates, Wachovia Securities considered current market conditions and property characteristics. This analysis resulted in a range of implied share prices of $14.29 to $17.39 for each share of Sizeler common stock.

Liquidation Analysis. Wachovia Securities utilized the Net Asset Value Analysis to consider the liquidation value per share of Sizeler common stock in a liquidation, which included utilizing the same range of capitalization rates and the same variance to the same estimated net operating income. In addition, Wachovia Securities included estimated expenses for a liquidation contingency reserve to account for any additional capital expenditures or liabilities required before the sale of the property and estimated the annual general and administrative expenses for each property while Sizeler executes the liquidation process. Wachovia Securities then discounted the value per share of Sizeler common stock at a one-year, 10% discount rate. This analysis resulted in a range of implied share prices of $12.74 to $15.56 for each share of Sizeler common stock.

Additional Matters

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Sizeler’s control. No company, transaction or business used in the analyses described above is identical to Sizeler. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of Sizeler common stock (other than Revenue Properties) pursuant to the terms of the merger agreement and were conducted in connection with the delivery by Wachovia Securities of its opinion dated August 18, 2006, to the Sizeler board of directors. The merger consideration was determined through negotiations between Sizeler and Revenue Properties, and was approved by the Sizeler board of directors. Wachovia Securities did not recommend any specific consideration to Sizeler or that any given consideration constituted the only appropriate consideration for the merger.

Wachovia Securities’ opinion was one of the many factors taken into consideration by the Sizeler board of directors in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of the Sizeler board of directors with respect to Sizeler’s value or of whether the Sizeler board of directors would have been willing to agree to a different form of consideration.

Wachovia Securities is a nationally recognized investment banking and advisory firm and a subsidiary of Wachovia Corporation. Wachovia Securities and its affiliates provide a full range of financial advisory, securities and lender services for which it receives customary fees. In the ordinary course of business, Wachovia Securities may trade in the securities of Sizeler and certain affiliates of Revenue Properties for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Wachovia Securities may assist Sizeler’s chairman of the board of directors in selling his shares of Sizeler common stock.

Pursuant to a letter agreement dated December 30, 2005, Sizeler engaged Wachovia Securities as its exclusive financial advisor with respect to a possible strategic transaction. Pursuant to the terms of the agreement, Sizeler has agreed to pay Wachovia Securities fees consisting of:

•	A non-refundable, cash retainer fee of $250,000;

•	An opinion fee of $500,000 payable upon delivery of an opinion; and

•	A transaction fee of 0.7% on the equity value payable to Sizeler’s shareholders in a transaction, against which the above retainer fee and opinion fee will be credited.

Sizeler has also agreed to reimburse Wachovia Securities for its expenses incurred in performing its services, including certain fees and expenses of Wachovia Securities’ counsel, and to indemnify Wachovia Securities and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Wachovia Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities’ engagement and any related transactions.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger and the merger agreement, you as a common stockholder should be aware that, as described below, some of our directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them in approving the merger and the merger agreement and in recommending that our common stockholders vote in favor of the merger.

Equity Compensation Awards

Stock Options. The merger agreement provides that, as of the effective time of the merger, all vested and unvested stock options outstanding as of immediately prior to the effective time, including those held by our directors and executive officers, will be cancelled and each holder of an option will receive a cash payment in an amount equal to (x) the total number of shares of Sizeler common stock subject to the options held by the owner multiplied by (y) the excess of the merger consideration over the exercise price per share subject to the option, less withholding taxes.

Restricted Stock. Each share of restricted stock outstanding as of the effective time of the merger, including those held by our directors and executive officers, will fully vest and will be converted into the right to receive the merger consideration, less withholding taxes.

Summary of Cash Payments. Based on equity compensation holdings as of September 26, 2006, our executive officers and directors will receive the following cash payments (which have not been adjusted for the effect of the dividend adjustment) with respect to shares of restricted stock and stock options (all of which are vested) held by them:

	Restricted Stock	Stock Options
Executive Officers
Thomas A. Masilla, Jr.	$199,320	$841,407
Guy M. Cheramie(1)	102,680	5,510
Directors
William G. Byrnes	—	—
Sidney W. Lassen(2)	—	—
James W. McFarland	—	13,710
J. Terrell Brown	—	—
Richard L. Pearlstone	—	—
Mark M. Tanz(3)	—	165,000

Totals	$302,000	$1,025,627

(1)	Mr. Cheramie was appointed to the position of Chief Financial Officer in January 2005. For the previous ten years, Mr. Cheramie was the Chief Financial Officer of Sizeler Real Estate Management Co., Inc., a wholly-owned subsidiary of the Company. Mr. Cheramie was not a Named Executive Officer of the Company for 2004 and 2003.
(2)	Mr. Lassen resigned as Chairman of the Board and Chief Executive Officer on November 21, 2005.
(3)	On December 14, 2005, our board of directors ratified a grant (subject to approval by our stockholders) of 150,000 non-qualified stock options to Mr. Tanz. On August 18, 2006, and in connection with the execution and delivery of the merger agreement, our board of directors modified the board compensation to be paid to Mr. Tanz for his services as the chairman of the board of directors of Sizeler. In lieu of the option grant included Mr. Tanz’ original board compensation package, we expect to pay to Mr. Tanz $165,000 in cash immediately prior to the closing of the merger. See “— Interests of Certain Persons in the Merger — Change of Control Agreements.”

Change of Control Agreements

Restated Severance Agreement with Mr. Masilla

We are a party to a severance agreement with Thomas A. Masilla, Jr., our president, principal executive officer and chief operating officer, first dated as of June 1, 1995 and as amended and restated as of August 3, 2000 pursuant to which Mr. Masilla will be entitled to receive severance benefits in the event of a termination of his employment by us or Mr. Masilla following a change in control of Sizeler. A “change in control” as defined in this agreement, subject to various qualifications, is:

•	the acquisition by a person or group of beneficial ownership of 25% or more of the combined voting power of our then outstanding securities on a fully diluted basis; or

•	the election of a member of our board of directors whose nomination or election was not approved by a majority of the members of our board of directors who were members of our board on the date of Mr. Masilla’s agreement or whose election to our board of directors was previously so approved; or

•	a merger or similar transaction after which our current stockholders hold 50% or less of the voting securities of the resulting entity.

If, within 24 months of a change in control of the Company, either the Company terminates Mr. Masilla’s employment for reasons other than a willful breach of duty that is demonstrably and materially injurious to the Company or disability, or Mr. Masilla resigns because of certain changes in the circumstances of his employment (including the assignment to the officer of duties inconsistent with his prior position; reduction in salary; or relocation), Mr. Masilla is entitled to:

•	three times the sum of (i) his annual salary, (ii) one-half the amount of the bonuses and nonelective deferred compensation paid or credited to him in the past 24 months, (iii) the amount the Company would have contributed for the officer for a year under its defined contribution plan; and

•	a portion of the incentive bonus he would have earned for the year of termination (proportionate to the part of the year elapsed by termination), continuation of life and health insurance benefits for up to 36 months, and reimbursement for out-placement expenses not in excess of $20,000.

If the receipt of benefits in connection with a change in control would subject an officer to an excise tax under Section 4999 of the Code, then Mr. Masilla will also receive a cash gross-up payment so that he will realize the same amount net after-tax that he would have realized had the excise tax not been applicable.

On August 18, 2006, and in connection with the execution and delivery of the merger agreement, Sizeler and Revenue Properties (Sizeler) entered into an amendment and termination agreement with Mr. Masilla. The amendment and termination agreement became effective immediately prior to execution and delivery of the merger agreement and will terminate Mr. Masilla’s severance agreement effective as of one day after the closing of the merger. Under the terms of the amendment and termination agreement, Mr. Masilla will receive his change in control payments and benefits under his severance agreement six months and one day after the closing of the merger. If we complete the merger on November 1, 2006, Mr. Masilla’s cash severance, including any cash gross-up payments as a result of any excise tax imposed under Section 4999 of the Code, are estimated to be approximately $1,820,000. After the merger, Mr. Masilla will be employed by the surviving corporation on an at will basis.

Change in Control Agreement with Mr. Cheramie

We are a party to change in control agreement with Guy M. Cheramie, our chief financial officer, dated May 11, 2005, pursuant to which Mr. Cheramie will be entitled to receive severance benefits in the event of a termination of his employment by us or Mr. Cheramie following a change in control of Sizeler. A “change in control” as defined in this agreement, subject to various qualifications, is:

•	the acquisition by a person or group of beneficial ownership of 25% or more of the combined voting power of our then outstanding securities on a fully diluted basis; or

•	the election of a member of our board of directors whose nomination or election was not approved by a majority of the members of our board of directors who were members of our board on the date of Mr. Cheramie’s agreement or whose election to our board of directors was previously so approved; or

•	a merger or similar transaction after which our current stockholders hold 50% or less of the voting securities of the resulting entity.

If, within 24 months of a change in control of the Company, either the Company terminates Mr. Cheramie’s employment for reasons other than a willful breach of duty that is demonstrably and materially injurious to the Company or disability, or Mr. Cheramie resigns because of certain changes in the circumstances of his employment (including the assignment to the officer of duties inconsistent with his prior position; reduction in salary; or relocation), Mr. Cheramie is entitled to:

•	three times the sum of (i) his annual salary, (ii) one-half the amount of the bonuses and nonelective deferred compensation paid or credited to him in the past 24 months, and (iii) the amount the Company would have contributed for the officer for a year under its defined contribution plan; and

•	a portion of the incentive bonus he would have earned for the year of termination (proportionate to the part of the year elapsed by termination), continuation of life and health insurance benefits for up to 36 months, and reimbursement for out-placement expenses not in excess of $20,000.

If the receipt of benefits in connection with a change in control would subject an officer to an excise tax under Section 4999 of the Code, then Mr. Cheramie will also receive a cash gross-up payment so that he will realize the same amount net after-tax that he would have realized had the excise tax not been applicable.

On August 18, 2006, and in connection with the execution and delivery of the merger agreement, Sizeler and Revenue Properties (Sizeler) entered into an amendment and termination agreement with Mr. Cheramie. The amendment and termination agreement became effective immediately prior to execution and delivery of the merger agreement and will terminate Mr. Cheramie’s change in control agreement effective as of one day after the closing of the merger. Under the terms of the amendment and termination agreement, Mr. Cheramie will receive his change in control payments and benefits under his change in control agreement six months and one day after the closing of the merger. If we complete the merger on November 1, 2006, Mr. Cheramie’s cash severance, including any cash gross-up payments as a result of any excise tax imposed under Section 4999 of the Code, are estimated to be approximately $1,089,000. After the merger, Mr. Cheramie will be employed by the surviving corporation on an at will basis.

Modification of Mr. Tanz’ Board Compensation Package

On December 14, 2005, our board of directors ratified the compensation committee’s approval of a $35,000 per quarter fee (subject to increase as described below) to be paid to Mr. Tanz for his services as the chairman of the board of directors of Sizeler. The fee is to be paid for the six calendar quarters starting January 1, 2006 and ending June 30, 2007 and is in addition to the normal director’s fees paid to each of our non-management directors, including Mr. Tanz. Our board of directors also ratified a grant (subject to approval by our common stockholders) of 150,000 non-qualified stock options to Mr. Tanz. The stock options were granted on January 3, 2006, with an exercise price of $14.00 per share, are exercisable at any time after July 3, 2006 and expire on the earlier of December 31, 2008 or within 10 business days after our board of directors adopts a plan of liquidation of the Company. The grant of the options to Mr. Tanz was subject to stockholder approval and Mr. Tanz may not exercise the options prior to stockholder approval. The board of directors agreed that if the option grant is not approved by our stockholders, then the fees payable to Mr. Tanz for his services as chairman of our board of directors are to be increased both retroactively and prospectively to $50,000 per quarter.

On August 18, 2006, and in connection with the execution and delivery of the merger agreement, our board of directors modified Mr. Tanz’ board compensation arrangement to pay Mr. Tanz, in lieu of the option grant, an amount in cash equal to $165,000 (representing 150,000 multiplied by the excess of the per share merger consideration over the option exercise price) immediately prior to the closing of the merger.

Indemnification and Benefits Provisions in the Merger Agreement

The merger agreement provides for the continuation of director and officer indemnification and insurance, and for the continuation of employee benefits for specified time periods. We describe these provisions in “The Merger Agreement — Employee Benefit Matters” and “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance.”

Exemption from Section 16

Our board of directors passed a resolution exempting our directors and executive officers from all liability under Section 16(b) of the Exchange Act related to (i) the cancellation of their outstanding stock options and restricted stock in exchange for the payment of the amounts described under “— Equity Compensation Awards — Summary of Cash Payments,” and (ii) the disposition of their shares of Sizeler common stock in exchange for the right to receive the merger consideration.

Delisting and Deregistration of Sizeler Common Stock

If the merger is completed, holders of shares of Sizeler common stock will not have an opportunity to continue to hold an equity interest in the surviving company as an ongoing corporation and, therefore, will not have the opportunity to share in the future earnings, dividends or growth, if any, of the surviving corporation. In addition, upon completion of the merger, Sizeler common stock will no longer be listed on the NYSE and we will no longer be publicly traded.

Regulatory Matters and Other Approvals

We are not aware of any federal or state regulatory approvals that are required to complete the merger, other than the filing of the articles of merger with, and the acceptance of the articles for record by, the State Department of Assessments and Taxation of Maryland.

Merger Financing

The completion of the merger is not subject to any financing contingency. Revenue Properties will finance the consideration payable in the merger through a mix of existing equity and available debt capital, and, if required, additional capital available from its parent company, Morguard. Revenue Properties has received a financing commitment from a major international banking institution to provide for a portion of the merger consideration as may be required by Revenue Properties.

Litigation Relating to the Merger

Since the Company announced on August 21, 2006 that it had entered into a definitive agreement with Revenue Properties, the Company has become aware of the filing of three civil actions alleging that the Company’s directors breached their fiduciary duties by entering into the agreement. The actions are J. Slade Anderson v. Sizeler Property Investors, Inc., et al. (filed on or about August 29, 2006 in the Circuit Court for Baltimore City, Maryland); Asbestos Workers Local 24 Pension Fund v. Sizeler Property Investors, Inc., et al. (filed on or about September 1, 2006 in the Circuit Court for Baltimore County, Maryland); and The Pennsylvania Avenue Funds v. Sizeler Property Investors, Inc., et al. (filed on or about September 18, 2006 in the 24th Judicial District Court for the Parish of Jefferson, Louisiana). Sizeler and all six of its present directors are named as defendants in all of these actions. Revenue Properties is named as a defendant in the Anderson action. Thomas A. Masilla, Jr., the Company’s principal executive officer, and Michael Ashner, a former director of the Company, are named as defendants in the other two actions. All three actions purport to have been brought on behalf of a class consisting of all of the Company’s stockholders other than the Company, Revenue Properties and their affiliates. All three actions seek to enjoin the consummation of the proposed transaction with Revenue Properties or, alternatively, an award of damages in the event that the proposed transaction is consummated. The two most recently filed actions seek to compel the defendants to enter into negotiations with Compson. The defendants believe that all three actions are without merit and intend to defend themselves vigorously.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, we will merge with and into Revenue Properties (Sizeler) Inc. who will be the surviving corporation in the merger and will continue our corporate existence in accordance with Maryland law.

Timing of the Merger

The closing date for the merger will be no later than the fifth business day following the satisfaction or waiver of all conditions to closing or another date as we and Revenue Properties may mutually agree in writing. We intend to complete the merger as soon as practicable, subject to receipt of the requisite common stockholder approval. Although we expect to complete the merger in the fourth quarter of 2006, we cannot specify when, or assure you whether or not, we and Revenue Properties will satisfy or waive all conditions to the merger. See “The Merger Agreement — Conditions to the Merger.”

Board of Directors and Officers of Surviving Corporation

Upon completion of the merger, the directors and officers of Revenue Properties (Sizeler) will be the directors and officers, respectively, of the surviving corporation.

Consideration to be Received by our Stockholders in the Merger

At the effective time of the merger, each outstanding share of Sizeler common stock will be converted into the right to receive a cash payment of $15.10 per share, without interest and less any applicable withholding taxes.

Treatment of Stock Options and Restricted Stock

If the merger occurs:

•	each of our outstanding stock options will become fully vested, and each option holder will be entitled to receive a cash payment (less withholding taxes and without interest) equal to the excess of the merger consideration over the exercise price per share of the stock option, multiplied by the number of shares of Sizeler common stock subject to the stock option; and

•	each outstanding share of restricted stock will become fully vested, and each holder of restricted stock will be entitled to receive a cash payment (less withholding taxes and without interest) of $15.10 per share.

See “The Merger — Interests of Certain Persons in the Merger — Equity Compensation Awards” for a further discussion of the treatment of our stock options and restricted stock in the merger.

Exchange of Certificates

Prior to the effective time of the merger, we and Revenue Properties will designate a paying agent to make payments of the merger consideration and the exchange consideration under the merger agreement upon surrender of certificates representing Sizeler common stock or Sizeler Series B preferred stock, as applicable. Promptly following the completion of the merger, Revenue Properties will deposit an amount of cash sufficient to pay the merger consideration to each of our common stockholders and, if the Sizeler Series B preferred stock exchange is approved by holders of the requisite percentage of Sizeler Series B preferred stock, the exchange consideration to each of our holders of Series B preferred stock. As soon as practicable after the completion of the merger, the paying agent will mail a letter of transmittal and instructions to you advising you how to surrender your stock certificates in exchange for the merger consideration or exchange consideration, as applicable.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without an executed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your certificates for your Sizeler common stock or the exchange consideration until you surrender your certificates for your Series B preferred stock to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent requires. The merger consideration and exchange consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of Revenue Properties that any stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates. After the completion of the merger, each of our outstanding stock certificates will represent only the right to receive the merger consideration or the exchange consideration, as applicable.

Sizeler Series B Preferred Stock Exchange

At the special meeting, holders of our Series B preferred stock will be asked to vote on the exchange of our Series B preferred stock for cash. Approval of the Sizeler Series B preferred stock exchange requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Sizeler Series B preferred stock entitled to vote on the exchange. If our Series B preferred stock stockholders approve the exchange and the merger is completed, each holder of Sizeler Series B preferred stock will receive for each share of our Series B preferred stock owned an amount in cash equal to $25.00 plus any accrued and unpaid dividends plus an amount equal to the aggregate amount of dividends that would have accrued on each share of our Series B preferred stock between the effective time of the merger and May 10, 2007 had you continued to hold such share of Sizeler Series B preferred stock. Assuming the effective time of the merger is November 1, 2006, you will receive approximately $26.79 per share for each share of our Series B preferred stock that you own.

If the Sizeler Series B preferred stock exchange is not approved, then each outstanding share of our Series B preferred stock will not be converted into the right to receive the exchange consideration and instead shall be converted into one validly issued, fully paid and nonassessable share of Series B preferred stock of Revenue Properties (Sizeler), which shall have terms consistent with the Sizeler Series B preferred stock until thereafter redeemed or cancelled, whether upon liquidation of Revenue Properties (Sizeler) or otherwise, in accordance with Revenue Properties (Sizeler)’s charter. However, trading in shares of Sizeler Series B preferred stock on the NYSE will cease and price quotations for shares of Sizeler Series B preferred stock will no longer be available.

The closing of the merger is not contingent upon the approval of the Sizeler Series B preferred stock exchange.

Representations and Warranties

In the merger agreement, we made certain customary representations and warranties, subject to exceptions disclosed to Revenue Properties and Revenue Properties (Sizeler), and to customary qualifications for materiality. The representations made to Revenue Properties and Revenue Properties (Sizeler) by us relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and power and authority to operate our respective businesses;

•	our capitalization, including, in particular, the number of shares of Sizeler common stock, stock options and preferred stock outstanding;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, including, in particular, that our board of directors has approved the merger agreement and declared the merger advisable and fair to, and in the best interests of, us and our common stockholders, resolved to recommend the approval of the merger to our common stockholders and directed that the merger be submitted to our common stockholders for their approval;

•	the absence of any violation of or conflict with our organizational documents, applicable law or any of our contracts as a result of entering into the merger agreement and completing the merger or result in the creation of any lien on any of our material properties or assets;

•	the required consents and approvals of governmental entities relating to the merger;

•	our compliance with applicable laws;

•	our possession of all licenses and permits necessary to operate our properties and carry on our business;

•	our SEC filings and the financial statements contained in those filings;

•	the absence of litigation or outstanding court orders against us;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	tax matters affecting us, including our qualification as a REIT;

•	the accuracy and completeness of information supplied by us in this proxy statement;

•	our receipt of fairness opinions from Cohen & Steers and Wachovia Securities;

•	the inapplicability of state takeover statutes;

•	the inapplicability of our stockholder rights plan to the merger agreement and the merger;

•	our intellectual property;

•	environmental matters affecting us;

•	the inapplicability to us of the Investment Company Act of 1940, as amended;

•	the absence of undisclosed affiliate transactions;

•	significant contractual agreements to which we are a party, including those that restrict our business;

•	real property owned and leased by us;

•	our insurance policies;

•	our books and records;

•	since June 30, 2006, the absence of any change, circumstance or event which, individually or in the aggregate, would reasonably be expected to have a company material adverse effect; and

•	the absence of any undisclosed liabilities.

For the purposes of the merger agreement, “company material adverse effect” means, with respect to us and our subsidiaries, any state of facts, change, development, event, effect or set of circumstances that is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, or assets of us and our subsidiaries taken as a whole. However, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a “company material adverse effect”: (i) general economic or other changes or developments in or affecting the industries or markets in which we and our subsidiaries operate (excluding for the avoidance of doubt, changes or developments caused by acts of god) to the extent that such changes or developments do not have a disproportionate impact on us and our subsidiaries, or (ii) changes in any laws or regulations or accounting regulations or principles applicable to us and our subsidiaries. An “act of god” shall mean any storm, flood, freeze, hurricane, earthquake, fire or explosion that causes property damage or destruction to us and/or our subsidiaries in an amount equal to or greater than $7,500,000.

The merger agreement also contains customary representations and warranties by Revenue Properties and Revenue Properties (Sizeler) that are subject to exceptions that have been disclosed to us, and to customary qualifications for materiality. The representations made to us by Revenue Properties and Revenue Properties (Sizeler) relate to, among other things:

•	their proper organization, good standing and power and authority to operate their businesses;

•	their power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities relating to the merger;

•	the absence of any violation of or conflict with their organizational documents, applicable law or any of their contracts as a result of entering into the merger agreement and completing the merger;

•	the financial statements contained in certain filings of the Ontario Securities Commission;

•	the absence of litigation or outstanding court orders against Revenue Properties and Revenue Properties (Sizeler);

•	the ownership of shares of our common stock; and

•	Revenue Properties’ delivery of a commitment letter relating to the financing of the merger and that it will have available sufficient funds to pay the merger consideration and to consummate the other transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement expire upon completion of the merger.

Conduct of Business Pending the Merger

Under the merger agreement, we agreed that, except as expressly permitted by the merger agreement, for exceptions disclosed to Revenue Properties, as required by law, or as Revenue Properties otherwise agrees in writing, we and our subsidiaries that we control,

•	will:

•	conduct our business only in the ordinary course and substantially in the manner as conducted prior to the execution of the merger agreement;

•	in the case of Sizeler, take all necessary steps to continue to qualify as a REIT;

•	use our reasonable commercial efforts to preserve our business organization, goodwill and significant business relationships; and

•	continue to maintain, in all material respects, our properties in accordance with present practices in a condition, taken as a whole, reasonably suitable for their current use.

•	will not:

•	amend or change in any material respect our organizational documents;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of our stock;

•	issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of our equity securities or any securities convertible into or exercisable for any of our equity securities or any options, warrants, calls or rights with respect thereto, other than (A) the issuance of our common stock pursuant to our 1996 Stock Option and Incentive Plan in accordance with its present terms, (B) the issuance by a wholly-owned subsidiary of its capital shares to its parent corporation, or (C) the issuance of rights pursuant to our stockholder rights agreement in accordance with the terms thereof;

•	declare, set aside or pay any dividends or distributions on any capital stock other than

–	any regular quarterly dividends;

–	the closing dividend;

–	any dividend or distribution by one of our wholly owned subsidiaries to us or to another of our wholly owned subsidiaries; or

–	any dividend or distribution by one of our non-wholly owned subsidiaries to the extent required by its organizational documents;

•	fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained by us on the date of the merger agreement, to the extent available on commercially reasonable terms;

•	incur any debt or guarantee any debt of another person, or issue or sell any debt securities or other rights to acquire any of our or our subsidiaries’ debt securities, other than debt incurred:

•	to pay dividends in accordance with the merger agreement;

•	in the ordinary course of business consistent under existing lines of credit from guarantees by us of any of our wholly owned subsidiaries incurred as permitted by the merger agreement;

•	acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any contract to develop or construct new real estate projects;

•	sell, lease, mortgage, subject to a lien or otherwise dispose of any of our or our subsidiaries’ material assets (including any owned or leased properties) other than in the ordinary course of business or other than as permitted under the merger agreement;

•	except as required by written, binding commitments on the date of the merger agreement or as required by law:

•	materially increase the benefits payable under any existing severance or termination benefit policy or employment agreement (other than in the ordinary course of business from certain of our employees);

•	enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any of our or our subsidiaries’ directors, officers or employees;

•	establish, adopt, amend, terminate or make any new awards under any benefit plan or arrangement covering any of our or our subsidiaries’ directors, officers or employees, other than amendments that are immaterial in respect of costs or benefits available under the plan or arrangement; or

•	increase compensation, bonus or other benefits payable to any of our or our subsidiaries’ directors, officers, employees, consultants or independent contractors, except in the ordinary course of business consistent with past practices;

•	change the ownership of any of our subsidiaries or merge or consolidate Sizeler or any of our subsidiaries with any other person other than transfers from one subsidiary to another subsidiary or from the subsidiary to us;

•	make any changes with respect to accounting policies or material procedures;

•	make or rescind any express or deemed material election relative to taxes, unless necessary to preserve our REIT status or any of our subsidiaries’ status as a partnership for federal income tax purposes, beneficial to us or our subsidiaries or consistent with elections historically made by the Company;

•	make any loans, advances or capital contributions to, or investments in, any other third party, other than in the ordinary course of business consistent with past practice or between or among us and any of our subsidiaries; or

•	pay, discharge or satisfy any material liabilities, other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice.

Special Meeting; Proxy Statement

We have agreed to call and hold the special meeting described in this proxy statement and to recommend through our board of directors that our common stockholders approve the merger at the special meeting. We also agreed to include the recommendation of our board of directors in this proxy statement and to solicit proxies from holders of our common stock in favor of approval of the merger and holders of our Series B preferred stock in favor of approval of the Sizeler Series B preferred stock exchange. Revenue Properties has the right to approve prior to filing the proxy statement or any amendment or supplement of the proxy statement, which approval may not be unreasonably withheld or delayed. We agreed to use our commercially reasonable efforts to resolve as promptly as practicable any comments the SEC has on this proxy statement. We also agreed to promptly notify Revenue Properties of the receipt of any comments or requests for further information with respect to this proxy statement that may be made by the SEC and we agreed to supply Revenue Properties with copies of all correspondence between us or any of our representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement or the merger.

Access to Information

We agreed to provide Revenue Properties and its officers, employees, auditors and other authorized representatives reasonable access upon prior notice and at all reasonable times to our officers, employees, properties, offices and other facilities and to our books and records. We also agreed to make reasonable efforts to furnish Revenue Properties with all financial, operating and other data and information as Revenue Properties reasonably requests in writing. Any information that we provide to Revenue Properties under the merger agreement is subject to the terms of our confidentiality agreement with Revenue Properties.

No Solicitation of Other Offers

The merger agreement provides that neither we, our subsidiaries nor our representatives (including our officers, directors, employees, investment bankers, attorneys, consultants and other agents or representatives) will:

•	directly or indirectly, initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a company acquisition proposal, as described below;

•	approve, agree to or recommend any company acquisition proposal or enter into any agreement with respect to a company acquisition proposal;

•	directly or indirectly engage in negotiations or discussions concerning, or provide access to our properties, books and records or any confidential information or data to any person relating to, a company acquisition proposal; or

•	otherwise knowingly encourage or facilitate any effort or attempt to make or implement a company acquisition proposal.

For purposes of the merger agreement, “company acquisition proposal” means a proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving us and our subsidiaries or any proposal or offer to acquire an equity interest representing a 10% or greater economic interest in us, or assets, securities or ownership interests of or in, us or any of our subsidiaries representing 10% or more of our consolidated assets, other than the merger. For purposes of determining whether the expense reimbursement amount is payable under the merger agreement, the threshold used in the definition of “company acquisition proposal” is 50% rather than 10%. See “— Revenue Properties Reimbursement Expense and other Expenses.”

Despite these general prohibitions, prior to the approval of the merger by our common stockholders, in response to an unsolicited bona fide written acquisition proposal in accordance with the merger agreement, we may:

•	provide access to our properties, books and records and provide information or data in response to a request for these items by a person who has made an unsolicited bona fide written acquisition proposal, so long as we receive from this person an executed confidentiality agreement containing confidentiality and other restrictions on terms at least as favorable to us as those contained in our confidentiality agreement with Revenue Properties; and

•	engage in negotiations or discussions with a person who has made an unsolicited bona fide written acquisition proposal;

so long as our board of directors determines in good faith, after consultation with our financial and legal advisors, that there is a reasonable likelihood that these actions could lead to a company superior proposal.

In addition, prior to the approval of the merger by our common stockholders, in response to an unsolicited bona fide written acquisition proposal, our board of directors may:

•	withdraw, modify or change in any adverse manner its approval or recommendation of the merger agreement or the merger; and

•	recommend an unsolicited bona fide written acquisition proposal;

so long as our board of directors determines in good faith, after consultation with our financial and legal advisors that the company acquisition proposal, if accepted, is reasonably likely to be completed, taking into account all legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal, and would, if completed, result in a company superior proposal.

For purposes of the merger agreement, “company superior proposal” means a company acquisition proposal that would, if completed, result in a transaction more favorable to our stockholders from a financial point of view than the merger.

If at any time prior to the approval of the merger by our common stockholders, our board of directors determines in good faith, after consultation with our financial and legal advisors, in response to an unsolicited company acquisition proposal, that the proposal is a company superior proposal, we can terminate the merger agreement so long as

•	our common stockholders have not yet approved the merger;

•	we have first given Revenue Properties at least five business days to respond to the company acquisition proposal after we have notified Revenue Properties that, in the absence of any further action by Revenue Properties, we would consider such company acquisition proposal to be a company superior proposal and would terminate the merger agreement and given due consideration to any amendments or modifications to the merger agreement proposed by Revenue Properties during such period; and

•	we pay the expense reimbursement amount and other expenses described under “— Revenue Properties Expense Reimbursement and other Expenses.”

Employee Benefit Matters

Revenue Properties has agreed to honor, or cause the surviving corporation to honor, all of our existing compensation and benefit plans, subject to any amendment or termination permitted by the terms of our plans or permitted by law, but the merger agreement does not prevent the termination of any of our employees following the effective time of the merger. For a period of one year following the effective time of the merger, Revenue Properties has agreed that it will, or will cause the surviving corporation to, arrange for each Sizeler employee that was participating in any company employee benefit plan immediately before the effective time to receive employee benefits and compensation which shall be no less favorable, in the aggregate, to benefits that were provided to such employees prior to the effective time by either (i) continuing the compensation and employee benefit plans provided to such employee by us prior to the effective time of the merger or (ii) enrolling such employee in the Revenue Properties’ compensation and benefit plans. Such participants shall receive full credit for years of service with us or any of our subsidiaries prior to the effective time of the merger for all purposes for which such service was recognized under the employee benefit plans. Revenue Properties has agreed to give credit under those of its compensation and benefit plans that are welfare benefit plans for all co-payments, waiting periods, deductibles and out-of-pocket maximums satisfied by employees (and their eligible dependents) of us and our subsidiaries, in respect of the calendar year in which the effective time occurs.

Revenue Properties also has acknowledged that a “change in control,” as that term is used in any of our employee benefit plans, will occur at the effective time of the merger.

Directors’ and Officers’ Indemnification and Insurance

In the merger agreement, Revenue Properties agreed, and agreed to cause Revenue Properties (Sizeler), a subsidiary of Revenue Properties and the surviving corporation in the merger, to indemnify (including advancing reasonable expenses) each of our and our subsidiaries’ current and former directors and officers against all losses arising out of the fact that the individual was one of our directors or officers or arising out of matters existing or occurring prior to the date the merger is completed. Revenue Properties also has agreed that all rights to indemnification, expense advancement and exculpation from liabilities for acts or omissions occurring prior to the date the merger is completed that now exist in the organizational documents of Sizeler in favor of our and our subsidiaries’ current and former directors and officers will continue in full force and effect for a period of at least six years after the date the merger is completed. Revenue Properties also agreed, and agreed to cause the surviving corporation in the merger, to honor any indemnification agreements we entered into with our and our subsidiaries’ current and former directors and officers prior to August 18, 2006.

Prior to the effective time of the merger, we have the option to obtain and fully pay for “tail” insurance policies with a claims period of up to six years from and after the effective time of the merger from our current insurance carriers or one or more insurance carriers with the same or better credit rating as our current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as our existing policies with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated thereby). However, we are prohibited from expending for such policies an aggregate amount in excess of $750,000 (and to the extent the aggregate amount payable for such policies would be in excess of $750,000, we may acquire such amount of insurance as may be obtained by such maximum amount or may acquire tail insurance corresponding to a lesser number of years up to such maximum amount). If we do not obtain such “tail” insurance policies as of the effective time of the merger, then Revenue Properties shall, or shall cause the surviving corporation to, maintain, at no expense to the beneficiaries, in effect until the sixth anniversary of the effective time of the merger the current policies of the directors’ and officers’ liability insurance maintained by us with respect to matters existing or occurring at or prior to the effective time of the merger (provided, that Revenue Properties or the surviving corporation may substitute for such policies other policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof). However, neither Revenue Properties nor the surviving corporation is required to expend for such policies an aggregate amount in excess of $750,000 (and to the extent the annual premium is in excess of $750,000, Revenue Properties or the surviving corporation will acquire such amount of insurance as may be obtained by such maximum premium amount).

Tax Matters

We agreed that neither us nor any of our subsidiaries will take or omit to take any of the following actions if such act or omission would have the effect of materially increasing the tax liability or materially reducing any tax asset of us or any of our subsidiaries:

•	make or change any material tax election;

•	change any annual tax accounting period;

•	adopt or change any method of tax accounting;

•	file any material amended tax returns or claims for material tax refunds;

•	enter into any material closing agreement;

•	surrender any material tax claim, audit or assessment;

•	surrender any right to claim a material tax refund, offset or other reduction in tax liability surrendered; or

•	consent to any extension or waiver of the limitations period applicable to any material tax claim or material assessment of tax.

We also agreed that we and our subsidiaries would duly and timely file all tax returns and other documents required to be filed with applicable tax authorities if the failure to file these tax returns could have a material negative impact, subject to extensions permitted by law and properly granted by the appropriate authority, provided, that:

•	we notify Revenue Properties that we or any of our subsidiaries are utilizing the extensions; and

•	the extensions do not adversely affect our REIT status.

We and Revenue Properties also agreed to cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any transfer taxes and similar fees that become payable in connection with the transactions contemplated by the merger agreement.

Further Action; Reasonable Efforts

We, Revenue Properties and Revenue Properties (Sizeler) agreed to cooperate with each other and use our reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing set forth in the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement, including the financing for the merger.

Dividends

Prior to completion of the merger, we agreed not to declare or pay any dividend without Revenue Properties’s consent, other than:

•	dividends required to maintain our REIT status;

•	quarterly dividends at a rate not in excess of $0.10 per share of our common stock for each quarter that ends prior to the completion of the merger; and

•	quarterly dividends to the holders of our Series B preferred stock in accordance with the terms of our Series B preferred stock.

In addition, the merger agreement provides that we will declare a closing dividend on shares of our common stock, with a record date as of the close of business on the last business day prior to the effective time of the merger, in the amount equal to a proportionate amount of our regular quarterly dividend declared by us based on the number of days elapsed in the quarter in which the closing of the merge occurs. Neither our regular quarterly dividends nor the closing dividend declared on shares of our common stock at the closing of the merger will reduce the amount of the merger consideration.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	receipt of approval by our common stockholders of the merger;

•	the absence of, among other things, any statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) having been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restrains or enjoins the consummation of the merger or makes the closing of the merger illegal; and

•	obtaining (without the imposition of material conditions) all consents, filings, approvals, orders or authorization from any governmental authority required to consummate the merger or any of the transactions contemplated by the merger agreement other than those that would not, individually or in the aggregate, have a company material adverse effect or provide a reasonable basis to conclude that the parties or their respective directors or officers would be subject to the risk of criminal prosecution.

In addition, Revenue Properties’ and Revenue Properties (Sizeler)’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	as of the date of the merger agreement and as of the closing date of the merger our representations and warranties must be true and correct in all respects without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term company material adverse effect except where the failure of our representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a company material adverse effect; and

•	we must have performed in all material respects all of our covenants and agreements in the merger agreement; and

•	the absence of any company material adverse effect or events, developments or circumstances that would, individually or in the aggregate, have a company material adverse effect.

In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	as of the date of the merger agreement and as of the closing date of the merger, the representations and warranties must be true and correct in all respects without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term company material adverse effect except where the failure of our representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have an acquirer material adverse effect; and

•	Revenue Properties and Revenue Properties (Sizeler) must have performed in all material respects all of their respective covenants and agreements in the merger agreement.

Approval of the Sizeler Series B preferred stock exchange is not a condition to completion of the merger.

Termination

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of us and Revenue Properties;

•	by either us or Revenue Properties, if:

•	there is any final and non-appealable governmental order, decree, or ruling or any other action that prohibits the completion of the merger, provided that this right to terminate is not be available to any party whose breach of the merger agreement resulted in the order decree or ruling;

•	the merger is not completed on or before December 31, 2006 except that this right to terminate is not available to any party whose breach of the merger agreement resulted in the merger not being completed by December 31, 2006; and

•	a majority of our common stockholders fail to approve the merger;

•	by us if:

•	Revenue Properties or Revenue Properties (Sizeler) materially breaches any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not cured prior to the earlier of 30 days after Revenue Properties receives written notice of the breach and December 31, 2006; or

•	prior to the approval of the merger by our stockholders, in order to enter into an agreement with respect to a superior proposal if we have complied with our obligations described under “— No Solicitation of Other Offers,” as they pertain to the superior proposal and if we have paid the expense reimbursement amount and other expenses described below (see “— Revenue Properties Expense Reimbursement and other Expenses”); or

•	by Revenue Properties if:

•	we materially breach any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not cured prior to the earlier of 30 days after we receive written notice of the breach and December 31, 2006; or

•	our board of directors withdraws, modifies or changes, in a manner adverse to Revenue Properties, its approval or recommendation of the merger agreement or the merger or recommends to our common stockholders a company acquisition proposal other than the merger, or resolves to do any of the foregoing.

In the event that the merger agreement terminates, it will become void and have no effect, without any liability or obligation on the part of Revenue Properties, Revenue Properties (Sizeler) or us, except with respect to certain provisions that will survive the termination. This termination will not relieve any party from any liability for damages resulting from a willful and material breach by any party of any of its representations, warranties or covenants under the merger agreement.

Revenue Properties Expense Reimbursement and Other Expenses

We agreed to pay to Revenue Properties an expense reimbursement amount of the lesser of (a) $6.5 million and (b) all of the costs and expenses incurred by Revenue Properties or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement, minus any other costs and expenses paid or payable under the merger agreement if the merger agreement is terminated:

•	by us in order to enter into an agreement with respect to a company superior proposal; or

•	by either us or Revenue Properties because our common stockholders fail to approve the merger, and:

•	prior to the termination of the merger agreement, a company acquisition proposal other than the merger is publicly announced and not withdrawn prior to the special meeting; and

•	within nine months following termination of the merger agreement, we enter into an agreement with respect to such company acquisition proposal or a transaction pursuant to which such company acquisition proposal is completed.

•	by Revenue Properties because our board of directors withdraws, modifies or changes, in a manner adverse to Revenue Properties, its approval or recommendation of the merger agreement or the merger or recommends to our common stockholders a company acquisition proposal other than the merger, or resolves to do any of the foregoing, and:

•	prior to the termination of the merger agreement, a company acquisition proposal other than the merger is publicly announced and not withdrawn prior to the special meeting; and

•	within nine months following termination of the merger agreement, we enter into an agreement with respect to such company acquisition proposal or a transaction pursuant to which such company acquisition proposal is completed.

We also agreed to pay Revenue Properties all costs and expenses incurred by Revenue Properties or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to $1 million if the merger agreement is terminated by us or Revenue Properties because our common stockholders fail to approve the merger at the special meeting or any adjournment or postponement thereof.

We also agreed to pay Revenue Properties all costs and expenses incurred by Revenue Properties or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to $250,000 if the merger agreement is terminated by Revenue Properties because our board of directors withdraws, modifies or changes, in a manner adverse to Revenue Properties, its approval or recommendation of the merger agreement or the merger or recommends to our stockholders a company acquisition proposal other than the merger, or resolves to do any of the foregoing.

Amendment and Waiver

The parties may amend the merger agreement or waive its terms and conditions at any time before completion of the merger. After approval of the merger by our common stockholders, however, no amendment or waiver may be made which by law requires further approval by our common stockholders, unless we obtain that further approval.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

See “Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. You should consult your tax advisor about the specific tax consequences to you of the merger.

NO DISSENTERS’ RIGHTS

Holders of Sizeler common stock are not entitled to dissenting stockholders’ appraisal rights or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement. The Maryland General Corporation Law (the “MGCL”) does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if the shares of the corporation are listed on the NYSE on the record date for determining stockholders entitled to vote on the merger.

MARKET PRICE OF SIZELER COMMON STOCK AND DIVIDEND INFORMATION

Sizeler’s common stock trades on the NYSE under the symbol “SIZ.” The following table shows, for the periods indicated, the high and low sales prices per share of Sizeler common stock on the NYSE and sets forth the frequency and amount of cash dividends declared for the two most recent fiscal years and subsequent interim periods.

	High	Low	Cash Dividend Paid
Year ended December 31, 2004:
First Quarter	$11.91	$10.69	$0.23
Second Quarter	11.95	8.92	0.23
Third Quarter	9.45	7.37	0.10
Fourth Quarter	11.78	8.95	0.10

Year ended December 31, 2005:
First Quarter	$12.30	$10.85	$0.10
Second Quarter	13.39	10.57	0.10
Third Quarter	13.20	10.65	0.10
Fourth Quarter	13.19	11.20	0.10

Year ended December 31, 2006:
First Quarter	$15.50	$12.50	$0.10
Second Quarter	16.06	13.00	0.10
Third Quarter (through September 26, 2006)	16.19	14.35	0.10

The closing sale price per share of Sizeler common stock, as reported by the NYSE on August 18, 2006, the last full trading day before the public announcement of the proposed merger, was $14.69. On             , 2006, the last full trading day before the printing of this proxy statement, the closing price for shares of Sizeler common stock, as reported by the NYSE, was $            . You are encouraged to obtain current market quotations for Sizeler common stock in connection with voting your shares.

PROPOSAL NO. 2: SERIES B PREFERRED STOCK EXCHANGE PROPOSAL

We are proposing that each outstanding share of our Series B preferred stock outstanding immediately prior to the effective time of the merger be converted into the right to receive from Revenue Properties an amount in cash equal to $25.00 plus any accrued and unpaid dividends plus an amount equal to the aggregate amount of dividends that would have accrued on each share of our Series B preferred stock between the effective time of the merger between us and Revenue Properties (Sizeler) and May 10, 2007 for each share of our Series B preferred stock that you own had you continued to own each such share of Sizeler Series B preferred stock. If the Sizeler Series B preferred stock exchange is approved and the merger is completed, your shares of Sizeler Series B preferred stock will be cancelled and will represent only the right to receive your portion of the exchange consideration. Because our Series B preferred stock is redeemable on May 10, 2007, the exchange consideration will equal the value that would have been received through May 10, 2007 but will be paid at the closing of the merger. Assuming the effective time of the merger is November 1, 2006, you will receive approximately $26.79 per share for each share of our Series B preferred stock that you own. In addition, trading in shares of Sizeler Series B preferred stock on the NYSE will cease and price quotations for shares of Sizeler Series B preferred stock will no longer be available. You will only receive the exchange consideration if both the merger proposal and the exchange proposal are approved by our common stockholders and Series B preferred stockholders, respectively. If you continue to hold shares of Sizeler Series B preferred stock through the applicable record date, you will receive a regular quarterly dividend of $0.609375 for each additional calendar quarter ending prior to the effective time of the merger, if any. The closing of the merger is not conditioned upon the approval of the Sizeler Series B preferred stock exchange proposal.

If the Sizeler Series B preferred stock exchange is not approved, then each outstanding share of Sizeler Series B preferred stock will not be converted into the right to receive the exchange consideration and instead shall be converted into one validly issued, fully paid and nonassessable share of Series B Preferred Stock of Revenue Properties (Sizeler). The surviving corporation, which shall have terms consistent with the Sizeler Series B Preferred Stock until thereafter redeemed or cancelled, whether upon liquidation of Revenue Properties (Sizeler) or otherwise, in accordance with Revenue Properties (Sizeler)’s charter. However, trading in shares of Sizeler Series B preferred stock on the NYSE will cease and price quotations for shares of Sizeler Series B preferred stock will no longer be available.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

See “Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the exchange. You should consult your tax advisor about the specific tax consequences to you of the exchange.

NO DISSENTERS’ RIGHTS

Holders of Sizeler Series B preferred stock are not entitled to dissenting stockholders’ appraisal rights or other similar rights in connection with the exchange. The MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with the exchange.

MARKET PRICE OF SIZELER SERIES B PREFERRED STOCK AND DIVIDEND INFORMATION

Sizeler’s Series B preferred stock trades on the NYSE under the symbol “SIZ-PB.” The following table shows, for the periods indicated, the high and low sales prices per share of Sizeler Series B preferred stock on the NYSE and sets forth the frequency and amount of cash dividends declared for the two most recent fiscal years and subsequent interim periods.

	Sizeler Series B Preferred Stock		Cash Dividend Paid
	High	Low
Year ended December 31, 2004:
First Quarter	$29.70	$28.40	$0.609375
Second Quarter	28.80	25.85	0.609375
Third Quarter	27.10	25.80	0.609375
Fourth Quarter	28.00	26.65	0.609375

Year ended December 31, 2005:
First Quarter	$27.33	$26.20	$0.609375
Second Quarter	26.95	26.37	0.609375
Third Quarter	27.15	26.35	0.609375
Fourth Quarter	26.61	25.46	0.609375

Year ended December 31, 2006:
First Quarter	$26.37	$25.70	$0.609375
Second Quarter	26.38	25.60	0.609375
Third Quarter (through September 26, 2006)	26.50	25.61	0.609375

The closing sale price per share of Sizeler Series B preferred stock, as reported by the NYSE on August 18, 2006, the last full trading day before the public announcement of the proposed merger, was $25.81. On             , 2006, the last full trading day before the printing of this proxy statement, the closing price for shares of Sizeler Series B preferred stock, as reported by the NYSE, was $            . You are encouraged to obtain current market quotations for Sizeler Series B preferred stock in connection with voting your shares.

Recommendation of Our Board of Directors

All of the directors present at the board meeting held on August 18, 2006 recommend that our Series B preferred stockholders vote FOR the exchange. Our board of directors believes that Series B preferred stock exchange is advisable and fair to, and in the best interests of, our Company and our Series B preferred stockholders.

The board of directors recommends that you vote “FOR” the Sizeler Series B preferred stock exchange proposal.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger and the Sizeler Series B preferred stock exchange to holders of our common stock and our Series B preferred stock, which we collectively refer to as our “stock,” whose shares are surrendered in the merger in exchange for the right to receive the merger consideration and the exchange consideration. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”), concerning our tax treatment or the tax treatment of holders of our stock as a consequence of the merger or the exchange of our Series B preferred stock, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that our stock is held as a capital asset within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of stock options or restricted stock. In addition, this summary does not address the tax treatment of special classes of holders of our stock, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the United States dollar;

•	persons holding shares of our stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired our stock through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	holders that hold 5% or more of our stock; and

•	non-U.S. holders, as defined below, except to the extent discussed below.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal tax purposes holds shares of our stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal tax purposes and that entity is holding our stock, you should consult your tax advisor.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares of our stock that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of shares of our stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

Consequences to Us of the Merger

For United States federal income tax purposes, we will treat the merger as if we had sold all of our assets to Revenue Properties (Sizeler) in exchange for the merger consideration, the exchange consideration (or the fair market value of the Revenue Properties (Sizeler) preferred stock issued in the event that the Sizeler Series B preferred stock exchange is not approved) and the amount of our liabilities at the effective time of the merger and then made a liquidating distribution of the merger consideration and the exchange consideration (or the Revenue Properties (Sizeler) preferred stock issued in the event that the Sizeler Series B preferred stock exchange is not approved) to our stockholders in exchange for shares of our common stock.

Consequences of the Merger and the Exchange to U.S. Holders of Our Common Stock and Series B Preferred Stock

General. The receipt of cash by U.S. holders in exchange for their shares of our stock pursuant to the merger and/or the Sizeler Series B preferred stock exchange will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of our stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our stock; and

•	the U.S. holder’s adjusted tax basis in our stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the merger and/or the Sizeler Series B preferred stock exchange, the shares have been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Special Rule for U.S. Holders Who Have Held Shares Less than Six Months. A U.S. holder who has held our stock for less than six months at the effective time of the merger or Series B preferred stock exchange, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our stock in the merger and/or the Sizeler Series B preferred stock exchange, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares of our stock.

Consequences of the Merger and the Exchange to Non-U.S. Holders of Our Stock

Generally, a non-U.S. holder’s gain or loss from the merger and/or Sizeler Series B preferred stock exchange will be determined in the same manner as that of a U.S. holder. The United States federal income tax consequences of the merger and Sizeler Series B preferred stock exchange to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration or the exchange consideration is taxed under the provisions of Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the merger consideration and the exchange consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our stockholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the possible application of those provisions.

Taxable Sale of Shares. Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests below, if the merger is treated as a taxable sale of shares of our stock, a non-U.S. holder should not be subject to United States federal income taxation on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such shares of our stock constitute a “U.S. real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s shares of our stock constitute a “U.S. real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s shares of our stock generally will not constitute a U.S. real property interest if we are a “domestically controlled qualified investment entity” at the merger effective time. In addition, a non U.S. holder’s shares of our common stock generally will not constitute a U.S. real property interest if the non-U.S. holder holds 5% or less of the total fair market value of our common stock at all times during the shorter of (a) the five-year period ending with the effective date of the merger and (b) the non-U.S. holder’s holding period for the shares. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the merger effective time if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the merger effective time. No assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the merger effective time.

In addition, shares of our stock will not constitute a U.S. real property interest if (i) as of the effective date of the merger, we did not hold any U.S. real property interests, and (ii) all of the U.S. real property interests held by us during the five-year period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.

Distribution of Gain from the Disposition of U.S. Real Property Interests. The tax treatment described above assumes that the receipt of the merger consideration and exchange consideration will be treated as a sale or exchange of shares of our stock for purposes of FIRPTA. It is possible, however, that the IRS may assert that the merger consideration and exchange consideration received by a non-U.S. holder is subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger and/or conversion and not as a sale of shares of our stock. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception applies (the “5% Exception,” discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to United States federal income tax on a net basis to the extent attributable to gain from the sale of our real estate assets, and a corporate non-U.S. holder could be subject to the branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception would apply to a non-U.S. holder of our common stock if the non-U.S. holder does not own more than 5% of our common stock at any time during the one-year period ending on the date of the distribution. The 5% Exception will not apply to a non-U.S. holder of our Series B preferred stock unless the Sizeler Series B preferred stock is regularly traded on an established securities market. While our Series B preferred stock is listed on the NYSE, trading in our Series B preferred stock has been sporadic over the past year so that it is unclear whether the “regularly traded” requirement would be met. If the 5% Exception were to apply to a non-U.S. Holder, the FIRPTA tax would not apply, but there is some risk that the merger consideration and/or the exchange consideration could be treated as an ordinary dividend distribution from us, in which case the merger consideration and/or the exchange consideration you receive would be subject to United States federal income tax at a 30% rate.

Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax Under FIRPTA. As described above, it is unclear whether the receipt of the merger consideration and the exchange consideration will be treated as a sale or exchange of shares of our stock or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger or the conversion. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from (i) the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder unless such holder qualifies for the 5% Exception and (ii) the portion of the exchange consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder.

A non-U.S. holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Consequences to Holders of Series B Preferred Stock if the Conversion is Not Approved

If the Sizeler Series B preferred stock exchange is not approved, the Sizeler Series B preferred stock will be converted into a class of preferred stock of Revenue Properties (Sizeler) having substantially identical characteristics. Such conversion will be treated as a taxable transaction to holders of our Series B preferred stock upon which they will recognize gain or loss equal to the difference between the fair market value of the Revenue Properties (Sizeler) preferred stock received and the adjusted tax basis of the Sizeler Series B preferred stock surrendered in exchange therefor. The federal income tax consequences to holders of our Series B preferred stock as a result of recognizing such gain generally will be the same as the consequences to holders of our Series B preferred stock described above in connection with the receipt of the exchange consideration pursuant to the merger. Each holder’s basis in the preferred stock of Revenue Properties (Sizeler) will equal the fair market value of such stock at the merger effective time and the holding period for such stock will begin on the following day.

Information Reporting and Backup Withholding

Backup withholding, presently at a rate of 28%, and information reporting may apply to the cash received pursuant to the exchange of our stock in the merger. Backup withholding will not apply, however, to a holder who

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form,

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form, or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND THE SIZELER SERIES B PREFERRED STOCK EXCHANGE AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE SIZELER SERIES B PREFERRED STOCK EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

PROPOSAL NO. 3: PROPOSAL TO GRANT AUTHORITY TO

ADJOURN THE SPECIAL MEETING

If, at the special meeting, the number of shares of our common stock present or represented and voting in favor of the adoption of the merger agreement is insufficient to adopt that proposal under applicable law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of the adoption of the merger agreement and the Sizeler Series B preferred stock exchange. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the merger agreement or Sizeler Series B preferred stock exchange.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted.

Board of Directors Recommendation

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the merger agreement is insufficient to approve that proposal, it is in the best interests of our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of the merger agreement to bring about its approval.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our common stock by:

•	each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our directors and executive officers as a group.

Information is as of September 26, 2006 for our directors and executive officers. Unless otherwise noted, information for 5% holders is as disclosed in reports regarding such ownership filed with the SEC in accordance with Sections 13(d) or 13(g) of the Exchange Act, on the dates indicated in the notes to the table. There are no agreements that preclude our executive officers and directors from selling their shares of our common stock prior to the closing of the merger. Mr. Tanz, who owns more than 5% of our common stock, may sell some or all of his shares of our common stock prior to the closing of the merger for tax planning purposes.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding(1)
Revenue Properties Company Limited 55 City Center Drive, Suite 800 Mississauga, Ontario L5B 1M3	2,123,600	(2)	9.89%

Pershing Square, L.P., et. al. 888 Seventh Avenue, 29th Floor New York, NY 10019	2,077,602	(3)	9.68%

Mark M. Tanz P.O. Box N7776 Lyford Cay, Nassau, Bahamas	1,513,342	(4)	7.05%

Phillip Goldstein and Andrew Dakos	1,413,955	(5)	6.59%

QVT Financial LP, et. al. 1177 Avenue of the Americas, 9th Floor New York, NY 10036	1,248,400	(6)	5.82%

Morgan Stanley Morgan Stanley Capital Services, Inc. 1585 Broadway New York, NY 10036	1,080,242	(7)	5.03%

Sidney W. Lassen c/o Sizeler Property Investors 2542 Williams Boulevard Kenner, LA 70062	556,482	(8)	2.59%

Thomas A. Masilla, Jr. c/o Sizeler Property Investors 2542 Williams Boulevard Kenner, LA 70062	218,821	(9)	1.01%

Richard L. Pearlstone c/o Sizeler Property Investors 2542 Williams Boulevard Kenner, LA 70062	64,348	(10)	*

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding(1)
J. Terrell Brown c/o Sizeler Property Investors 2542 Williams Boulevard Kenner, LA 70062	34,192	(11)	*

James W. McFarland c/o Sizeler Property Investors 2542 Williams Boulevard Kenner, LA 70062	30,181	(12)	*

William G. Byrnes c/o Sizeler Property Investors 2542 Williams Boulevard Kenner, LA 70062	28,991	(13)	*

Guy M. Cheramie c/o Sizeler Property Investors 2542 Williams Boulevard Kenner, LA 70062	9,136	(14)	*

*	Indicates ownership of less than 1%.

(1)	As of September 26, 2006, we had outstanding 21,469,074 shares of our common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock, which that person could purchase by exercising outstanding options and options which will become exercisable upon closing of the merger, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. James W. Brodie, the Company’s former Secretary and Vice-President, resigned on June 10, 2005. Mr. Brodie owns 504 shares. Charles E. Miller, the Company’s former Chief Financial Officer, resigned on January 11, 2005. Mr. Miller did not own any shares of the Company.
(2)	Based upon a Schedule 13D/A filed with the SEC on September 14, 2006, the reporting entities in the filling are Revenue Properties (U.S.) Inc. (“RPUS”), a Delaware corporation and its parent – Revenue Properties. The filing indicates that Morguard owns approximately 67% of the issued and outstanding shares of Revenue Properties and may be deemed to beneficially own the shares of the Company owned by RPUS. The business address for RPUS and Revenue Properties is 55 City Centre Drive, Suite 800, Mississauga, Ontario L5B 1M3.
(3)	Based upon a Schedule 13D jointly filed with the SEC on March 28, 2006 by William A. Ackman and Pershing Square GP, LLC on behalf of Pershing Square, L.P. and Pershing Square II, L.P.; and PS Management GP, LLC and Pershing Square Capital Management, L.P. on behalf of Pershing Square International, Ltd. The principal address for the parties is 888 Seventh Avenue, 29th Floor, New York, NY 10019.
(4)	Does not include 150,000 shares Mr. Tanz has the right to purchase pursuant to exercisable options granted under the 1996 Stock Option Plan. Based upon a Schedule 13D/A dated March 13, 2006 filed with the SEC by Mr. Tanz noting that he has the sole power to vote and dispose of these shares. These shares are expected to be cancelled if the merger is approved.
(5)	Based upon a Schedule 13D jointly filed with the SEC on September 6, 2006. The reporting persons are Phillip Goldstein and Andrew Dakos. Mr. Goldstein has sole dispositive power over 905,700 shares and his address is 60 Heritage Drive, Pleasantville, New York 10570. Mr. Dakos has sole dispositive power over 231,500 shares and his address is 43 Waterford Drive, Montville, New Jersey 07045.
(6)

Based upon a Schedule 13G filed with the SEC on September 18, 2006, the reporting entities in the filing are QVT Financial LP (“QVT Financial”) and QVT Financial GP LLC. QVT Financial is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 1,055,240 shares of our common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 193,160 shares of our common stock. QVT Financial has the power to direct the vote and disposition of the shares of our common stock held by the Fund and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 1,248,400 shares of our common stock, consisting of the shares owned by the Fund and the shares held in the Separate Account. QVT Financial GP LLC, as general partner of QVT Financial, may be deemed to beneficially own the same number of shares of Common Stock reported by QVT Financial. Each of QVT Financial and QVT Financial GP LLC disclaim beneficial ownership of the shares of our common stock owned by the Fund and the shares of our common stock held in the Separate Account.

(7)	Based upon a Schedule 13G filed with the SEC by Morgan Stanley Capital Services, Inc. and its parent corporation, Morgan Stanley on February 15, 2006.
(8)	Includes: (i) 82,500 shares owned directly by Sizeler Realty Co., Inc. (“Sizeler Realty”), a company in which Mr. Lassen owns an approximate 16% interest and the balance is owned by Marilyn Lassen, Mr. Lassen’s wife, and her family, (ii) 5,000 shares held by Mr. Lassen’s wife, (iii) 60,000 shares owned by HLS Properties LLC of which Mr. Lassen is manager and Mr. Lassen’s wife owns an approximately 26% interest; and (iv) 18,000 shares owned by Sizeler Family Limited Partnership. Mr. Lassen disclaims beneficial interest in all the shares held by his wife and HLS Properties LLC and in all but 1.9% of the shares held by Sizeler Family Limited Partnership, respectively items (ii), (iii) and (iv) in the first sentence of this note. The address of HLS Properties LLC, Sizeler Family Limited Partnership and Sizeler Realty is 2542 Williams Boulevard, Kenner, Louisiana 70062.
(9)	Includes: (i) 20,621 shares owned by the Company and credited to the Company’s deferred compensation account for the benefit of Mr. Masilla pursuant to the Non-Elective Deferred Compensation Agreement, amended and restated effective August 3, 2000, between Mr. Masilla and the Company, (ii) 149,001 shares Mr. Masilla has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan, and (iii) 13,200 unvested incentive restricted shares previously granted under the 1996 Stock Option Plan.
(10)	Mr. Pearlstone shares voting and investment power over 12,000 of these shares as co-trustee of certain trusts and has an economic interest in another 12,000 of these shares as the beneficiary of certain trusts, all of which have an address of c/o Blades & Rosenfeld, PA, 20 South Charles Street, Suite 1200, Baltimore, MD 21201. Includes 25,000 shares Mr. Pearlstone has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and 1996 Stock Option Plan.
(11)	Includes 800 shares owned by Mr. Brown’s wife.
(12)	Includes 3,000 shares Dr. McFarland has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and 1996 Stock Option Plan.
(13)	Includes 24,991 shares jointly owned with his wife.
(14)	Includes (i) 1,000 shares Mr. Cheramie has the right to purchase pursuant to options granted under the 1996 Stock Option Plan, and (ii) 6,800 incentive restricted shares granted under the 1996 Stock Option Plan and (iii) 314 shares of Sizeler common stock.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a–3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Sizeler Property Investors, Inc., Thomas A. Masilla, Jr., Secretary, 2542 Williams Blvd., Kenner, LA 70062. Tel: (504) 471-6200, http://www.sizeler.net. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

FUTURE STOCKHOLDER PROPOSALS AND 2006 ANNUAL MEETING

If the merger of Sizeler with and into Revenue Properties (Sizeler) Inc. is approved by Sizeler’s common stockholders and subsequently completed, then Sizeler will no longer be a public company and will not hold an annual meeting in 2006. However, if the merger is not approved by Sizeler’s common stockholders or if we do not complete the merger, then Sizeler intends to hold its next annual meeting of stockholders on or before December 15, 2006. In that case, if you are still a holder of our common stock as of the record date of the annual meeting, you will continue to be entitled to attend and participate in our 2006 annual stockholder meeting.

For any stockholder proposal to be presented in connection with the 2006 annual stockholder meeting, including any proposal relating to the nomination of a director to be elected to our board of directors, a holder of common stock must give timely written notice thereof in writing to our chairman of the board in compliance with the advance notice and eligibility requirements contained in the our amended and restated bylaws. To be timely, a stockholder’s notice must be delivered to our chairman of the board at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting (September 26, 2005); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal.

The advance notice provisions in our amended and restated bylaws also provide that in the case of a special meeting of stockholders called for the purpose of electing one or more directors, a stockholder may nominate a person or persons (as the case may be) for election to such position if the stockholder’s notice is delivered to our secretary at our principal executive office not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

Any stockholder proposals should be sent to the Chairman of the Board of the Company at 2542 Williams Boulevard, Kenner, Louisiana 70062.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington DC 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. Documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part of this proxy statement from the respective dates of filing of these documents and later information that we file with the SEC will update and supersede that information. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our subsidiaries.

•	Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006 filed on March 16, 2006.

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 filed on August 9, 2006.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 filed on May 10, 2006.

•	Current Report on Form 8-K filed on September 25, 2006.

•	Current Report on Form 8-K filed on September 14, 2006.

•	Current Report on Form 8-K filed on September 7, 2006.

•	Current Report on Form 8-K filed on August 21, 2006.

•	Description of our common stock contained in Form 8-A filed pursuant to the Exchange Act.

•	Description of our Series B preferred stock contained in Form 8-A filed pursuant to the Exchange Act.

Our filings are available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephone request directed to us at Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, Louisiana 70062, Attention: Thomas A. Masilla, Jr., Secretary, telephone (504) 471-6271. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference into this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference into this proxy statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that are incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated             , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED             , 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Your Vote Is Important. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have questions about this proxy statement, the special meeting, the merger, the Sizeler Series B preferred stock exchange or need assistance with the voting procedures, you should contact:

Morrow & Co., Inc.

470 West Avenue

Stamford, CT 06902

(203) 658-0088 (Call Collect)

or

Call Toll-Free (800) 607-0088

Email: proxy.info@morrowco.com

EXECUTION COPY

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 18, 2006

BY AND AMONG

SIZELER PROPERTY INVESTORS, INC.,

REVENUE PROPERTIES COMPANY LIMITED,

AND

REVENUE PROPERTIES (SIZELER) INC.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2006 (this “Agreement”), is made and entered into by and among Sizeler Property Investors, Inc., a Maryland corporation (the “Company”), Revenue Properties Company Limited, a corporation formed under the laws of Ontario (the “Acquiror”), and Revenue Properties (Sizeler) Inc., a Maryland corporation and an indirect wholly owned subsidiary of the Acquiror (the “Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has approved this Agreement and declared advisable the merger of the Company with and into Merger Sub (the “Merger”) in accordance with the Maryland General Corporation Law (the “MGCL”), pursuant to which (i) each of the issued and outstanding shares of the Company’s common stock, par value $0.0001 per share (the “Sizeler Common Stock”), shall be converted into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions herein; and (ii) each of the issued and outstanding shares of Sizeler Series B Preferred Stock (as defined herein) shall be converted into the right to receive the Series B Cash Consideration (as defined herein) upon the terms and subject to the conditions herein;

WHEREAS, the Acquiror has approved this Agreement and desires to provide herein for the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, Revenue Properties (U.S.), Inc., a Delaware corporation and sole stockholder of the Merger Sub (the “Parent”), has approved this Agreement and declared advisable the Merger in accordance with the MGCL; and

WHEREAS, the Company Board has (a) determined that this Agreement, the Merger, and the other transactions contemplated hereby, and thereby, taken together, are fair to, advisable and in the best interests of the Company and the Company’s stockholders, (b) voted to (i) approve this Agreement and the transactions contemplated hereby, including the Merger and (ii) recommend acceptance and approval by the Company’s stockholders of this Agreement, the Merger and the other transactions contemplated hereby, and (c) taken all actions necessary to render inapplicable to each of the transactions contemplated by this Agreement and the Merger, or exempt such transactions from, the provisions of any “fair price”, “moratorium”, “control share,” “business combination” or other takeover defense or similar statute or regulation that would otherwise govern such transactions and the parties hereto, including Subtitles 6 and 7 of Title 3 of the MGCL.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the MGCL, at the Effective Time (as defined herein), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate legal existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 6225 Smith Avenue, Baltimore Maryland 21209, as soon as practicable, but in no event later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that can only be fulfilled at the Effective Time, but subject to the fulfillment or waiver of those conditions), or at such other place or at such other date as the Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute and cause the articles of merger (“Articles of Merger”) to be filed with, delivered in the manner required by the MGCL to and accepted for record by the State Department of Assessments and Taxation of Maryland (the “Department”) (the date and time of the acceptance for record of the Articles of Merger with the Department, or such later time as is specified in the Articles of Merger and as is agreed to by the parties hereto, being the “Effective Time”) and shall make all other filings or recordings required under the MGCL in connection with the Merger.

SECTION 1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

SECTION 1.4 Charter; Bylaws. From and after the Effective Time, the charter of the Merger Sub shall be the charter of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law. From and after the Effective Time, the Bylaws of the Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the charter of the Surviving Corporation and applicable law.

SECTION 1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation and until their respective successors are duly elected and qualify, and the officers of the Merger Sub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or the date their respective successors are duly elected or appointed (as the case may be) and qualify.

SECTION 1.6 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby, so long as the provisions of Section 3-202(c)(1)(ii) of the MGCL are applicable to the Merger.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND THE MERGER SUB

SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror, Merger Sub, the Company or the holders of any of the stock of the Company:

(a) Merger Consideration.

(i) Each issued and outstanding share of Sizeler Common Stock, outstanding immediately prior to the Effective Time shall be converted into the right to receive from Acquiror $15.10 in cash (payable in U.S. dollars), without interest (such sum, the “Merger Consideration”).

(ii) As of the Effective Time, all shares of Sizeler Common Stock, including the Restricted Shares (as defined herein), outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Sizeler Common Stock (each, a “Common Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2.

(iii) Each issued and outstanding share of Sizeler Series B Preferred Stock (as defined herein) outstanding immediately prior to the Effective Time shall be converted into the right to receive from Acquiror the Series B Cash Consideration (as defined herein) (payable in U.S. dollars); provided, however that if the Series B Preferred Merger Approval (as defined herein) is not obtained prior to the Effective Time, then each issued and outstanding share of Sizeler Series B Preferred Stock shall not be converted into the right to receive the Series B Cash Consideration and instead shall be converted into one validly issued, fully paid and nonassessable share of Series B Preferred Stock of the Surviving Corporation, which shall have terms consistent with the Sizeler Series B Preferred Stock until thereafter redeemed or cancelled, whether upon liquidation of the Surviving Corporation or otherwise, in accordance with the Surviving Corporation’s Articles of Incorporation, as amended and supplemented. The term “Series B Cash Consideration” means the sum of (x) $25.00 plus (y) any accrued and unpaid dividends on a share of Series B Preferred Stock to the Effective Time plus (z) an amount equal to the aggregate amount of dividends that would have accrued on each such share of Series B Preferred Stock between the Effective Time and May 10, 2007 had such share remained outstanding through May 10, 2007. The term “Series B Merger Approval” means approval of the Merger by the holders of at least two-thirds of the outstanding shares of Sizeler Series B Preferred Stock, given in person or by proxy and in writing or at a meeting.

(iv) If the Series B Preferred Merger Approval is obtained then as of the Effective Time all shares of Sizeler Series B Preferred Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Sizeler Series B Preferred Stock (each, a “Preferred Certificate”) shall cease to have any rights with respect thereto, except the right to receive Series B Cash Consideration upon surrender of such certificate. Each Common Certificate and Preferred Certificate is sometimes referred to in this Agreement as a “Certificate.”

(v) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Sizeler Common Stock or Sizeler Series B Preferred Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and Series B Cash Consideration, as applicable, and any other relevant provisions of this Agreement shall be equitably adjusted.

(b) Stock of Merger Sub. All issued and outstanding shares of common stock, par value $0.0001 per share, of the Merger Sub immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, of the Surviving Corporation.

SECTION 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Closing, Acquiror and the Company shall select a bank or trust company to act as paying agent (the “Paying Agent”) for payment of the Merger Consideration and the Series B Cash Consideration (if the Series B Merger Approval is obtained prior to the Effective Time) upon surrender of Certificates. On or before the Effective Time, Acquiror shall deposit by wire transfer of cash immediately available funds, with the Paying Agent, for the benefit of the holders of shares of Sizeler Common Stock and Sizeler Series B Preferred Stock, for exchange in accordance with this Article II, the amount of cash consideration payable pursuant to Section 2.1(a) in exchange for outstanding shares of Sizeler Common Stock and for outstanding shares of Sizeler Series B Preferred Stock (if any). If the Series B Merger Approval is not obtained prior to the Effective time, then Acquiror shall not deposit the Series B Cash Consideration. The cash delivered pursuant to this Section 2.2(a) is hereinafter referred to as the “Exchange Fund”). The Exchange Fund may not be used for any purpose that is not provided for herein.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration or the Series B Cash Consideration as applicable pursuant to

Section 2.1(a) a letter of transmittal in a form prepared prior to the Effective Time and reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or the Series B Cash Consideration as applicable. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefore (i) in the case of a Common Certificate, a cash payment representing the Merger Consideration for each share of Sizeler Common Stock represented thereby, which such holder has the right to receive pursuant to this Article II and (ii) in the case of a Preferred Certificate, a cash payment representing the Series B Cash Consideration for each share of Sizeler Series B Preferred Stock represented thereby (if the Series B Merger Approval has been obtained prior to the Effective Time), which such holder has the right to receive pursuant to this Article II, and, in each case the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Sizeler Common Stock or Sizeler Series B Preferred Stock that is not registered in the transfer records of the Company prior to the Effective Time, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Common Certificate and (if the Series B Merger Approval has been obtained prior to the Effective Time) each Preferred Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Certificate, the consideration into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(a) together with the dividends, if any, which may have been declared by the Company on the Sizeler Common Stock or the Sizeler Series B Preferred Stock, as applicable, in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. The Acquiror and the Surviving Corporation shall pay all fees and expenses of the Paying Agent in connection with the Exchange Fund and the distributions therefrom.

(c) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such reasonable amount as Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the consideration into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(a).

(d) Withholding of Tax. Acquiror, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of Sizeler Common Stock and Sizeler Series B Preferred Stock such amount as Acquiror, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign law related to Taxes. To the extent that amounts are so withheld by the Acquiror, the Surviving Corporation or the Paying Agent, such withheld amounts shall be paid over to the applicable Governmental Entity in accordance with applicable law.

(e) No Further Ownership Rights in Sizeler Common Stock or Sizeler Series B Preferred Stock. The Merger Consideration and Series B Cash Consideration paid (if the Series B Merger Approval has been obtained prior to the Effective Time) in accordance with the terms of this Article II upon conversion of any shares of Sizeler Common Stock and Sizeler Series B Preferred Stock shall be deemed to have been paid (or delivered) in full satisfaction of all rights pertaining to such shares of Sizeler Common Stock and Sizeler Series B Preferred Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Sizeler Common Stock or Sizeler Series B Preferred Stock prior to the Effective Time and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Sizeler Common Stock or Sizeler Series B Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Sizeler Common Stock or Sizeler Series B Preferred Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled as provided in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company one year after the Effective Time shall be delivered to the Acquiror and any holder of Sizeler Common Stock and Sizeler Series B Preferred Stock who has not theretofore complied with this Article II shall thereafter look only to Acquiror and the Surviving Corporation (subject to abandoned property, escheat and other similar laws) for payment of its claim for consideration specified in this Agreement.

(g) No Liability. None of the Acquiror, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 2.3 Treatment of Company Options.

(a) Subject to paragraph (c) below, immediately prior to the Effective Time, each outstanding right to acquire Sizeler Common Stock (“Company Options”) granted pursuant to the Company’s 1996 Stock Option and Incentive Plan (the “Company Option Plan”) whether or not then exercisable, shall fully vest, contingent on the Closing. The Company shall take all actions necessary to effect such vesting. At the Effective Time, each of the Company Options shall be cancelled by the Company, and in consideration of such cancellation, the holder thereof shall be entitled to receive, as soon as practicable thereafter, an amount of cash from the Surviving Corporation equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (B) the total number of shares of Sizeler Common Stock subject to the Company Options to the extent such Company Options shall not theretofore have been exercised (the “Option Amount”) (such payment to be net of applicable withholding taxes). Immediately after the Effective Time, the Surviving Corporation shall deposit in a bank account an amount of cash equal to the Option Amount for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this Section 2.3(a). At the Effective Time, each Company Option with an exercise price equal to or greater than the Merger Consideration shall terminate, in accordance with its terms, without payment of any consideration.

(b) Immediately prior to the Effective Time, each share of Sizeler Common Stock subject to a right of reacquisition by the Company granted under the Company Option Plan or the Company’s 1994 Directors’ Stock Ownership Plan, as amended through January 15, 2002 (the “Restricted Shares”), shall fully vest, contingent on the Closing. The Company shall take all actions necessary to effect such vesting and issuance.

(c) The Company’s Board, or, if appropriate, any committee administering the Company Option Plan, shall adopt such resolutions or take such actions as are necessary to carry out the terms of this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Merger Sub as of the date of this Agreement (except in the case of any representation or warranty that by its express terms is made as of another specified date) that, except as set forth on the corresponding section of the disclosure schedule delivered by the Company to Acquiror and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”):

SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

The term “Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, (i) of which the Company or any other Subsidiary of the Company is a general partner (excluding partnerships, the general partnership interests of which held by the Company or any Subsidiary of the Company do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company or by any one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

The term “Company Material Adverse Effect” with respect to the Company and its Subsidiaries means any state of facts, change, development, event, effect or set of circumstances that is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, or assets of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) general economic or other changes or developments in or affecting the industries or markets in which the Company and its Subsidiaries operate (excluding for the avoidance of doubt, changes or developments caused by Acts of God) to the extent that such changes or developments do not have a disproportionate impact on the Company and its Subsidiaries, or (ii) changes in any laws or regulations or accounting regulations or principles applicable to the Company and its Subsidiaries. An “Act of God” shall mean any storm, flood, freeze, hurricane, earthquake, fire or explosion that causes property damage or destruction to the Company and or its Subsidiaries in an amount equal to or greater than $7,500,000.

SECTION 3.2 Charter and Bylaws. The Company has previously delivered or made available to the Acquiror complete and correct copies of the Company’s charter (the “Charter”) and bylaws (the “Bylaws”), and the charter and bylaws (or other comparable documents) of each of its Subsidiaries, as currently in effect.

SECTION 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 51,484,000 shares of Sizeler Common Stock and (ii) 2,516,000 shares of preferred stock, par value $0.0001 per share (the “Sizeler Preferred Stock”), of which 40,000 shares are designated as Series A Preferred Stock (the “Sizeler Series A Preferred Stock”) and 2,476,000 shares are designated as Series B 9.75% Cumulative Redeemable Preferred Stock (the “Sizeler Series B Preferred Stock”). As of the date of this Agreement, there are 21,469,074 shares of Sizeler Common Stock issued and outstanding (including 26,000 Restricted Shares), no shares of Sizeler Series A Preferred Stock issued and outstanding and 246,540 shares of Sizeler Series B Preferred Stock issued and outstanding. In addition, as of the date of this Agreement, the Company had authorized or reserved 329,001 shares of Sizeler Common Stock for issuance pursuant to the Company Option Plan. As of the date of this Agreement 40,000 shares of Sizeler Series A Preferred Stock have been reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Sizeler Common Stock pursuant to the Rights Agreement between the Company and The Bank of New York dated as of August 6, 1998 (as amended from time to time) (the “Rights Agreement”).

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each of the Company’s Subsidiaries, and the Company’s ownership interests therein. All such shares and equity interests are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”), except where any such failure to own any such shares or equity interests free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, the Company does not of record or beneficially own (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, any equity, investment or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any corporation or organization (other than Subsidiaries). With respect to such interests, except as set forth in Section 3.3(c) of the Company Disclosure Schedule, the Company and each Company Subsidiary is a partner, member or stockholder in good standing, and owns such interests free and clear of all Liens.

SECTION 3.4 Authority Relative to This Agreement. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary pursuant to the Charter or the MGCL to authorize this Agreement or to consummate the transactions so contemplated (other than (i) the approval of the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Sizeler Common Stock entitled to vote thereon (the “Company Requisite Vote”) and (ii) with respect only to conversion of Series B Preferred Stock into the right to receive the Series B Cash Consideration, the Series B Merger Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b) The Company Board has (i) approved this Agreement and declared the Merger advisable and fair to, and in the best interests of, the Company and the stockholders of the Company (including the holders of the Sizeler Series B Preferred Stock), (ii) resolved to recommend the approval of the Merger to the stockholders of the Company (including the holders of the Sizeler Series B Preferred Stock), and (iii) directed that the Merger be submitted to the stockholders of the Company for their approval (including the holders of the Sizeler Series B Preferred Stock).

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.5 of the Company Disclosure Schedule, the execution and delivery of, and the performance by the Company of its obligations under, this Agreement, do not and will not (i) conflict with or violate the Charter or Bylaws, (ii) result in the creation of any Lien on any of the material properties or assets of the Company or any of its Subsidiaries or (iii) result in (A) any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound or (B) any change of any rights or obligations of any party to a Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, Lien, breach, default, loss, right, change or other occurrence which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated hereunder, the “Exchange Act”), and state securities, takeover and “blue sky” laws, (ii) any approvals and authorization required pursuant to Sections 6.8(b) and (c) hereof, and (iii) the filing with and acceptance for record by the Department of the Articles of Merger as required by the MGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

SECTION 3.6 Compliance. Neither the Company nor any of its Subsidiaries are in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or to any of its Subsidiaries or by which its or any of their respective properties or assets are bound, except for any such violation which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from governmental and regulatory agencies required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents required to be filed with the Securities and Exchange Commission (the “SEC”) (collectively with the forms, reports, statements, certifications and other documents required to be filed with the SEC subsequent to the date of this Agreement, the “Company SEC Reports”), each of which, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated hereunder, the “Securities Act”), or the Exchange Act, each as in effect on the date so filed.

(b) As of its filing date, each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The audited consolidated financial statements of the Company (including any related notes thereto) for the fiscal years ended December 31, 2005 and December 31, 2004 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC have been prepared and, any audited consolidated financial statements of the Company (including any related notes thereto) filed after the date of this Agreement, will be prepared, in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in or incorporated by reference into the Company SEC Reports filed with the SEC have been prepared, and, if filed after the date of this Agreement, will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments that will not be material in amount or effect).

(d) The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

SECTION 3.8 Absence of Litigation. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (including, without limitation, any suits, claims, actions, proceedings or investigations that in any manner challenge or seek to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated herein), other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award which has or would have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review, including with respect to any accounting or disclosure practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer or director of the Company, by any governmental authority, including the SEC, is pending or has been threatened against the Company or any of its Subsidiaries.

SECTION 3.9 Employee Benefit Plans; Labor.

(a) Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, material fringe benefit plan, and compensation, severance, change of control, consulting or employment agreement contributed to, sponsored or maintained by the Company or any of its Subsidiaries as of the date of this Agreement for the benefit of any employees (and former employees) and directors (and former directors) of the Company and its Subsidiaries (such plans, programs, agreements and arrangements, collectively, “Company Plans”). Neither the Company nor any of its affiliates or predecessors has contributed to any defined benefit, multiple, multi-employer or post-retirement welfare benefit plans.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Company’s knowledge, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Company Plan, to the knowledge of the Company, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened.

(d) Except as disclosed in Section 3.9(d) of the Company Disclosure Schedule, none of the execution and delivery of, the stockholder approval of, the performance by the Company of its obligations under, or the consummation of the transactions contemplated by, this Agreement, will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any material payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any of its Subsidiaries, or (ii) result in the triggering or imposition of (A) any material restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan, or (B) result in any material “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(e) Neither the Company nor any of its Subsidiaries is (or has been) a party to any collective bargaining agreements or similar labor agreements relating to any employees or former employees of the Company or any of its Subsidiaries and there have been no actions to represent any employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such actions are pending or threatened.

SECTION 3.10 Tax Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in the manner provided by law and all such filed Tax Returns were complete and accurate in all material respects and (ii) paid all Taxes shown on such Tax Returns to be due and payable. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) since December 31, 2005, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and (B) no audits have begun or been threatened in writing and no deficiencies for material Taxes have been asserted or assessed or threatened in writing by a governmental authority against the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has established in its books and records reserves or accrued liabilities or expenses that are adequate for payment of all Taxes for which the Company or any of the Subsidiaries is liable but are not yet due and payable. No event has occurred, and condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed on the Company.

(b) Except as set forth on Section 3.10(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person other than the Company or its Subsidiaries either (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (B) as a transferee or successor, and (ii) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not in writing) that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of another person.

(c) During the five year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(d) The Company, (i) for each taxable year beginning with its taxable year ended on December 31, 2005, has been subject to taxation as a real estate investment trust within the meaning of the Code (“REIT”) and has satisfied the requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2005, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT, and (iii) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the Internal Revenue Service to the Company’s status as a REIT, and no such challenge is pending, or to the knowledge of the Company, threatened. Each Subsidiary which is a partnership, joint venture, limited liability company or other entity other than a corporation (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. Each Subsidiary which is a corporation or treated as an association taxable as a corporation and any person in which the Company owns 10% or more, by vote or by value, of such person’s securities, is and has been since its formation or acquisition by the Company a qualified REIT subsidiary under Section 856(i) of the Code, or is and has been a “taxable REIT subsidiary” under Section 856(l) of the Code.

(e) The Company is a “domestically-controlled REIT” within the meaning of Section 897(h) of the Code.

(f) As a result of the consummation of the Merger, (i) the Merger Sub shall have an aggregate adjusted basis in the Company’s assets for U.S. federal income tax purposes immediately after the Effective Time equal to the sum of (A) the aggregate amount of the Merger Consideration, (B) the aggregate amount of the Series B Cash Consideration, and (C) the aggregate amount of the Company’s liabilities at the Effective Time and (ii) the amount of gain recognized by the Company for federal income tax purposes upon the transfer of its assets pursuant to the Merger will not exceed the dividends paid deduction of the Company under Part IV of Subchapter G of Chapter 1 of Subtitle A of the Code for the taxable year which includes the Closing Date and therefore, the Company will not be subject to any corporate-level income tax in connection with any such recognized gain.

As used in this Agreement, the term (i) “Taxes” shall mean all federal, state, local and foreign income, profits, franchise, license, transfer, recording, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) “Tax Return” shall mean all returns and reports (including elections, declarations, disclosures, attachments, schedules, work papers, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

SECTION 3.11 Proxy Statement. The Proxy Statement shall not at the time the Proxy Statement is filed, or at any time it is supplemented or amended, or at the time it is cleared by the SEC or sent to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting will, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by the Acquiror or Merger Sub, or any of their respective representatives, specifically for use in the Proxy Statement.

SECTION 3.12 Fairness Opinion. Wachovia Securities and Cohen & Steers have each delivered to the Company Board their opinions dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Sizeler Common Stock at the time of the execution of this Agreement.

SECTION 3.13 Brokers. No broker, finder or investment banker (other than Wachovia Securities and Cohen & Steers) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

SECTION 3.14 Takeover Statutes. The Company has taken all necessary corporate action so that no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under the MGCL or the federal laws in the United States applicable to the Company is applicable to the Merger and the other transactions contemplated hereby, including any takeover or ownership restriction provision in the Company’s organizational documents.

SECTION 3.15 Company Rights Agreement. The Company has taken all necessary actions so that the Company Rights Agreement will not be applicable to this Agreement, the Merger and the other transactions contemplated hereby, and this Agreement, the Merger and the other transactions contemplated hereby will not result in the ability of any Person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Sizeler Common Stock to which they are attached or to become distributable, unredeemable or exercisable.

SECTION 3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company and its Subsidiaries own or have the rights to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) used in their business as currently conducted, all of which shall survive the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and (b)(i) to the knowledge of the Company, nothing used in the Company’s business as currently conducted infringes the Intellectual Property of any third party and no Intellectual Property of the Company is being infringed by any third party; and (ii) there is no action pending and no claim has been asserted or threatened alleging the same.

SECTION 3.17 Environmental Matters.

(a) The Company has delivered or made available to Acquiror true and complete copies of the most recent Environmental Documents in the possession or control of the Company or any Subsidiary with respect to the subject matter contained therein listed on Section 3.17(a) of the Company Disclosure Schedule (the “Company Environmental Reports”). To the Company’s knowledge, the Company Environmental Reports constitute all material Environmental Documents (including, without limitation, all most recent versions of environmental investigations and testing or analysis made by or on behalf of the Company or any of its Subsidiaries) with respect to the Company and its Subsidiaries, their past and present operations, and the Company Properties in the possession or control of the Company or any Subsidiary. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) no Materials of Environmental Concern (as defined below) have been used, stored, manufactured, treated or processed on or about any Company Property by the Company, any Subsidiary or, to the knowledge of the Company, any other person except in compliance with Environmental Laws (as defined below) and in the ordinary course of business; (ii) the Company and each of its Subsidiaries have complied in all material ways with applicable Environmental Laws), and possess and comply with all material applicable Environmental Permits (as defined below) required under such laws to operate as it presently operates and the Company Properties and the business conducted thereon are not in violation of Environmental Laws by the Company, any Subsidiary or, to the knowledge of the Company, any other person; (iii) there have been no releases of Materials of Environmental Concern at any property owned or operated by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, under circumstances that would reasonably be expected to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any written notification alleging any violation of any Environmental Law or that it is liable for, or requesting information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location, except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (v) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction issued by any governmental authority or any indemnity or other agreement with any third party relating to liability under any Environmental Law or otherwise relating to any Materials of Environmental Concern.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Documents” shall mean all demands, claims, notices of violation, reports, site assessments or orders relating to environmental matters or pursuant to an Environmental Law other than any such demands, claims, notices of violation, reports, site assessments or orders that are not material to the Company and its Subsidiaries.

“Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the environment and health and safety, including the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any “hazardous”, “acutely hazardous”, or “toxic” substance, pollutant, contaminant or waste as defined and regulated under Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

SECTION 3.18 Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

SECTION 3.19 Affiliate Transactions. Except as disclosed in Section 3.19 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s affiliates (other than Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K.

SECTION 3.20 Contracts.

(a) Except for any default that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in default under any material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of the Company Properties or Leased Properties or assets is bound nor, to the knowledge of the Company, is any other party thereto in default hereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default hereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party. No party to any such material Contract, has given notice to the Company or any of its Subsidiaries of, or made a claim against the Company or any of its Subsidiaries with respect to, any breach or default hereunder, in any such case, where such breach or default would, individually or in the aggregate, have a Company Material Adverse Effect. “Contract” means any note, bond, indenture, mortgage, deed of trust, lease, sublease, reciprocal easement, commitment, guarantee, subordination, nondisturbance and attornment agreement, license, contract, agreement or other instrument of any kind.

(b) Section 3.20(b) of the Company Disclosure Schedule contains a true and complete list of material Contracts providing for total payments by the Company or any of its Subsidiaries in excess of $250,000, between the Company or any of its Subsidiaries, on the one hand, and the persons listed therein, on the other hand, pursuant to which the Company or any of its Subsidiaries, on the one hand, and such persons, on the other hand, have any continuing obligations, excluding leases executed by the Company or its Subsidiaries in their respective ordinary course of business.

SECTION 3.21 Properties.

(a) Section 3.21(a) of the Company Disclosure Schedule contains a list of the properties the Company or its Subsidiaries own (“Owned Properties”) and a list of the properties the Company or its Subsidiaries leases (as lessee) (“Leased Properties,” and collectively with the Owned Properties, the “Company Properties”). Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, the Company and its Subsidiaries own good, marketable and insurable fee or leasehold interests in each of the Company Properties, and the same are owned (or leased) free and clear of Encumbrances except for (a) liens, mortgages or deeds of trust, claims against title, options, rights of first offer or refusal, charges which are liens, security interests or other encumbrances (collectively, “Encumbrances”) on title as set forth in Section 3.21(a) of the Company Disclosure Schedule, (b) inchoate Encumbrances imposed for construction work in progress, including mechanics’ liens, workers’ or repairmen’s liens, or otherwise incurred in the ordinary course of business which (i) are not yet due and payable, (ii) are duly budgeted to be paid and (iii) do not materially detract from value of or do not adversely affect in any material respect the value, use or operation of the applicable Company Property, (c) property restrictions imposed or promulgated by legal requirements that do not adversely affect in any material respect the value, use or operation of the applicable Company Property, including zoning regulations, which, to the knowledge of the Company are not violated by the current use of the Company Properties, (d) matters disclosed on the current title reports or surveys (in either case copies of which title reports and surveys have been delivered to or made available to Acquiror) that do not adversely affect in any material respect the value, use or operation of the applicable Company Property, (e) real estate Taxes and special assessments not yet due and payable (except as are being contested in good faith by appropriate proceedings or for which reserves in accordance with generally accepted accounting practices have been set forth on the books of the relevant Company Property Owner), (f) ground leases, space leases or other occupancy agreements affecting a Company Property set forth in Section 3.21(a) of the Company Disclosure Schedule (which Schedule includes a true and correct rent roll for all space leases and residential leases) and (g) other Encumbrances set forth on the Company Disclosure Schedule. Except as would not have a Company Material Adverse Effect, valid policies of title insurance have been issued insuring the Company interest in each of the Company Properties, and no material claim has been made against any such policies.

(b) Except as set forth on Section 3.21(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice nor has knowledge to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar legal requirement is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

(c) With regard to any Leased Property where the Company or any Subsidiary holds a leasehold estate or is the lessor under any ground lease (a “Ground Lease”), the Company has made available to Acquiror true, complete and correct copies of all Ground Leases, including all amendments, modifications, supplements, renewals, extensions and guaranties related thereto. Each Ground Lease is a valid and subsisting lease and none of the Company or any Subsidiary, on the one hand, nor, to the knowledge of the Company or any Subsidiary, none of the other parties under the Ground Lease, on the other hand, is in default under any terms thereunder, except for such defaults that, individually in or in the aggregate, would not have a Company Material Adverse Effect.

(d) With regard to any Company Property where the Company or any Subsidiary is a party to a reciprocal easement agreement, operating agreement or similar agreement imposing obligations on, and granting rights to, a Company Property and an adjacent property owned by a third party (any such agreement, a “REA”), the Company has made available to Acquiror true, complete and correct copies of all REAs, including all amendments, modifications, supplements, renewals, extensions and guaranties related thereto. Each REA is a valid agreement and neither the Company nor any Subsidiary, on the one hand, nor, to the knowledge of the Company or any Subsidiary, none of the other parties to an REA, on the other hand, is in default under any terms thereunder, except for such defaults that, individually in or in the aggregate, would not have a Company Material Adverse Effect.

(e) There are no Tax abatements or exemptions specifically affecting the Company Properties, and neither the Company nor any Subsidiary has received any written notice of (and the Company and the Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments.

(f) Except as set forth on Section 3.21(f) of the Company Disclosure Schedule, each of the Company Properties is managed by the Company or a wholly-owned Subsidiary of the Company.

SECTION 3.22 Insurance. Section 3.22 of the Company Disclosure Schedule contains a list of all material insurance policies which are owned by the Company and its Subsidiaries and which name the Company or a Subsidiary as an insured, including without limitation, those which pertain to the assets, directors, officers, employees or operations of the Company or its Subsidiaries. There is no material claim by the Company or any Subsidiary pending under any such policies which has been denied by the insurer or being disputed by the insurers (excluding customary discussions regarding the actual dollar amount of loss with respect to particular claims). Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its Subsidiaries.

SECTION 3.23 Books and Records of the Company. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Acquiror, are materially complete and correct, accurately reflect in reasonable detail the transactions to which the Company or any Subsidiary is a party or by which its properties are bound in accordance with generally accepted accounting principles consistently applied and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of the Company contain materially accurate and complete records of all meetings held of, and actions taken by, the Company shareholders, the Board, and committees of the Board of the Company, and no meeting of any such shareholders, Board, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to Acquiror.

SECTION 3.24 Absence of Certain Changes. Except as provided in Section 3.24 of the Company Disclosure Schedule or disclosed in the Company SEC Reports, since June 30, 2006 (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; and (ii) there has not been any action taken by the Company or any Subsidiary during the period from June 30, 2006 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 5.1. Since June 30, 2006, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

SECTION 3.25 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in, or disclosed in the footnotes to, the Company’s audited consolidated balance sheets as of December 31, 2005 or June 30, 2006 included in the Company SEC Reports, and (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Affect.

SECTION 3.26 Disclosure. Neither this Agreement including any of its Schedules nor any certificate or other document furnished by the Company to the Acquiror or Merger Sub pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading. To the knowledge of the Company, there is no fact which has resulted in a Company Material Adverse Effect, or in the future would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of the Acquiror and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to the Acquiror or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

ACQUIROR AND MERGER SUB

Acquiror and Merger Sub hereby, jointly and severally, represent and warrant to the Company as of the date of this Agreement (except in the case of any representation or warranty that by its express terms is made as of another specified date) that, except as set forth on the corresponding section of the disclosure schedule delivered by the Acquiror and Merger Sub to the Company prior to the execution of this Agreement (the “Acquiror Disclosure Schedule”):

SECTION 4.1 Organization and Qualification. Each of the Acquiror and Merger Sub, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, operate or lease its properties and assets and to carry on its business as it is now being or will be conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent or materially delay or impair the ability of the Acquiror or Merger Sub to consummate the transactions contemplated hereby (an “Acquiror Material Adverse Effect”). The Acquiror and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing in each jurisdiction where the character of its properties owned, leased or operated by it or the management of properties for others or the conduct of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. The Parent beneficially owns all of the outstanding stock of Merger Sub free and clear of all Liens.

SECTION 4.2 Authority Relative to This Agreement. Each of Acquiror and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Acquiror and Merger Sub, the performance by each of the Acquiror and Merger Sub of its obligations under this Agreement, and the consummation by each of the Acquiror and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of the Acquiror, Merger Sub or Parent are necessary pursuant to their respective organizational documents, the laws of the jurisdiction in which the Acquiror was formed, and the MGCL to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Acquiror and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each such entity enforceable against such entity in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The board of directors of Parent and Parent, as the owner of all outstanding stock of Merger Sub, have approved this Agreement.

SECTION 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of, and performance by each of the Acquiror and Merger Sub of its obligations under, this Agreement do not and will not (i) conflict with or violate the respective organizational documents of Acquiror or Merger Sub, (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, material amendment or material acceleration of, any Contract to which the Acquiror or Merger Sub is a party or by which the Acquiror or Merger Sub or any of their respective properties are bound, except, in the case of clause (ii) of this subsection (a), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Acquiror and Merger Sub, the performance by each of Acquiror and Merger Sub of its obligations under this Agreement, and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except for (i) applicable requirements of the Exchange Act, and state securities, takeover and “blue sky” laws, (ii) applicable requirements of Canadian provincial securities laws and the rules of the Toronto Stock Exchange, (iii) any approvals or authorizations required by Section 6.8(b) or (c), and (iv) the filing with and the acceptance for record by the Department of the Articles of Merger as required by the MGCL and appropriate documents with the relevant authorities of other states in which the Acquiror is qualified to do business.

SECTION 4.4 Financial Statements. The audited consolidated financial statements of the Acquiror (including any notes related thereto) for the fiscal years ended December 31, 2005 and December 31, 2004 included in the Acquiror’s Annual Report filed with the Ontario Securities Commission have been prepared, and, any audited consolidated financial statements of the Acquiror (including any related notes thereto) filed with the Ontario Securities Commission after the date of this Agreement, will be prepared, in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Acquiror and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Acquiror (including any related notes thereto) for the quarter ending June 30, 2006 as filed with the Ontario Securities Commission have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Acquiror and its subsidiaries as of the date thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments that will not be material in amount or effect).

SECTION 4.5 Absence of Litigation. Except as disclosed in Section 4.6 of the Acquiror Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Acquiror, threatened against the Acquiror or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. Neither the Acquiror nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award which would, individually or in the aggregate, have an Acquiror Material Adverse Effect. As of the date of this Agreement, no investigation or review, including with respect to any accounting or disclosure practices of Acquiror or any of its Subsidiaries or any malfeasance by any executive officer or director of Acquiror, by any governmental authority, including the SEC, is pending or, to the knowledge of Acquiror, has been threatened against the Acquiror or any of its Subsidiaries.

SECTION 4.6 Brokers. No broker, finder or investment bank is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Acquiror or Merger Sub.

SECTION 4.7 Operations of Merger Sub. Merger Sub has been organized as a Maryland corporation solely for the purposes of effecting the Merger and the other transactions contemplated hereby, and prior to the Effective Time Merger Sub will have engaged in no other business activities and will have no material assets or liabilities other than as contemplated herein.

SECTION 4.8 Ownership of Shares of Sizeler Common Stock. Except as disclosed in the Amendment No. 2 to Schedule 13D filed by the Acquiror on August 11, 2006, none of the Acquiror, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any shares of Sizeler Common Stock or Sizeler Preferred Stock, and none of the Acquiror or Merger Sub or their respective affiliates holds any rights to acquire any shares of Sizeler Common Stock or Sizeler Preferred Stock except pursuant to this Agreement. In addition, except as contemplated by this Agreement, after the date of this Agreement, neither the Acquiror nor the Merger Sub, nor their executive officers or directors, nor any stockholder of the Acquiror who may be deemed to be an “affiliate” (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of the Acquiror, shall purchase or sell on the NYSE, or submit a bid to purchase or an offer to sell on the NYSE, directly or indirectly, any shares of Sizeler Common Stock, Sizeler Preferred Stock or any options, rights or other securities convertible into shares of Sizeler Common Stock.

SECTION 4.9 Financing. The Acquiror is concurrently with the entering into of this Agreement, entering into a commitment letter, dated as of the date hereof relating to the debt financing necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, which commitment letter is in full force and effect, a copy of which has been provided to the Company (the “Commitment Letter”). The Acquiror represents to the Company that it will have available to it internal funds and third party financing that, in the aggregate, will be sufficient to enable Acquiror and Merger Sub to make all necessary payments by them in connection with the Merger and the other transactions contemplated by this Agreement, including any amounts necessary to repay or refinance any outstanding indebtedness of the Company and its Subsidiaries to the extent such repayment or refinancing is required in connection with the transactions contemplated by this Agreement.

SECTION 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of the Acquiror, Merger Sub or any other person on behalf of the Acquiror or Merger Sub makes any other express or implied representation or warranty with respect to the Acquiror or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees as to itself and to any of its Subsidiaries of which the Company has, directly or indirectly, the power generally to direct or control the day-to-day management and policies thereof, whether through ownership of securities, by contract or otherwise (each, a “Controlled Subsidiary”), that, during the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement, as disclosed in Section 5.1 of the Company Disclosure Schedule, or as required by law, or unless Acquiror shall otherwise agree in writing, (A) the business of the Company and its Controlled Subsidiaries shall be conducted in the ordinary course of business and substantially in the same manner as heretofore conducted, (B) it shall make distributions at times and in amounts sufficient and take all actions necessary to continue to qualify as a REIT under the Code, (C) the Company and its Controlled Subsidiaries shall use reasonable commercial efforts to preserve their business organization, goodwill and their present relationships with persons with which the Company or any of its Controlled Subsidiaries has significant business relations, (D) continue to maintain, in all material respects, their properties in accordance with present practices in a condition, taken as a whole, reasonably suitable for their current use, and (E) neither the Company nor any of its Controlled Subsidiaries shall without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld or delayed):

(a) amend or otherwise change in any material respect any of its organizational documents;

(b) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any stock of the Company;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its equity securities or any securities convertible into or exercisable for any of its equity securities or any options, warrants, calls or rights with respect thereto, other than (A) the issuance of Sizeler Common Stock pursuant to the Company Option Plans in accordance with their present terms, (B) the issuance by a wholly-owned Subsidiary of its capital shares to its parent corporation, or (C) the issuance of Company Rights pursuant to the Company Rights Agreement in accordance with the terms thereof;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock, except (i) as expressly provided in Section 6.10 and (ii) any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or by a non-wholly owned Subsidiary of the Company to the extent required by its organizational documents;

(e) fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date of this Agreement, to the extent available on commercially reasonable terms;

(f) incur any indebtedness or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness incurred (A) in accordance with Section 5.1(f) of the Company Disclosure Schedule or (B) in the ordinary course of business consistent under existing lines of credit or (C) from guarantees by the Company of indebtedness of any of its wholly owned Subsidiaries incurred as permitted by this Section 5.1(f);

(g) except as disclosed in Section 5.1(g) of the Company Disclosure Schedule, acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any Contract for the acquisition of any real property, encumber real property or commence construction of, or enter into any Contract to develop or construct, new real estate projects;

(h) sell, lease, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to use commercially reasonable efforts to have such Lien removed within 30 days of the Company’s receipt of notice thereof) or otherwise dispose of, any of the Company Properties or Leased Properties, except in connection with a transaction disclosed in Section 5.1(h) of the Company Disclosure Schedule;

(i) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as disclosed in Section 5.1(i) of the Company Disclosure Schedule, or as otherwise required by law, (i) enter into any commitment to materially increase the benefits payable under any existing severance or termination benefit policy or employment agreement (other than in the ordinary course of business for Company Property related employees as required to be increased pursuant to the existing terms of any such policy or agreement), (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of the Company or any of its Subsidiaries, (iii) establish, adopt, amend, terminate or make any new awards under any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, except that the Company or any of its Subsidiaries may amend any such existing plan or arrangement if the effect of any such amendment is immaterial in respect of costs or benefits available under such plan or arrangement, or (iv) increase the compensation, bonus or other benefits payable to any director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(j) change the ownership of any of its Subsidiaries or merge or consolidate the Company or any of its Subsidiaries with any other person other than transfers from one subsidiary to another subsidiary or from the subsidiary to the Company;

(k) make any changes with respect to accounting policies or material procedures, except as required by changes in GAAP or as suggested or approved by the Company’s auditors;

(l) make or rescind any express or deemed material election relative to Taxes, unless such election or rescission is (i) required by law, (ii) necessary to preserve the status of the Company as a REIT or of any Subsidiary of the Company as a partnership for federal income tax purposes, (iii) beneficial to the Company or its Subsidiaries or (iv) consistent with elections historically made by the Company;

(m) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or between or among the Company and any of its Subsidiaries; and

(n) pay, discharge or satisfy any material liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice.

SECTION 5.2 Conduct of Business of the Acquiror Pending the Merger. The Acquiror covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement, as disclosed in Section 5.2 of the Acquiror Disclosure Schedule, or as required by law, or unless Company shall otherwise agree in writing, neither the Acquiror nor any of its Subsidiaries (including the Acquiror and Merger Sub) shall without the prior written consent of Company take any action that would prevent or materially impede the consummation of the Merger, including the obtaining of the financing necessary for the consummation of the Merger and the transactions contemplated by this Agreement.

SECTION 5.3 Assistance. From the date of this Agreement until the earlier of the Effective Date or the date of the termination of this Agreement, the Company and its Subsidiaries shall cooperate with the Acquiror, at the sole expense of the Acquiror, in connection with the Acquiror’s planning for the post-Closing integration of the business organizations of the Acquiror and the Company; provided, however, that neither the Company nor any of its Subsidiaries shall be required to engage in any transaction prior to the Effective Time. The Company agrees that it shall consult with the Acquiror in respect of the maintenance and/or renewal of any of the insurance policies held by the Company and its Subsidiaries.

SECTION 5.4 No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Acquiror, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Stockholders Meetings; Company Recommendation.

(a) The Company shall, as soon as reasonably practicable following the date of this Agreement, acting through the Company Board, (i) establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Sizeler Common Stock for the purpose of obtaining the Company Requisite Vote (the “Company Stockholders Meeting”) and (ii) use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the holders of the Sizeler Common Stock and to obtain the Company Requisite Vote. In addition, the Company shall as soon as reasonably practicable following the date of this Agreement, acting through the Company Board, seek to obtain the approval of the requisite holders of the Sizeler Series B Preferred Stock to the Merger. The Company Board shall recommend approval of the Merger by the stockholders of the Company as provided in Section 3.4 (the “Company Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Acquiror such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation including approving or recommending or proposing to approve or recommend a Company Acquisition Proposal or failing to recommend the approval of this Agreement; provided that the Company Board may withdraw, modify or change its recommendation with respect to the Merger and/or may fail to use such efforts only if it shall have first determined in good faith, after consultation with outside legal counsel to the Company, that its continued recommendation of the Merger and/or use of such efforts would be inconsistent with the duties of the directors of the Company under applicable law.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated.

(c) At the Company Stockholders Meeting, the Acquiror agrees to vote or cause to be voted all of the Sizeler Common Stock owned by the Acquiror or any of its affiliates in favor of this Agreement, the Merger and any of the other transactions contemplated by this Agreement.

SECTION 6.2 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) in preliminary form. The Company shall use all reasonable efforts to resolve as promptly as practicable any comments of the SEC with respect thereto. The Company shall notify the Acquiror promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and keep the Acquiror apprised of any new developments with respect to the SEC staff’s review of the Proxy Statement. If, at any time prior to the Effective Time, any information relating to the Acquiror, Merger Sub or the Company is discovered by the Acquiror or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

SECTION 6.3 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use commercially reasonable efforts to cause its Subsidiaries and their respective officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of the Acquiror reasonable access, consistent with applicable law, upon prior notice and at reasonable times, to its officers, employees, properties, offices and other facilities and to all books and records, and shall make reasonable efforts to furnish to the Acquiror financial, operating and other data and information as reasonably requested by the Acquiror in writing, through its officers, employees or authorized representatives, from time to time. It is expressly understood that the Acquiror and its agents shall conduct themselves in a manner so as not to interfere with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any person with which it has a business relationship, jeopardize the attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement, in the sole judgment of the Company’s President. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of the Acquiror and the Company will hold and treat and will cause their respective officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the other furnished or otherwise made available to such party in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated April 24, 2006, between the Company and the Acquiror (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.4 Company Acquisition Proposals.

(a) The Company agrees that (i) it and its Subsidiaries and its and their respective officers, directors and employees shall not and (ii) it shall use reasonable efforts to ensure that its investment bankers, attorneys, consultants or other agents or representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and its Subsidiaries or any proposal or offer to acquire or dispose of in any manner, an equity interest representing a 10% or greater economic interest in the Company, or assets, securities or ownership interests of or in, the Company or any of its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries, other than the Merger (any such proposal or offer being hereinafter referred to as a “Company Acquisition Proposal”); provided, however, that for purposes of references to a Company Acquisition Proposal in clause (B) of Section 8.2(b)(ii) and (iii) and the definition of Company Superior Proposal, the percentage 50% shall be substituted for the percentage 10%, (B) approve, agree to or recommend any Company Acquisition Proposal or enter into any agreement with respect to a Company Acquisition Proposal, (C) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to, a Company Acquisition Proposal, or (D) otherwise knowingly encourage or facilitate any effort or attempt to make or implement a Company Acquisition Proposal.

Subject to the rights of the Acquiror under Section 8.1(d)(ii), nothing contained in this Agreement (including the preceding paragraph) shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to a Company Acquisition Proposal, (ii) prior to the approval of the Merger by the Company’s stockholders in accordance with this Agreement, providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Company Acquisition Proposal if the Company Board receives from the person so requesting such information an executed confidentiality agreement containing confidentiality and other restrictions on terms at least as favorable to the Company as those contained in the Confidentiality Agreement, (iii) prior to the approval of the Merger by the Company’s stockholders in accordance with this Agreement, engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Company Acquisition Proposal, or (iv) prior to the approval of the Merger by the Company’s stockholders in accordance with this Agreement and following the receipt of a bona fide written Company Acquisition Proposal that did not result from a breach of this Section 6.4(a), (A) withdrawing, modifying or changing in any adverse manner the Company Recommendation or (B) recommending an unsolicited bona fide written Company Acquisition Proposal; if and only to the extent that in connection with the foregoing clauses (ii), (iii) and (iv) above, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that, (1) in the case of clause (iv) above only, such Company Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (any such more favorable Company Acquisition Proposal being referred to in this Agreement as a “Company Superior Proposal”) and (2) in the case of clauses (ii) and (iii) above only, there is a reasonable likelihood that such actions could lead to a Company Superior Proposal.

The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal (but the foregoing will not prevent further interaction with any such persons to the extent permitted by the preceding paragraph).

After the date of this Agreement, the Company shall promptly notify the Acquiror of the receipt of any Acquisition Proposal or any request for non-public information or inquiry that it reasonably believes will lead to a Company Acquisition Proposal.

(b) Notwithstanding anything in this Section 6.4 to the contrary, if, at any time prior to the approval of the Merger by the Company’s stockholders in accordance with this Agreement, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a Company Acquisition Proposal that was unsolicited, that such proposal is a Company Superior Proposal, the Company or the Company Board may terminate this Agreement; if (i) the Company Requisite Vote has not yet been received, and (ii) the Company has first given the Acquiror at least five (5) business days to respond to such Company Acquisition Proposal after the Company has notified the Acquiror that, in the absence of any further action by the Acquiror, the Company would consider such Company Acquisition Proposal to be a Company Superior Proposal and would terminate this Agreement, and given due consideration to any amendments or modifications to this Agreement proposed by the Acquiror during such period; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company prior to or concurrently with such termination pursuant to this Section 6.4(b) pays to the Acquiror the fee payable pursuant to Section 8.2(b).

SECTION 6.5 Employment and Employee Benefits Matters.

(a) From and after the Effective Time, the Acquiror shall assume and honor, or shall cause the Surviving Corporation to assume and honor, the obligations of the Company and its Subsidiaries under all existing Company Plans and the Acquiror or the Surviving Corporation, as the case may be, shall perform the obligations of the Company and its Subsidiaries under such Company Plans in the same manner and to the same extent that the Company and its Subsidiaries would have been required to perform hereunder; provided, however, that, except as otherwise explicitly provided herein, nothing herein shall be construed to prevent, on or following the Effective Time, (i) the termination of employment of any individual who immediately prior to the Effective Time was an employee of the Company or any of its Subsidiaries (such employees, the “Company Employees”) or (ii) the amendment or termination of any Company Plan to the extent permitted by the terms thereof and applicable law.

(b) For a period of one year following the Effective Time, the Acquiror shall, or shall cause the Surviving Corporation to arrange for each Company Employee that was participating in any of the Plans of the Company immediately before the Effective Time to receive employee benefits and compensation which shall be no less favorable, in the aggregate, to the benefits that were provided to the Company Employees prior to the Effective Time either by: (i) continuing the compensation and employee benefit plans provided to the Company Employees by the Company prior to the Effective Time (the “Existing Plans”) or (ii) enrolling the Company Employee in the Acquiror’s compensation and benefit plans as provided for in this Section 6.5 (the “Counterpart Plans”). Such participants shall receive full credit for years of service with the Company or any Subsidiary prior to the Effective Time for all purposes for which such service was recognized under the Plans. If Company Employees participate in Counterpart Plans for purposes of satisfying the obligations under this Section 6.5, Acquiror shall, or shall cause one of its subsidiaries to, waive all pre-existing conditions (to the extent waived under the applicable employee welfare benefit plans of the Company) otherwise applicable to employees of the Company under the Counterpart Plans. Acquiror shall give credit under those of its Counterpart Plans that are welfare benefit plans for all co-payments, waiting periods, deductibles and out-of-pocket maximums satisfied by employees (and their eligible dependents) of the Company and the Subsidiaries, in respect of the calendar year in which the Effective Time occurs. Notwithstanding the forgoing, Acquiror may continue one or more of the Plans, in which case Acquiror shall have satisfied its obligations hereunder with respect to the benefits so provided if the terms of the Plans which are continued are no less favorable, as a whole, than the terms of the Counterpart Plans (as applicable).

(c) The Acquiror acknowledges that a “change of control” or a “change in control,” as that term is used in any Company Plan that contains such term, shall occur at the Effective Time. Without limiting the generality of the foregoing, Acquiror agrees that, under the agreements with the individuals listed in Section 6.5(c) of the Company Disclosure Schedule, the Merger will constitute a “change in control” (as such term is defined under such agreements).

(d) For the period beginning on the Effective Time and ending on the Plan Conversion Date (as hereinafter defined), the Acquiror shall cause the Surviving Corporation to maintain those Company Plans that provide medical, prescription drug, dental, vision and disability benefits for active Company Employees. For purposes of this Section 6.6(d), “Plan Conversion Date” shall mean the first day of the first plan year following the Effective Time of the health plans for the Acquiror’s similarly situated employees.

SECTION 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer or employee may have under any Employment Agreement, indemnification agreement, Company Plan or otherwise, from the Effective Time through the sixth anniversary of the Effective Time, Acquiror shall cause the Surviving Corporation to, indemnify and hold harmless each individual who was (as of the Effective Time) a present or former officer or director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, without limitation, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, or (ii) matters existing or occurring at or prior to the Effective Time (including, without limitation, arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby). Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Acquiror or the Surviving Corporation within ten business days of receipt by Acquiror from the Indemnified Party of a request therefor, subject only to the provisions of undertakings required for such advancement by the MGCL.

(b) The charter and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties than are set forth in the Charter and the Bylaws in effect immediately prior to the execution of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period ending on the sixth anniversary of the Effective Time in any manner that would materially adversely affect the rights hereunder as of the Effective Time of any of the Indemnified Parties. Prior to the Effective Time, the Company shall have the option to obtain and fully pay for “tail” insurance policies with a claims period of up to six years from and after the Effective Time from its current insurance carriers or one or more insurance carriers with the same or better credit rating as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies an aggregate amount in excess of $750,000 (and to the extent the aggregate amount thereof would be in excess of $750,000, the Company may acquire such amount of insurance as may be obtained by such maximum amount or may acquire tail insurance corresponding to a lesser number of years up to such maximum amount). If the Company does not obtain such “tail” insurance policies as of the Effective Time, then Acquiror shall, or shall cause the Surviving Corporation to, maintain, at no expense to the beneficiaries, in effect until the sixth anniversary of the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (provided, that the Acquiror or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof); provided, however, that in no event shall Acquiror or the Surviving Corporation be required to expend for such policies an aggregate amount in excess of $750,000 (and to the extent the annual premium is in excess thereof, Acquiror or the Surviving Corporation will acquire such amount of insurance as may be obtained by such maximum premium amount). The Acquiror agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements with the Indemnified Parties entered into by the Company or any of its Subsidiaries prior to the date of this Agreement.

(c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against or involves any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

SECTION 6.7 Tax Matters.

(a) From the date of this Agreement until the Effective Time, each of the Company and its Subsidiaries will duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by law and properly granted by the appropriate authority, provided that the Company notifies the Acquiror that it or any of its subsidiaries is availing itself of such extensions, and provided, further, that such extensions do not adversely affect the Company’s status as a REIT under the Code. Any Tax Return filed pursuant to this Section 6.7(a) shall be prepared in a manner consistent with past practice. Neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any material Tax claim or material assessment of Tax or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries.

(b) Each party shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement.

SECTION 6.8 Further Action and Efforts.

(a) Subject to the terms and conditions of this Agreement, each party shall cooperate with the other and use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement, including the financing for the Merger. In furtherance and not in limitation of the foregoing, each party hereto agrees, to the extent necessary, to make an appropriate filing pursuant to any Antitrust Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Antitrust Law and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable.

(b) Each of Acquiror and Merger Sub on the one hand, and the Company on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain any requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable efforts to

(i) cooperate in all respects with each other in connection with any required filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other United States or foreign governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and 6.8(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of the Acquiror, Merger Sub and the Company shall use its reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.

SECTION 6.9 Public Announcements. Schedule 6.9 of the Company Disclosure Schedule sets forth the form of the initial public release concerning the transactions contemplated hereby which shall be jointly issued by the parties and thereafter each party shall use its reasonable efforts to allow each other party reasonable time to comment on press releases or announcements relating to the transactions contemplated by this Agreement in advance of their issuance, it being understood that the final form and content of any such release or announcement shall be at the final discretion of the disclosing party.

SECTION 6.10 Dividends.

(a) From and after the date of this Agreement, the Company shall not declare or pay any dividend or distribution to its stockholders except for (i) distributions required by the Code for the Company to maintain its REIT status or necessary to eliminate any federal Tax liability, (ii) quarterly distributions at a rate not in excess of $0.10 per share (the “Quarterly Rate”) of Sizeler Common Stock to the holders thereof prior to the Effective Time with record and payment dates in accordance with past practice and (iii) quarterly distributions to the holders of the Sizeler Series B Preferred Stock in accordance with and as required by the terms of such security. In the event that a distribution with respect to the Sizeler Common Stock permitted by this Section 6.10 (including pursuant to Section 6.10(b) below) has (1) a record date prior to the Effective Time and (2) has not been paid as of the Effective Time, the holders of Sizeler Common Stock shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article II of this Agreement.

(b) The Company shall declare a dividend (the “Closing Dividend”) on the outstanding Sizeler Common Stock, the record date for which shall be the close of business on the last business day prior to the

Effective Time. The Closing Dividend shall be an amount equal to the last quarterly dividend declared by the Company on a share of Sizeler Common Stock, multiplied by a fraction the numerator of which is the number of days elapsed in the calendar quarter in which the Effective Time occurs and the denominator of which is the total number of days in the calendar quarter in which the Effective Time occurs.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) the Company shall have obtained the Company Requisite Vote;

(b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restrains or enjoins the consummation of the Merger or makes such consummation illegal; and

(c) all consents, filings, approvals, orders or authorizations from any governmental authority required to consummate the Merger or any of the transactions contemplated hereby shall have been obtained or made without the imposition of material conditions, except for any such consents, filings, approvals, orders, or authorizations, the failure of which to have been obtained or made prior to the Effective Time would not, individually or in the aggregate, have a Company Material Adverse Effect or provide a reasonable basis to conclude that the parties or their respective directors or officers would be subject to the risk of criminal prosecution.

SECTION 7.2 Conditions to Obligations of the Acquiror and Merger Sub. The obligations of the Acquiror and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Company Material Adverse Effect, except where the failure of any such representations and warranties referred to above to be so true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(c) after the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and

(d) the Acquiror shall have received a certificate of the principal executive officer or the principal financial officer of the Company, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) the representations and warranties of the Acquiror and Merger Sub set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and immediately before the

Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Acquiror Material Adverse Effect, except where the failure of any such representations and warranties referred to above to be so true and correct, in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect;

(b) each of the Acquiror, the Surviving Corporation and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received certificates of the principal executive officer or the principal financial officer of each of the Acquiror and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Requisite Vote:

(a) by mutual written consent of the Acquiror and the Company;

(b) by written notice of either the Acquiror or the Company if:

(i) any governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party which has not used its reasonable efforts to cause such order, decree, ruling or other action to be lifted or otherwise taken action necessary to comply with Section 6.8;

(ii) the Effective Time shall not have occurred on or before December 31, 2006 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to the party seeking to terminate if any action of such party (or, in the case of the Acquiror, Merger Sub) or the failure of such party (or, in the case of the Acquiror, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; or

(iii) at the Company Stockholders Meeting or any adjournment or postponement thereof, the Company Requisite Vote is not obtained;

(c) by written notice of the Company:

(i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Acquiror or Merger Sub contained in this Agreement such that the condition set forth in either Section 7.3(a) or 7.3(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) thirty days following notice of such breach and (B) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) prior to the approval of the Merger by the stockholders of the Company in accordance with this Agreement, in accordance with, and subject to the terms and conditions of, Section 6.4(b);

(d) by written notice of the Acquiror:

(i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in either Section 7.2(a) or 7.2(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) thirty days following notice of such breach and (B) the Termination Date; provided, that the Acquiror shall not have the right to terminate this Agreement pursuant to this clause (i) if the Acquiror or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) if the Company Board shall have withdrawn, modified or changed in a manner adverse to the Acquiror its approval or recommendation of this Agreement or the Merger or shall have recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved to effect any of the foregoing.

SECTION 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.3(b) and 6.9, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

(b) (i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay the Acquiror Expense Reimbursement at or prior to the time of termination by wire transfer of same day funds.

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(b)(iii), and (A) prior to such termination any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a Company Acquisition Proposal, which proposal is not withdrawn prior to the Company Stockholders Meeting, and (B) within nine months of the termination of this Agreement pursuant to Section 8.1(b)(iii), the Company enters into an agreement with respect to such Company Acquisition Proposal or a transaction pursuant to which such Company Acquisition Proposal is consummated, then the Company shall pay the Acquiror Expense Reimbursement by wire transfer of same day funds on the consummation of such Company Acquisition Proposal.

(iii) In the event that this Agreement is terminated by the Acquiror pursuant to Section 8.1(d)(ii), and within nine months of the termination of this Agreement pursuant to Section 8.1(d)(ii) the Company enters into an agreement with respect to a Company Acquisition Proposal or a transaction pursuant to which a Company Acquisition Proposal is consummated, then the Company shall pay the Acquiror Expense Reimbursement by wire transfer of same day funds, on the date of the consummation of such Company Acquisition Proposal.

(iv) “Acquiror Expense Reimbursement” means the lesser of (A) $6,500,000 and (B) all of the costs and expenses incurred by the Acquiror or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement, minus any costs and expenses paid or payable pursuant to Section 8.3(a).

SECTION 8.3 Expenses.

(a) If this Agreement is terminated pursuant to Section 8.1(d)(ii), the Company shall pay to the Acquiror all of the costs and expenses incurred by the Acquiror or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $250,000 and if this Agreement is terminated pursuant to Section 8.1(b)(iii), the Company shall pay to the Acquiror all of the costs and expenses incurred by the Acquiror or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1,000,000, in each case, such payment to be made not later than five business days after being notified by the Acquiror of the amount of such costs and expenses (together with a reasonable breakdown and identification of the components thereof).

(b) Except as provided for in this Section 8.3 and otherwise specifically provided in this Agreement, each party shall bear its own expenses in connection with this Agreement, the Merger and the transactions contemplated hereby.

SECTION 8.4 Amendment. Subject to the provisions of Article 9, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote; provided, however, that, after receipt of the Company Requisite Vote, no amendment may be made which (a) by law requires the further approval of the stockholders of the Company or (b) reduces the amount or changes the form of Merger Consideration, in each case, without further approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law and compliance with the proviso in Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, including without limitation, the applicable provisions of Article II, VI, VIII, and this Article IX.

SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Acquiror or Merger Sub:

Revenue Properties Company Limited

55 City Centre Drive

Suite 800

Mississauga, ON L5B 1M3

Attention:	Beverley Flynn

Phone Number:	(905) 281-3800
Fax Number:	(905) 281-5957

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Attention:	William J. Braithwaite and Kenneth G. Pogrin

Phone Number:	(416) 869-5500
Fax Number:	(416) 947-0866

and with a copy (which shall not constitute notice) to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

Attention:	J. Allen Miller and Jonathan M.A. Melmed

Phone Number:	(212) 408-5100
Fax Number:	(212) 541-5369

if to the Company:

Sizeler Property Investors, Inc.

2542 Williams Boulevard

Kenner, Louisiana 70062

Attention:	Thomas A. Masilla, Jr.

Phone Number:	(504) 471-6260
Fax Number:	(504) 471-6364

with a copy (which shall not constitute notice) to:

DLA Piper Rudnick Gray Cary US LLP

6225 Smith Avenue

Baltimore, Maryland 21209

Attention:	Robert W. Smith, Jr., Esq.

Phone Number:	(410) 580-4266
Fax Number:	(410) 580-3266

SECTION 9.3 Certain Definitions. The terms used in this Agreement are defined in the sections referenced below:

Term	Cross-reference
Agreement	Introduction
Acquiror	Introduction
Acquiror Disclosure Schedule	Article IV
Acquiror Expense Reimbursement	Section 8.2(b)(iv)
Acquiror Material Adverse Effect	Section 4.1
Antitrust Law	Section 6.8(b)
Articles of Merger	Section 1.2
Bylaws	Section 3.2
Certificate	Section 2.1(a)(iv)
Charter	Section 3.2
Closing	Section 1.2
Closing Date	Section 1.2
Closing Dividend	Section 6.10(b)
Code	Section 3.9(b)
Commitment Letter	Section 4.9
Common Certificate	Section 2.1(a)(ii)
Company	Introduction
Company Acquisition Proposal	Section 6.4(a)
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Employees	Section 6.5(a)
Company Environmental Reports	Section 3.17(a)
Company Material Adverse Effect	Section 3.1
Company Option Plan	Section 2.3(a)
Company Options	Section 2.3(a)
Company Plans	Section 3.9(a)
Company Properties	Section 3.21(a)
Company Recommendation	Section 6.1(a)
Company Requisite Vote	Section 3.4(a)
Company Rights	Section 3.3(a)
Company SEC Reports	Section 3.7(a)
Company Stockholders Meeting	Section 6.1(a)
Company Superior Proposal	Section 6.4(a)
Confidentiality Agreement	Section 6.3(b)
Contract	Section 3.20(a)
Controlled Subsidiary	Section 5.1
Costs	Section 6.6(a)
Counterpart Plans	Section 6.5(b)
Department	Section 1.2
DOJ	Section 6.8(b)
Effective Time	Section 1.2
Encumbrances	Section 3.21(a)
Environmental Documents	Section 3.17(c)
Environmental Laws	Section 3.17(c)
Environmental Permits	Section 3.17(c)
ERISA	Section 3.9(a)
Exchange Act	Section 3.5(b)
Exchange Fund	Section 2.2(a)

Existing Plans	Section 6.5(b)
FTC	Section 6.8(b)
GAAP	Section 3.7(c)
Ground Lease	Section 3.21(c)
Indemnified Parties	Section 6.6(a)
Intellectual Property	Section 3.16
Leased Properties	Section 3.21(a)
Liens	Section 3.3(b)
Materials of Environmental Concern	Section 3.17(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Introduction
MGCL	Recitals
Option Amount	Section 2.3(a)
Owned Properties	Section 3.21(a)
Parent	Recitals
Paying Agent	Section 2.2(a)
Plan Conversion Date	Section 6.5(d)
Preferred Certificate	Section 2.1(a)
Proxy Statement	Section 6.2
Quarterly Rate	Section 6.10(a)
REA	Section 3.21(d)
REIT	Section 3.10(d)
Restricted Shares	Section 2.3(b)
Rights Agreement	Section 3.3(a)
SEC	Section 3.7(a)
Securities Act	Section 3.7(a)
Series B Cash Consideration	Section 2.1(a)(iii)
Series B Merger Approval	Section 2.1(a)(iii)
Sizeler Common Stock	Recitals
Sizeler Preferred Stock	Section 3.3(a)
Sizeler Series A Preferred Stock	Section 3.3(a)
Sizeler Series B Preferred Stock	Section 3.3(a)
Subsidiary	Section 3.1
Surviving Corporation	Section 1.1
Taxes	Section 3.10
Tax Return	Section 3.10
Termination Date	Section 8.1(b)(ii)

SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Acquiror Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any assignment in violation of this Agreement shall be void.

SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.5 and 6.6 which shall inure to the benefit of the persons or entities benefiting therefrom, who are intended to be third-party beneficiaries thereof.

SECTION 9.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF MARYLAND SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A MARYLAND FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

SECTION 9.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, SUIT, LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

SECTION 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11 Acquiror Guarantee. Acquiror agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Acquiror unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Merger Sub shall at all times be a direct or indirect Subsidiary of Acquiror. This is a guarantee of payment and performance and not collectibility. Acquiror hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11. Acquiror further waives, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Merger Sub, in connection with such performance.

SECTION 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “herein,” “hereof,” “hereto,” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular. The fact that any item of information is disclosed in the Acquiror Disclosure Schedule or the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information shall not be used as a basis for interpreting the term “Material Adverse Effect” or other similar terms in this Agreement. The parties to this Agreement have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 9.13 Obligations of Acquiror and Company. Whenever this Agreement requires a subsidiary of Acquiror to take any action, such requirements shall be deemed to include an undertaking on the part of Acquiror to cause such subsidiary to take such action. Whenever this Agreement requires a subsidiary of the Company to take any action, such requirements shall be deemed to include an undertaking on the part of the Company to cause such subsidiary to take such action.

SECTION 9.14 Survival; No Amendment. In the event that the Surviving Corporation or Acquiror or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the Acquiror, as the case may be, shall succeed to the obligations of the Surviving Corporation or the Acquiror, as the case may be, under this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including without limitation the applicable provisions of Article II, VI, VIII and IX. Notwithstanding anything contained herein to the contrary, from and after the Effective Time, this Agreement shall not be amended, modified or terminated in any manner that adversely affects the rights of any person (whether or not a party hereto) other than the Acquiror or the Surviving Corporation contained in the applicable provisions of Articles II, VI, VIII and IX.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

SIZELER PROPERTY INVESTORS, INC.

By:	/s/ Thomas A. Masilla, Jr.
Name:	Thomas A. Masilla, Jr.
Title:	President

REVENUE PROPERTIES COMPANY LIMITED

By:	/s/ K. (Rai) Sahi
Name:	K. (Rai) Sahi
Title:	Chairman & CEO

REVENUE PROPERTIES (SIZELER) INC.

By:	/s/ K. (Rai) Sahi
Name:	K. (Rai) Sahi
Title:	Chairman & CEO

Annex B

[LETTERHEAD OF COHEN & STEERS CAPITAL ADVISORS, LLC]

August 18, 2006

Members of the Board of Directors

Sizeler Property Investors, Inc.

2542 Williams Boulevard

Kenner, LA 70062

Gentlemen:

Cohen & Steers Capital Advisors, LLC (“Cohen & Steers”) understands that Sizeler Property Investors, Inc., a Maryland corporation (the “Company”) has entered into an agreement of plan and merger (the “Merger Agreement”) by and among a wholly owned subsidiary of Revenue Properties Company Limited (the “Acquiror”) and the Company, whereby the Company will merge with a wholly owned subsidiary of the Acquiror, (the “Transaction”) and pursuant to which each of the issued and outstanding shares of Company common stock will be converted into the right to receive $15.10 in cash (the “Merger Consideration”).

You have requested our opinion as to the fairness, from a financial point of view of the Merger Consideration to be received by the common stockholders of the Company in the Merger.

In connection with this opinion, Cohen & Steers has reviewed and considered such financial and other matters as Cohen & Steers has deemed relevant, including, among other things:

(i)	Reviewed certain publicly-available financial statements and other publicly available business and financial information relating to the Company;

(ii)	Reviewed certain due diligence information, including historical and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and prospects of the Company, as prepared by management of the Company;

(iii)	Reviewed certain historical unaudited property level operating statements of the Company, as prepared by the Company;

(iv)	Reviewed a draft of the Merger Agreement distributed on August 15, 2006, provided to us by management of the Company;

(v)	Conducted discussions with the management of the Company concerning the matters described herein, as well as the business and prospects of the Company.

(vi)	Reviewed the financial terms, to the extent available, of certain unrelated acquisition transactions that Cohen & Steers deemed relevant to its analysis;

(vii)	Reviewed financial and stock market data for publicly-traded companies that Cohen & Steers deemed relevant to its analysis;

(viii)	Performed various financial analyses as we deemed appropriate, using generally accepted analytical valuation methodologies; and

(ix)	Performed such other analyses and considered such other factors as Cohen & Steers deemed appropriate.

Cohen & Steers also has considered such other information, financial studies and analyses, investigations and financial, economic, market and trading criteria which it deemed relevant, including its knowledge of the real estate industry, as well as its experience in connection with similar transactions and securities valuation generally.

In arriving at its opinion, Cohen & Steers has assumed, at the direction of the Company, that the Merger will conform in all material respects with the draft Merger Agreement distributed on August 15, 2006 as reviewed by it and that all required financing will be available to the Acquiror at the times and in the amounts necessary to pay the Merger Consideration. Cohen & Steers has also assumed that all of the agreements provided to it in draft form are ultimately executed in final form consistent in all material respects with the drafts provided and that the Merger and all related transactions described in or contemplated by the Merger Agreement occur as described in and contemplated by such agreements.

In preparing its opinion, Cohen & Steers has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise made available to or discussed with Cohen & Steers including, without limitation, the items listed above as reviewed by Cohen & Steers, financial statements and financial projections, as provided by the management and/or representatives of the Company. With respect to financial information, financial projections and other information provided to or otherwise discussed with Cohen & Steers, Cohen & Steers has assumed and was advised by the management of the Company, that such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of the Company, as to the historical and expected future financial performance of the Company.

Cohen & Steers was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of such information, nor does it express any opinion with respect thereto. Cohen & Steers has relied upon the assurances of the management of the Company that they are not aware of any information or facts that would make the information provided or otherwise made available to Cohen & Steers incomplete, materially inaccurate or misleading with regard to the Company. Cohen & Steers has not independently verified such information, performed no audit of assets or liabilities, no physical inspection of any properties, did not attempt to assess or value any of the intangible assets of the Company (including goodwill) and made no appraisal of assets or liabilities, contingent or otherwise, including contractual rights or obligations, of the Company, or been furnished with any such appraisals.

In performing its analyses, Cohen & Steers made numerous assumptions with respect to general business and economic conditions that are beyond the control of those managing and operating the Company. The analyses performed by Cohen & Steers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

For the purposes of rendering its opinion, Cohen & Steers has assumed in all respects material to its analyses that the representations and warranties of the Company and each other party to any agreement entered into in connection with the Merger will be true and correct in all material respects, that the Company and each other party to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements and that all conditions to the consummation of the Merger will be satisfied without any modification or waiver thereof. Cohen & Steers has also assumed that all legal, governmental, regulatory, third party and other consents and approvals contemplated by the Merger will be obtained and that in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated Merger.

Cohen & Steers was not engaged to and did not review, nor is it expressing any opinion with respect to, any alternative merger, financing transaction or other strategic alternatives that may be available to the Company. Cohen & Steers’ opinion also does not address the merits of the underlying decision by the Company to engage in the Merger. Further, Cohen & Steers was not engaged to, and did not, assess or consider the tax, legal and accounting implications of the Merger to the Company or any stockholder of the Company.

Cohen & Steers’ opinion is necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to it, as of the date hereof. It should be understood that subsequent developments may affect Cohen & Steers’ opinion, and Cohen & Steers does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

Cohen & Steers’ has in the past provided financial advisory and financing services to the Company. For such services, we received customary fees, indemnification and expense reimbursement. In addition, our affiliate, Cohen & Steers Capital Management, Inc. (“CSCM”), is an investment advisor to certain entities that may own shares of the common stock or other securities of the Company. In the ordinary course of business, CSCM may engage in trading of equity securities issued by the Company, for its own account and/or for the accounts of others. Accordingly, CSCM may at any time or from time to time hold a position in such securities.

It is understood that this letter is solely for the limited use of the Company’s board of directors and does not constitute a recommendation as to how any member of the board of directors should vote with respect to the Merger. We have not been asked to, nor have we undertaken, valuing or opining on the fairness of the Merger Consideration to any particular individual or party.

Neither this letter nor Cohen & Steers’ opinion expressed herein may be reproduced, summarized, excerpted, quoted from, referred to or disclosed in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company without our prior written. Notwithstanding the foregoing, Cohen & Steers consents to the disclosure of this opinion in connection with the Company’s proxy statement relating to the Merger to the extent required by law.

Based upon and subject to all of the foregoing, Cohen & Steers are of the opinion that, as of the date hereof, the Merger Consideration to be received by the common stockholders of the Company in the Merger is fair, from a financial point of view, to such common stockholders.

Very truly yours,

/s/ COHEN & STEERS CAPITAL ADVISORS, LLC

Annex C

[LETTER HEAD OF WACHOVIA CAPITAL MARKETS, LLC]

August 18, 2006

Board of Directors

Sizeler Property Investors, Inc.

2542 Williams Boulevard

Kenner, LA 70062

Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the “Company Common Shares”), of Sizeler Property Investors, Inc., a Maryland corporation (the “Company”), of the Merger Consideration (as hereinafter defined) to be received by the holders of Company Common Shares (other than those of the Acquiror) pursuant to that certain Agreement and Plan of Merger, dated as of August 18, 2006 (the “Agreement”), by and among the Company, Revenue Properties Company Limited, a corporation formed under the laws of Ontario (the “Acquiror”), and Revenue Properties (Sizeler) Inc., a Maryland Corporation and wholly-owned subsidiary of the Acquiror (the “Merger Sub”).

Pursuant to the Agreement, the Company will be merged with and into Merger Sub and the separate existence of the Company will thereupon cease and Merger Sub will be the entity surviving such merger (the “Merger”). Pursuant to the Merger, each issued and outstanding Company Common Share will be converted into the right to receive an amount in cash equal to $15.10 (the “Merger Consideration”).

In arriving at our opinion, we have among other things:

–	Reviewed the Agreement, including the financial terms of the Agreement;

–	Reviewed the Annual Reports to Stockholders and Annual Reports on Form 10-K for the Company for the three years ended December 31, 2005;

–	Reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q for the Company;

–	Reviewed certain business, financial and other information, including financial forecasts, regarding the Company a portion of which was publicly available and a portion of which was furnished to us by management of the Company, and discussed the business and prospects of the Company with its management;

–	Participated in discussions and negotiations among representatives of the Company and the Acquiror and their legal advisors;

–	Reviewed the reported price and trading activity for the Company Common Shares;

–	Considered certain financial data for the Company and compared that data with similar data regarding certain other publicly traded companies that we deemed to be relevant;

–	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant; and

–	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.

In arriving at our opinion, we have relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and we have not assumed any

C-1

responsibility for any independent verification of such information and have assumed such accuracy and completeness for purposes of this opinion. With respect to the Company’s financial forecasts furnished to us by management of the Company, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of management as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, financial projections of the Company or the assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company or been provided with any such evaluations or appraisals.

In rendering our opinion, we have assumed that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the Merger or other actions contemplated by the Agreement in any way meaningful to our analysis. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Our opinion does not address the relative merits of the Merger or other actions contemplated by the Agreement compared with other business strategies or transactions that have been considered by the Company’s management, its Board of Directors or any committee thereof.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Directors of the Company in connection with the Agreement and will receive a fee for such services, a significant portion of which is payable upon consummation of the Merger. We will also receive a fee on delivery of this opinion, and this fee will be credited in full against any advisory fees paid in connection with the transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement.

Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business, for which we receive customary fees. In connection with the merger, Wachovia Securities may assist the Chairman of the Company in selling Company Common Shares. In addition, we may in the future provide banking and other financial services to the Acquiror and its affiliates. In the ordinary course of our business, we may trade in the securities of the Company, the Acquiror, and certain affiliates of the Acquiror for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the information and use of the Board of Directors of the Company in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement and does not and shall not constitute a recommendation to any holder of the Company Common Shares as to how such holder should vote in connection with the Agreement. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors we deem to be relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Shares (other than the Acquiror) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ WACHOVIA CAPITAL MARKETS, LLC

C-2

SIZELER PROPERTY INVESTORS, INC.

2542 Williams Boulevard, Kenner, Louisiana 70062

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS A. MASILLA, JR. AND GUY M. CHERAMIE and each or either of them, Proxies for the undersigned, with full power of subitution, to vote all shares of common stock, par value $0.0001 per share, of Sizeler Property Investors, Inc. which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at [Location], [Address], [City, State, Zip Code] on [Day], [Date], 2006 at [Time], local time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ON THE REVERSE SIDE, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED HEREIN WITH RESPECT TO ANY MATTER REFERRED TO IN PROPOSAL 3 ON THE REVERSE, IN EACH CASE, TO THE EXTENT ENTITLED TO VOTE THEREON. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. IF YOU ARE VOTING BY MEANS OF THIS PROXY CARD, THE PROXIES CANNOT VOTE SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(Continued and to be dated and signed on the reverse side.)

SIZELER PROPERTY INVESTORS, INC.

P.O. BOX 11163

NEW YORK, N.Y. 10203-0163

SIZELER PROPERTY INVESTORS, INC.		YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/siz		1-866-257-2288
• Go to the website address listed above.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.				• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.				• Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

1-866-257-2288

CALL TOLL-FREE TO VOTE

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

		FOR	AGAINST	ABSTAIN
1.	Proposal to approve the merger between Sizeler Property Investors, Inc. and Revenue Properties (Sizeler) Inc., a subsidiary of Revenue Property Companies Limited, substantially on the terms set forth in the Agreement and Plan of Merger, dated as of August 18, 2006, attached to the proxy statement as Annex A, as more fully described in the accompanying proxy statement.	☐	☐	☐		3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
							To Change your address, please mark this box.	☐
2.	Proposal to grant discretionary authority to each of the proxy holders to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.	☐	☐	☐

S C A N L I N E

Please date and sign your name exactly as it appears below and return this Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON STOCK CERTIFICATE(S). A corporation is requested to sign its name by its President or other authorized officer, with the office held so designated. A partnership should sign in the partnership name by an authorized person. Executors, trustees, administrators, etc. are requested to indicate the capacity in which they are signing. JOINT TENANTS SHOULD BOTH SIGN.

					Date		Share Owner sign here	Co-Owner sign here

SIZELER PROPERTY INVESTORS, INC.

2542 Williams Boulevard, Kenner, Louisiana 70062

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS A. MASILLA, JR. AND GUY M. CHERAMIE and each or either of them, Proxies for the undersigned, with full power of subitution, to vote all shares of 9.75% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share, of Sizeler Property Investors, Inc. which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at [Location], [Address], [City, State, Zip Code] on [Day], [Date], 2006 at [Time], local time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ON THE REVERSE SIDE, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED HEREIN WITH RESPECT TO ANY MATTER REFERRED TO IN PROPOSAL 3 ON THE REVERSE, IN EACH CASE, TO THE EXTENT ENTITLED TO VOTE THEREON. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. IF YOU ARE VOTING BY MEANS OF THIS PROXY CARD, THE PROXIES CANNOT VOTE SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(Continued and to be dated and signed on the reverse side.)

SIZELER PROPERTY INVESTORS, INC.

P.O. BOX 11163

NEW YORK, N.Y. 10203-0163

SIZELER PROPERTY INVESTORS, INC.		YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/siz		1-866-257-2288
• Go to the website address listed above.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.				• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.				• Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

1-866-257-2288

CALL TOLL-FREE TO VOTE

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

		FOR	AGAINST	ABSTAIN
1.	Proposal to approve the exchange of Sizeler’s 9.75% Series B Cumulative Redeemable Preferred Stock for cash.	☐	☐	☐		3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
							To Change your address, please mark this box.	☐
2.	Proposal to grant discretionary authority to each of the proxy holders to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.	☐	☐	☐

S C A N L I N E

Please date and sign your name exactly as it appears below and return this Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON STOCK CERTIFICATE(S). A corporation is requested to sign its name by its President or other authorized officer, with the office held so designated. A partnership should sign in the partnership name by an authorized person. Executors, trustees, administrators, etc. are requested to indicate the capacity in which they are signing. JOINT TENANTS SHOULD BOTH SIGN.

					Date		Share Owner sign here	Co-Owner sign here